UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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KILROY REALTY CORPORATION

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PROXY STATEMENT Kilroy Realty Corporation 2018

ON THE COVER A modern interpretation of a studio lot, Columbia Square is home to innovative companies from around the world. Built on the fabled grounds of CBS in Hollywood, California, it’s a media village that heralds historic and Class A workspaces, collaborative indoor/outdoor environments, walkable shopping and classic urban living. It’s a second act with impressive gusto. COLUMBIA SQUARE

KILROY REALTY CORPORATION

12200 W. Olympic Boulevard, Suite 200

Los Angeles, California 90064

April 12, 2018

To Our Fellow Stockholders:

On behalf of the entire Board of Directors of Kilroy Realty Corporation (NYSE: KRC), we are pleased to present you with KRC’s 2018 Proxy Statement and invite you to attend KRC’s 2018 annual meeting of stockholders to be held on May 23, 2018.

KRC had another exceptional year in 2017 dominated by strong leasing activity in both our stabilized and development portfolios. We ended the year 95% occupied for the third consecutive year and signed the largest single office lease in San Francisco history. At year-end, the office component of our $1.45 billion of development under construction was more than 60% leased and we believe that the Company is well-positioned to continue to create significant value for our stockholders.

We reported strong financial results. Total revenues increased 11.9% and, when adjusted for one-time items, funds from operations per share grew 3.8%. Mid-year, we increased our annual dividend by 13.3%, to $1.70 per share. For the year, our common stock delivered a 4.3% total return to stockholders, outperforming both the SNL US Office REIT and BBG REIT Office Property Indices.

We also continued to maintain a conservative balance sheet. We completed the early redemption of approximately $700 million in debt and preferred stock, issued $765 million in new debt and equity, and increased our unsecured credit facilities to $900 million, with an accordion feature that expands the facilities to $1.5 billion, all on more favorable terms. We also continued our strategy of capital recycling, selling $187 million of non-core assets during the year.

Our commitment to corporate social responsibility and sustainability remained firm. We updated our Board membership criteria to include diversity, specifically gender and ethnicity, formed a Corporate Social Responsibility and Sustainability Committee of the Board to address non-financial issues that are of significance to the Company and its stockholders, and continued to implement industry-leading sustainability practices, which again were recognized by the U.S. Green Building Council, the Global Real Estate Sustainability Benchmark (GRESB), the U.S. Environmental Protection Agency (EPA) and the National Association of Real Estate Investment Trusts (NAREIT), among others.

Since our 2017 annual meeting of stockholders, our senior management team, and in some cases our Lead Independent Director and Chair of our Compensation Committee, and the Chair of our Governance Committee, actively engaged with stockholders owning collectively more than 60% of our outstanding common stock. These meetings provide an important platform to receive feedback on a wide range of topics, including market conditions, corporate strategy and corporate governance practices. We appreciate this dialogue and the feedback we received and are committed to maintaining open lines of communication with investors.

The accompanying proxy materials contain detailed information about the matters on which you are being asked to vote at the 2018 annual meeting. We urge you to read the materials carefully and vote in accordance with the Board’s recommendations. Your vote is very important to us.

Sincerely,

John Kilroy
Chair of the Board, President and Chief Executive Officer

Edward Brennan, PhD
Lead Independent Director

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on our current expectations, beliefs and assumptions, and are not guarantees of future performance. Forward-looking statements are generally identified through the inclusion of words such as “believe,” “expect,” “goals” and “target” or similar statements or variations of such terms and other similar expressions. Numerous factors could cause actual future performance, results and events to differ materially from those indicated in the forward-looking statements, including, among others: global market and general economic conditions and their effect on our liquidity and financial conditions and those of our tenants; adverse economic or real estate conditions generally, and specifically, in the States of California and Washington; risks associated with our investment in real estate assets, which are illiquid, and with trends in the real estate industry; defaults on or non-renewal of leases by tenants; any significant downturn in tenants’ businesses; our ability to re-lease property at or above current market rates; costs to comply with government regulations, including environmental remediation; the availability of cash for distribution and debt service and exposure to risk of default under debt obligations; increases in interest rates and our ability to manage interest rate exposure; the availability of financing on attractive terms or at all, which may adversely impact our future interest expense and our ability to pursue development, redevelopment and acquisition opportunities and refinance existing debt; a decline in real estate asset valuations, which may limit our ability to dispose of assets at attractive prices or obtain or maintain debt financing, and which may result in write-offs or impairment charges; significant competition, which may decrease the occupancy and rental rates of properties; potential losses that may not be covered by insurance; the ability to successfully complete acquisitions and dispositions on announced terms; the ability to successfully operate acquired, developed and redeveloped properties; the ability to successfully complete development and redevelopment projects on schedule and within budgeted amounts; delays or refusals in obtaining all necessary zoning, land use and other required entitlements, governmental permits and authorizations for our development and redevelopment properties; increases in anticipated capital expenditures, tenant improvement and/or leasing costs; defaults on leases for land on which some of our properties are located; adverse changes to, or implementations of, applicable laws, regulations or legislation, as well as business and consumer reactions to such changes; risks associated with joint venture investments, including our lack of sole decision-making authority, our reliance on co-venturers’ financial condition and disputes between us and our co-venturers; environmental uncertainties and risks related to natural disasters; and our ability to maintain our status as a REIT; and the other factors discussed in the risk factors section of Kilroy Realty Corporation’s most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. All forward-looking statements are based on currently available information and speak only as of the date on which they are made. We assume no obligation to update any forward-looking statement that becomes untrue because of subsequent events, new information or otherwise, except to the extent we are required to do so in connection with our ongoing requirements under federal securities laws.

KILROY REALTY CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Wednesday, May 23, 2018 at 8:30 a.m. local (Pacific) time

Place:	Our principal executive offices at 12200 West Olympic Boulevard, Suite 200, Los Angeles, California 90064.

Items of Business:	1.	Elect as directors the six nominees named in the attached Proxy Statement.

	2.	Approve, on an advisory basis, the compensation of our named executive officers.

	3.	Ratify the appointment of Deloitte & Touche LLP as our independent auditor for the year ending December 31, 2018.

Record Date:

The Board of Directors has fixed the close of business on March 15, 2018 as the record date for determining the stockholders entitled to receive notice of and to vote at the 2018 annual meeting of stockholders (the “Annual Meeting”), or any adjournment(s) or postponement(s) thereof.

Proxy Voting:

Your vote is very important to us. Whether or not you plan to attend the Annual Meeting, we urge you to submit your proxy or voting instructions as soon as possible to ensure your shares are represented at the Annual Meeting. If you attend the Annual Meeting and vote in person, your proxy or voting instructions will not be used.

By Order of the Board of Directors,

Tyler Rose

Executive Vice President,

Chief Financial Officer and Secretary

April 12, 2018

Los Angeles, California

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

The Notice of Annual Meeting, Proxy Statement and our 2017 Annual Report on Form 10-K are available at www.proxyvote.com.

You are encouraged to access and review all of the important information contained in our proxy materials before voting.

Proxy Summary

This section highlights information about Kilroy Realty Corporation (“we,” “our,” “us” or the “Company”) and its Board of Directors (the “Board”) that is contained elsewhere in this Proxy Statement. This section does not contain all of the information that you should consider and you should read the entire Proxy Statement before voting.

BUSINESS HIGHLIGHTS

We had another successful year in 2017 dominated by strong leasing activity in both our stabilized and development portfolios. Our highly experienced leadership team, led by John Kilroy (who brings nearly 50 years of experience to the organization), continued to invest in both existing and new value-creating opportunities and delivered solid financial results while maintaining a strong balance sheet. In addition to our already strong leadership team, most of whom have been with the Company for over 15 years, we added key personnel in 2016 and 2017, deepening our expertise in the pursuit and execution of large, multi-use projects, including those in the life science sector, and positioning us well for the future.

In addition, our total shareholder return (“TSR”)(2) for the five-year period ended December 31, 2017 of 81.6% not only outperformed the SNL US REIT Office Index, the BBG REIT Office Property Index and the MSCI US REIT Index, but also our peer group,(3) as shown below.

	TSR for the One- Year Period Ended December 31, 2017	TSR for the Three- Year Period Ended December 31, 2017	TSR for the Five- Year Period Ended December 31, 2017
Kilroy Realty Corporation	4.3%	18.5%	81.6%
Peer Group(3)	7.9%	28.6%	79.1%
SNL US REIT Office Index	2.7%	15.6%	55.3%
BBG REIT Office Property Index	2.2%	12.8%	50.5%
MSCI US REIT Index	5.1%	17.1%	56.5%

More information on the Company’s 2017 performance is detailed on pages 23 through 25.

(1)

The debt to EBITDA ratio is calculated as the Company’s consolidated debt balance for the applicable period, divided by the Company’s EBITDA, as adjusted, for such period. See Appendix A for a definition of EBITDA, as adjusted, and a reconciliation of net income available to common stockholders computed in accordance with GAAP to EBITDA, as adjusted.

(2)	For purposes of this Proxy Statement, total stockholder returns are calculated assuming dividend reinvestment.
(3)	The companies included in the peer group are identified on page 44.

YEAR-END OCCUPANCY AND % LEASED 95.2% and 96.9% Year-End Occupancy Above 95% for Third Consecutive Year TOTAL LEASES EXECUTED 2.9MM SF Includes a 736,000 SF lease with Dropbox, Inc., the largest office lease in San Francisco history DIVIDEND GROWTH 13.3% 21% Increase over Two-Year Period YEAR-END DEBT / EBITDA(1) 5.4x Lowest in Company History

Proxy Summary

2017 Target Total Direct Compensation (CEO) 2017 Target Total Direct Compensation (other NEOs) At Risk 87% Base Salary 13% Annual Cash Incentive 28% Annual Long-Term Incentive 59% Performance Based: 73% At Risk 81% Base Salary 19% Annual Cash Incentive 24% Annual Long-Term Incentive 57% Performance Based: 63%

COMPENSATION HIGHLIGHTS

Our Executive Compensation Committee (the “Compensation Committee”) approved the 2017 compensation arrangements for our named executive officers identified on page 21 (our “NEOs”). Below are highlights of our 2017 compensation arrangements for our NEOs from the Compensation Discussion and Analysis (the “CD&A”) section of this Proxy Statement:

NEO Compensation Remained Flat

•   No base salary increase for 2017.

•   No increase in target or actual short-term incentives for 2017.

•   No increase in grant date fair value of annual long-
term incentive awards granted for 2017 (as these values are approved by the Compensation Committee and used to determine the number of shares subject to the awards).

•   Stephen Rosetta, our EVP, CIO, was hired during 2017 and his compensation levels were determined when he joined the Company.

Enhanced Operating and Financial Goals

•   Key operating and financial goals used to determine 2017 short-term incentives for our NEOs were generally set at levels above the performance goals used for 2016. See the discussion on page 30.

•   The FFO target goal used in the 2017 long-term incentive award for our NEOs was set above the performance target goal used for 2016.

•   Three-year performance measures under our 2017 annual performance-based long-term incentive equity awards included a TSR measure, a performance measure based on FAD per share growth, and a third performance measure based on our average ratio of debt to EBITDA.

Continued Emphasis on Long-Term Incentive Awards and Performance-Based Compensation

•   Equity compensation is the largest component of each NEO’s total compensation opportunity.

•   Approximately three-quarters of the 2017 annual equity award for CEO is subject to performance-based vesting   requirements and include a performance measure indexed to our relative TSR.

•   Approximately two-thirds of the 2017 annual equity awards for our other NEOs are subject to performance-based vesting   requirements and include a performance measure indexed to our relative TSR.

•   Approximately 87% of our CEO’s target TDC(4) for 2017 was not guaranteed but rather was tied to performance.

•   Approximately 81% of our other NEOs’ target TDC (excluding Mr. Rosetta, who was hired in 2017) for 2017 was not   guaranteed but rather was tied to performance.

(4)

As used in this Proxy Statement, “target TDC” means the executive’s base salary, target annual cash incentive and grant date fair value (based on the value approved by the Compensation Committee and used to determine the number of shares subject to the award) of annual long-term incentive awards granted to the executive in 2017.

Proxy Summary

CORPORATE GOVERNANCE HIGHLIGHTS

The Company is committed to good corporate governance, which promotes the long-term interests of stockholders, strengthens accountability of the Board and helps build public trust in the Company. Highlights include the following:

Independent Board Leadership and Practices

•  Lead Independent Director with a well-defined role and robust responsibilities

•  Majority of directors are independent (5 out of 6 current directors)

•  Established a Corporate Social Responsibility and Sustainability Committee in April 2018 responsible for advising the Board and consulting with and generally advising management on matters related to, among other things, sustainability, diversity and inclusion, philanthropy and community involvement, good corporate citizenship, health and wellness, and other non-financial issues that are of significance to the Company and its stockholders

•  Commitment to Board refreshment with three new independent directors in the last four years

•  Commitment to include women and individuals from minority groups in the qualified pool from which new director candidates are selected

•  Average independent director tenure of 6.4 years

•  Comprehensive risk oversight practices, including cybersecurity and insurance

•  Strategic update from the CEO is a standing Board agenda item

•  Regular executive sessions of independent directors

•  Regular Board and committee self-evaluations

•  Succession Planning Committee oversees regular succession planning efforts

•  CEO may only serve on the board of directors of one other public company

•  All key Board committees are composed of independent directors

Robust Stockholder Rights

•  Stockholder proxy access amended in 2017 to align with emerging best practices and respond to stockholder feedback

•  Majority voting for directors in uncontested elections

•  Annual director elections (declassified Board)

•  Annual Say-on-Pay voting

•  Stockholder right to call a special meeting

•  Stockholder right to amend Bylaws by a majority vote

•  No stockholder rights plan

Best Practices Compensation and Governance Practices

•  Minimum stock ownership guidelines for executives

•  Minimum stock ownership guidelines for non-employee directors

•  Stock holding requirements

•  Anti-hedging policy

•  Anti-pledging policy

•  Clawback policy

•  Related party transactions policy

•  No single trigger change in control provisions

•  No excise tax gross-ups

•  No repricing of underwater stock options without stockholder approval

•  Regular engagement with investors, including discussions since our 2017 annual meeting of stockholders with stockholders who together own more than 60% of our outstanding common stock

Proxy Summary

CORPORATE SOCIAL RESPONSIBILITY AND SUSTAINABILITY HIGHLIGHTS

The Company and its Board maintain a focus on corporate social responsibility. We continuously look for new and better ways to foster a diverse and inclusive work environment, improve employee health and safety, engage our surrounding communities and minimize our environmental impact, all while creating value for our stockholders. As a result, in April 2018, we formed a Corporate Social Responsibility and Sustainability Committee of our Board (which we also refer to as the “CSR&S Committee”). Below are some recent highlights of our diversity and sustainability initiatives. For additional information, see “Corporate Governance — Corporate Social Responsibility and Sustainability” beginning on page 13.

Diversity at the Company

•

We have several women in key leadership roles, including the EVP, Life Science, the EVP, Chief Accounting Officer, the Controller and the Treasurer, among others, and 51% of supervisors at the Company are women.

•	We strive to have a workforce that reflects the diversity of qualified talent that is available in the markets that we serve.

Diversity on the Board

•

We updated our Corporate Governance Guidelines and Board Membership Criteria to include diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience.

•

Our Governance Committee and Board will endeavor to include women and individuals from minority groups in the qualified pool from which new director candidates are selected the next time that the Board undergoes Board refreshment.

•	One of six directors (or 17%) is female and she is the Chair of the Company’s CSR&S Committee.

Sustainability

We remain a committed leader in the effort to building and operating environmentally sound properties, which has resulted in wide recognition amongst our peers.

INDUSTRY LEADING COMMITMENT TO SUSTAINABILITY
ONE OF ONLY THREE NORTH AMERICAN REAL ESTATE COMPANIES LISTED IN THE Dow Jones Sustainability World Index	RANKED BY GRESB AS 1st In Sustainability Performance Among 49 North American Office Real Estate Companies (4 years in a row)	WINNER OF NAREIT’S 2017 Leader in the Light Award In the Office Category (4 years in a row)

ONE OF ONLY 163 COMPANIES OUT OF APPROXIMATELY 15,000 TO RECEIVE THE U.S. EPA’s

ENERGY STAR

Partner of the Year Award

(5 years in a row)

AND ONE OF ONLY 108 COMPANIES OUT OF THE

163 ENERGY STAR PARTNER OF THE YEAR AWARD
RECIPIENTS TO RECEIVE THE DESIGNATION OF

Sustained Excellence

The EPA’s Highest Honor

(3 years in a row)

EARNED THE HIGHLY COMPETITIVE GRESB Green Star Ranked in Top 25% of Companies Worldwide in Sustainability Performance (5 years in a row)

Gender Diversity Ethnic Diversity Women 57% Diverse 39%

Voting Information

VOTING MATTERS AND BOARD RECOMMENDATIONS

Our Board is soliciting your proxy to vote on the following matters at our Annual Meeting to be held at 8:30 a.m. local (Pacific) time on Wednesday, May 23, 2018 at our principal executive offices located at 12200 West Olympic Boulevard, Suite 200, Los Angeles, California 90064, and any adjournments or postponements of the Annual Meeting:

		Vote Required	Board Recommendation	Page
Proposal No. 1	Election of Six Director Nominees	Majority of Votes Cast	FOR	1
Proposal No. 2	Advisory Approval of Compensation of NEOs	Majority of Votes Cast	FOR	7
Proposal No. 3	Ratification of Appointment of Deloitte & Touche LLP as Independent Auditor for 2018	Majority of Votes Cast	FOR	9

HOW TO CAST YOUR VOTE

Internet	Phone	Mail	In Person
Follow the instructions provided in the notice or separate proxy card or voting instruction form you received.	Follow the instructions provided in the separate proxy card or voting instruction form you received.	Send your completed and signed proxy card or voting instruction form to the address on your proxy card or voting instruction form.	Ballots will be provided to anyone who attends and wants to vote at the Annual Meeting.

On April 12, 2018, the proxy materials for our Annual Meeting, including this Proxy Statement and our 2017 Annual Report on Form 10-K (the “2017 Annual Report”), were first sent or made available to our stockholders entitled to vote at the Annual Meeting.

Proposal 1 – Election of Directors

The Board presently consists of six directors. Each director is serving a term that continues until the Annual Meeting and until his or her successor is duly elected and qualified. As further described below, our Board has selected all six of our incumbent directors for re-election at the Annual Meeting.

NOMINEES FOR DIRECTOR

Upon the recommendation of the Nominating/Corporate Governance Committee (the “Governance Committee”), the Board nominated John Kilroy, Edward Brennan, PhD, Jolie Hunt, Scott Ingraham, Gary Stevenson and Peter Stoneberg for election to the Board for a term continuing until the annual meeting of stockholders to be held in 2019 and until their respective successors are duly elected and qualified. All of our director nominees are currently directors of the Company and were previously elected to serve on the Board by our stockholders. In this Proxy Statement, references to “John Kilroy” or our CEO are to John B. Kilroy, Jr.

Except as otherwise instructed, proxies solicited by this Proxy Statement will be voted “FOR” the election of each of the nominees to the Board. The nominees have consented to be named in this Proxy Statement and to serve as directors if elected. If any nominee of the Board is unable to serve, or for good cause will not serve, as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for any other persons that may be designated by the Board. As of the date of this Proxy Statement, the Board has no reason to believe that any of the director nominees named above will be unable or unwilling to stand as a nominee or to serve as a director if elected.

BOARD COMPOSITION

Board Snapshot

The following provides a snapshot of our six director nominees:

Kilroy Realty Corporation	1

TENURE INDEPENDENCE AGE DIVERSITY 5 of 6 director nominees are independent 0-4 years 5-11 years 11+ years <60 years 60-65 years > 65 years Women 83% 17% Men

Proposal 1 – Election of Directors

Director Nominee Skills, Experience and Background

We believe each of the six director nominees possess the professional and personal qualifications necessary for effective service as a director. In addition to each nominee’s specific experience, qualifications and skills, we believe that each nominee has a reputation for integrity, honesty and adherence to high ethical standards and has demonstrated business acumen and an ability to exercise sound business judgment. We believe all nominees have a commitment to the Company and to building long-term stockholder value. The following chart shows a summary of the director nominees’ skills and core competencies:

Target Tenant Industry Experience 6/6 directors Knowledge and experience with the top five industries that make up the majority of our tenant base (Technology; Life Science & Healthcare; Media; and F.I.R.E. — Finance, Insurance and Real Estate) Executive Leadership 6/6 directors Leadership role as company CEO or President Public Company Board Service 3/6 directors Experience as a board member of another publicly traded company REIT Experience 3/6 directors Knowledge of the REIT industry in which we compete and the issues facing REITs Investment Experience 5/6 directors Relevant investment, strategic and deal structuring experience Financial Literacy/Accounting Experience 4/6 directors Financial or accounting experience and an understanding of financial reporting, internal controls and compliance Finance/Capital Markets Experience 5/6 directors Experience navigating our capital-raising needs Risk Management Experience 6/6 directors Experience overseeing and managing company risk Advanced Degree/Professional Accreditation 4/6 directors Possesses an advanced degree or other professional accreditation that brings additional perspective to our business and strategy

2	Kilroy Realty Corporation

Proposal 1 – Election of Directors

DIRECTOR NOMINEES

John Kilroy • President, Chief Executive Officer and Chair of the Board • Age: 69 • Director Since 1996 • Committees: CSR&S

John Kilroy was elected to serve as our Chair of the Board (“Chair”) in February 2013 and has been our President, CEO and a director since our incorporation in September 1996. Having led its private predecessor, Kilroy Industries, in a similar capacity, he became its President in 1981 and was elected CEO in 1991. Mr. Kilroy has been involved in all aspects of commercial real estate acquisition, entitlement, development, construction, leasing, financing and dispositions for the Company and its predecessor since 1967. With Mr. Kilroy’s expertise and guidance, the Company entered the San Francisco and Seattle markets in 2009 and 2010, respectively, very early in the cycle. Mr. Kilroy has actively led the Company to become one of the premier landlords on the West Coast with one of the largest LEED-certified portfolios, spanning some of the strongest markets in the country, from Seattle to San Diego.

Mr. Kilroy currently serves on the board of directors of MGM Resorts International (NYSE: MGM) and on the Policy Advisory Board for the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley. He is a member of the National Association of Real Estate Investment Trusts (“NAREIT”), and a member of The Real Estate Roundtable. Mr. Kilroy previously served on the board of governors of NAREIT, the board of New Majority California and as Chairman of New Majority Los Angeles. He is a past trustee of the El Segundo Employers Association, Viewpoint School, Jefferson Center for Character Education and the National Fitness Foundation. He was also a member of the San Francisco America’s Cup Organizing Committee. Mr. Kilroy attended the University of Southern California.

Specific Qualifications, Attributes, Skills and Experience:

Mr. Kilroy was nominated to serve on our Board because of his more than 50 years of experience with our Company and its predecessor, including 21 years as our President and CEO and approximately 16 and six years as our predecessor’s President and CEO, respectively, as well as his experience in acquiring, owning, developing and managing real estate, and his service on the board of governors of a national real estate trade organization.

Kilroy Realty Corporation	3

Proposal 1 – Election of Directors

Edward Brennan, PhD • Lead Independent Director • Age: 66 • Director Since 2003 • Committees: Audit, Compensation (C), Governance

Edward Brennan, PhD has been a member of our Board since July 2003 and our Lead Independent Director since March 2014. He is currently the acting CEO and a director of Abram Scientific, a privately held medical diagnostics company. Until March 2014, Dr. Brennan was CEO of Nexus Dx, Inc. (“Nexus”), a medical diagnostics company located in San Diego, California. In November 2011, Nexus was acquired by Samsung Electronics Co., Ltd. from ITC Nexus Holding Company, where Dr. Brennan had been Chief Integration Officer following the merger of Nexus and International Technidyne Corporation. Previously, he was President and Chief Operating Officer of CryoCor, Inc. until June 2008, when the company was sold to Boston Scientific Corporation. From January 2004, he served as chairman of HemoSense Inc. until its sale to Inverness Medical Innovations in November 2007. While a director of HemoSense since 2000, he was also a Managing Partner of Perennial Ventures, a Seattle-based venture capital firm beginning in 2001. Prior to that time, he served as Vice President at Tredegar Investments. Dr. Brennan has participated in the development, management and financing of new medical technology ventures for over 30 years, including scientific and executive positions with Syntex, Inc., UroSystems, Inc., Medtronic Inc., DepoMed Systems, Inc. and CardioGenesis Corp. Dr. Brennan also serves on the board of directors of several private companies and previously served on the Board of Trustees of Goucher College, Baltimore, Maryland. Dr. Brennan holds Bachelor’s Degrees in Chemistry and Biology and a PhD in Biology from the University of California, Santa Cruz.

Specific Qualifications, Attributes, Skills and Experience:

Dr. Brennan was nominated to serve on our Board because of his executive management and board of directors experience with both public and private companies and specifically, his over 30 years of experience with companies in the health sciences and medical industries, which have historically been target tenants of the Company.

Jolie Hunt • Director • Age: 39 • Director Since 2015 • Committees: Compensation, Governance, CSR&S (C)

Jolie Hunt has been a member of our Board since May 2015. She is the CEO of Hunt & Gather, a marketing and communications agency that helps launch startup ventures, revive the strategic marketing and communications efforts of established brands and utilizes discreet influencer relations to pair like-minded people and places together where there is mutual benefit. Before founding Hunt & Gather in 2013, Ms. Hunt served as Chief Marketing & Communications Officer for AOL, Inc. from 2012 to 2013, and held the role of Senior Vice President, Global Head of Brand & Public Relations at Thomson Reuters from 2008 to 2012. Prior to that time, Ms. Hunt was the Global Director of Corporate & Business Affairs at IBM Corporation from 2006 to 2008 and served as Director of Public Relations for the Financial Times from 2002 to 2006. Ms. Hunt currently serves on the boards of The Lowline and the Civilian Public Affairs Council for West Point Military Academy. Ms. Hunt earned a Bachelor’s Degree in Mass Communication from Boston University and completed the Global Executive Program at Dartmouth University Tuck School of Business and Spain’s IE Business School in 2010.

Specific Qualifications, Attributes, Skills and Experience:

Ms. Hunt was nominated to serve on our Board because of her significant marketing and communications experience, knowledge about trends in the media, entertainment and technology world and the use of technology to advance company brands, which she acquired through her experience working with multiple multinational corporations and as the founder and Principal of Hunt & Gather. The Board believes these positions and experience bring additional, unique skills, perspective and connections to our Board.

4	Kilroy Realty Corporation

Proposal 1 – Election of Directors

Scott Ingraham • Director • Age: 64 • Director Since 2007 • Committees: Audit (C), Governance

Scott Ingraham has been a member of our Board since June 2007. He is the co-owner of Zuma Capital, a firm engaged in private equity and angel investing. He was the co-founder (1999), Chairman and CEO of Rent.com, an Internet-based multi-family real estate site, before it was sold to eBay in 2005. Mr. Ingraham was also a co-founder and previously served as the President and CEO of Oasis Residential (“Oasis”), a public apartment REIT founded in 1992 that merged with Camden Property Trust (“Camden”) in 1998. In addition to serving on the Company’s Board, Mr. Ingraham serves on the board of trust managers of Camden, NYSE: CPT (since 1998), the audit committee of Camden (for six years previously and beginning again in 2016) and the board of directors of RealPage, Inc., RP: NASDAQ (since 2012). He also served on the board of directors of LoopNet, LOOP: NASDAQ, for six years before it was acquired by Co-Star in 2012. Prior to co-founding Oasis, Mr. Ingraham’s career was devoted to real estate finance, mortgage and investment banking. He earned a Bachelor’s Degree in Business Administration from the University of Texas at Austin in 1976.

Specific Qualifications, Attributes, Skills and Experience:

Mr. Ingraham was nominated to serve on our Board because he possesses extensive financial and real estate knowledge based on his experience as Chairman and CEO of Rent.com, President and CEO of Oasis, a member of the board of trustees and a member of the nominating and corporate governance committee, audit committee and compensation committee of Camden, a member of the board of directors and audit committee of LoopNet and a member of the board of directors and audit committee of RealPage, Inc.

Gary Stevenson • Director • Age: 61 • Director Since 2014 • Committees: Compensation, Governance

Gary Stevenson has been a member of our Board since May 2014. Mr. Stevenson has been President and Managing Director of MLS Business Ventures of Major League Soccer since July 2013. Prior to such time, Mr. Stevenson served as President of PAC-12 Enterprises (“Pac-12”) from 2011 to 2013, where he managed a diversified and integrated company, including the Pac-12 Networks and Pac-12 Properties. Before joining Pac-12, Mr. Stevenson was Chairman and CEO of OnSport Strategies, a sports and entertainment consulting company that he founded in 1997 and later sold to Wasserman Media Group in 2007. From 2007 to 2010, Mr. Stevenson served as Principal for Wasserman Media Group to help handle the integration of OnSport Strategies. Mr. Stevenson previously also served as President of NBA Properties, Marketing and Media for the National Basketball Association from 1995 to 1997, as Chief Operating Officer and Executive Vice President of the Golf Channel from 1994 to 1995 and as Executive Vice President, Business Affairs for PGA Tour from 1987 to 1994. Mr. Stevenson received his Bachelor’s Degree from Duke University and his Master’s Degree in Business Administration from George Washington University.

Specific Qualifications, Attributes, Skills and Experience:

Mr. Stevenson was nominated to serve on our Board because of his extensive business and operational experience, including his founding role at OnSport Strategies, and his roles as President of Pac-12 and currently as President and Managing Partner of MLS Business Ventures of Major League Soccer. The Board believes these positions and Mr. Stevenson’s entrepreneurship success bring a diverse set of skills, experiences and relationships to our Board.

Kilroy Realty Corporation	5

Proposal 1 – Election of Directors

Peter Stoneberg • Director • Age: 62 • Director Since 2014 • Committees: Audit, Governance (C), CSR&S

Peter Stoneberg has been a member of our Board since May 2014. Mr. Stoneberg is currently Managing Partner of Velocity Ventures, LLC (“Velocity Ventures”), a merchant banking and M&A advisory firm that he founded in 2000. From 2000 to 2006, Mr. Stoneberg was with Bank of America Capital Investors (“BACI”), a private equity firm where he was an investment partner specializing in growth and buyout capital for public and private technology companies. Mr. Stoneberg also served as Senior Managing Director of Montgomery Securities, where he founded and led the Technology M&A group, beginning in 1994 until its acquisition by Bank of America in 1999. Previously, Mr. Stoneberg served in various other investment banking and management roles, including as Managing Director of Broadview Associates, Co-Founder and President of Data/Voice Solutions Corp and Product Marketing Manager for IBM and ROLM Corp. He was also an investor and on the board of directors of Cupertino Electric, Osprey Ventures, Historic Motorsports Productions, Saleslogix Corp. and Netcom Systems. Additionally, Mr. Stoneberg has served as a founder of the San Francisco America’s Cup Organizing Committee and Chair of the Investment Committee of the St. Francis Sailing Foundation. Mr. Stoneberg received his Bachelor’s Degree in Business from the University of Colorado and has completed the Stanford Law School Directors’ College.

Specific Qualifications, Attributes, Skills and Experience:

Mr. Stoneberg was nominated to serve on our Board because of his significant relationships, experience with and knowledge of large and small companies in the high-technology industry, particularly those within the San Francisco Bay Area, which have become target tenants of the Company. Mr. Stoneberg also possesses extensive knowledge in the areas of raising equity and debt capital, and mergers and acquisitions based on his experience at BACI, Montgomery Securities and Velocity Ventures. Mr. Stoneberg also has experience as an active board member at three companies, including as a member of the audit and compensation committees of Netcom Systems and Cupertino Electric.

VOTE REQUIRED

Each director nominee will be elected at the Annual Meeting if he or she receives a majority of the votes cast with respect to his or her election (that is, the number of votes cast “FOR” the nominee must exceed the number of votes cast “AGAINST” the nominee). The majority voting standard does not apply, however, in a contested election where the number of director nominees exceeds the number of directors to be elected at an annual meeting of stockholders. In such circumstances, directors will instead be elected by a plurality of all the votes cast in the election of directors at the annual meeting at which a quorum is present. The election of directors at the Annual Meeting is not contested.

Under Maryland law, if an incumbent director is not re-elected at a meeting of stockholders at which he or she stands for re-election, then the incumbent director continues to serve in office as a holdover director until his or her successor is elected. To address this “holdover” issue, our Bylaws provide that if an incumbent director is not re-elected due to his or her failure to receive a majority of the votes cast in an uncontested election, the director will promptly tender his or her resignation as a director, subject to acceptance by the Board. The Governance Committee will then make a recommendation to our Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. Our Board will act on the Governance Committee’s recommendation and publicly disclose its decision, along with its rationale, within 90 days after the date of the certification of the election results.

RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

6	Kilroy Realty Corporation

Proposal 2 – Advisory Approval of Our Executive Compensation

We are asking our stockholders to provide advisory approval of the compensation of our NEOs (as identified in the CD&A) as such compensation is disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables, the narratives accompanying those tables and the CD&A). This is commonly referred to as a “Say-on-Pay” vote.

Our executive compensation philosophy is designed to achieve the following objectives:

•

To set total compensation to be competitive with companies in our peer group identified on page 44, taking into account our active portfolio management strategy and the skill set required to implement that strategy;

•

To align executive compensation with the Company’s corporate strategies, business objectives and the creation of long-term value for our stockholders without encouraging unnecessary or excessive risk taking;

•

To provide an incentive to achieve key strategic and financial performance measures by linking short-term incentive award opportunities to the achievement of corporate and operational performance objectives in these areas;

•	To provide a majority of target total direct compensation (“TDC”)(5) for our NEOs in the form of long-term incentive equity awards; and

•	To help the Company attract, retain and incentivize talented and experienced individuals in the highly competitive West Coast employment and commercial real estate markets.

Our Compensation Committee approved the 2017 compensation arrangements for our NEOs. Below are highlights of the 2017 compensation arrangements for our NEOs from the CD&A section of this Proxy Statement.

•

Base Salaries, Annual Short-Term Incentives and Annual Long-Term Incentives Remained Flat. None of our NEOs employed by us at the start of the year received a 2017 base salary increase, an increase in target or actual short-term incentive for 2017, or an increase in the grant date value of their annual long-term incentive awards granted for 2017 (as these values are approved by the Compensation Committee and used to determine the number of shares subject to the awards). Mr. Rosetta’s compensation levels were determined when he joined the Company.

•

Annual Short-Term Incentives Based on a Performance Measurement Framework. The Compensation Committee continued to make final short-term incentive determinations based on a rigorous performance measurement framework that measures the Company’s actual performance against pre-set financial and operational goals and each NEO’s contribution to such goals. Based on the Company’s performance (as reflected on pages 32-33), the Compensation Committee determined that the final 2017 short-term incentives for our NEOs would be above target levels but less than maximum. See “Short-Term 2017 Incentives — Decisions for 2017” on pages 30-31 for more information about how the goals are set and the Company’s performance.

•

Majority of Target TDC is “At Risk”. Approximately 87% of our CEO’s and approximately 81% of our other NEOs’ (excluding Mr. Rosetta who was hired in 2017) target TDC for 2017 was not guaranteed but rather was tied directly to the performance of the Company, the Company’s stock price and/or individual performance, as shown in the pay mix charts on page 26.

•

Majority of Target TDC is in the Form of Long-Term Incentives. The most significant component of each NEO’s total compensation opportunity is in the form of long-term incentive awards that vest over a three-year period. In 2017, approximately 59% of our CEO’s (and approximately 57% of our other NEOs’ excluding Mr. Rosetta) target TDC was in the form of a long-term incentive award. The purpose of this weighting is to further align the interests of our NEOs with those of our stockholders.

•

Majority of Annual Long-Term Incentives are Performance-Based. In 2017, nearly three-quarters of our CEO’s (and approximately two-thirds of each of our other NEOs’) annual long-term incentive award was subject to performance-based vesting requirements that cliff-vest at the end of a three-year performance period, subject to continued service through the end of such performance period, and includes a performance measure indexed to our relative TSR over that period. The balance of each NEO’s total annual long-term incentive award vests ratably in annual installments over a three-year vesting period, subject to continued service through the applicable vesting date.

(5)

As used in this Proxy Statement, “target TDC” and “target total direct compensation” mean the executive’s base salary, target short-term incentive and grant date fair value (based on the value approved by the Compensation Committee and used to determine the number of shares subject to the award) of annual long-term incentive awards granted to the executive in 2017.

Kilroy Realty Corporation	7

Proposal 2 – Advisory Approval of Our Executive Compensation

We also maintain a range of executive compensation and governance-related policies, listed beginning on page 45, that we believe reflect current best practices.

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related rules of the SEC, our Board requests your advisory Say-on-Pay vote to approve the following resolution at our Annual Meeting:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement pursuant to the Securities and Exchange Commission’s executive compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis” section, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.”

This vote is an advisory vote only and will not be binding on the Company, the Board or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, the Board or the Compensation Committee. However, the Compensation Committee will consider the outcome of this vote when making future compensation decisions for our NEOs.

The Company’s current policy is to provide our stockholders with an advisory Say-on-Pay vote to approve the compensation of our NEOs each year at the annual meeting of stockholders. It is expected that the next advisory Say-on-Pay vote will be held at the 2019 annual meeting of stockholders.

VOTE REQUIRED

The compensation of our NEOs will be approved, on an advisory basis, if a majority of the votes cast at the Annual Meeting are cast in favor of the proposal.

RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE RESOLUTION APPROVING, ON AN ADVISORY BASIS, THE COMPENSATION OF THE COMPANY’S NEOs.

8	Kilroy Realty Corporation

Proposal 3 – Ratification of Appointment of Independent Auditor

We are seeking stockholder ratification of our appointment of Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, as our independent auditor for the fiscal year ending December 31, 2018. Deloitte has served as our independent auditor since 1995 when the Company was privately held and has continued to serve as such since the Company’s initial public offering in January 1997 and, prior to the Annual Meeting, the Audit Committee is expected to re-appoint Deloitte as our independent auditor for the year ending December 31, 2018.

Additional information about Deloitte, including the fees we paid to Deloitte in fiscal years 2017 and 2016, can be found in this Proxy Statement under the caption “Audit and Non-Audit Fees.” The report of the Audit Committee included in this Proxy Statement under the caption “Audit Committee Report” also contains information about the role of Deloitte with respect to the audit of the Company’s annual financial statements.

A representative of Deloitte is expected to be present at our Annual Meeting, be available to respond to appropriate questions and will have the opportunity to make a statement, if desired.

Stockholder ratification of the appointment of Deloitte as our independent auditor is not required by our Bylaws or otherwise. However, the Board is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the appointment, the Audit Committee may reconsider whether or not to retain Deloitte. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

VOTE REQUIRED

Ratification of the appointment of Deloitte as our independent auditor will be approved if a majority of the votes cast at the Annual Meeting are cast in favor of the proposal.

RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT AUDITOR FOR FISCAL 2018.

Kilroy Realty Corporation	9

Corporate Governance

The Company is committed to good corporate governance, which promotes the long-term interests of stockholders, strengthens accountability of the Board and helps build public trust in the Company. Highlights include the following:

Independent Board Leadership and Practices

•   Lead Independent Director with a well-defined role and robust responsibilities

•   Majority of directors are independent (5 out of 6 current directors)

•   Established a Corporate Social Responsibility and Sustainability Committee in April 2018 responsible for advising the Board and consulting with and generally advising management on matters related to, among other things, sustainability, diversity and inclusion, philanthropy and community involvement, good corporate citizenship, health and wellness, and other non-financial issues that are of significance to the Company and its stockholders

•   Commitment to Board refreshment with three new independent directors in the last four years

•   Commitment to include women and individuals from minority groups in the qualified pool from which new director candidates are selected

•   Average independent director tenure of 6.4 years

•   Comprehensive risk oversight practices, including cybersecurity and insurance

•   Strategic update from CEO is a standing Board agenda item

•   Regular executive sessions of independent directors

•   Regular Board and committee self-evaluations

•   Succession Planning Committee oversees regular succession planning efforts

•   CEO may only serve on the board of directors of one other public company

•   All key Board committees are composed of independent directors

Robust Stockholder Rights

•   Stockholder proxy access amended in 2017 to align with emerging best practices and respond to stockholder feedback

•   Majority voting for directors in uncontested elections

•   Annual director elections (declassified Board)

•   Annual Say-on-Pay voting

•   Stockholder right to call a special meeting

•   Stockholder right to amend Bylaws by a majority vote

•   No stockholder rights plan

BOARD COMPOSITION AND GOVERNANCE

Director Attendance

During 2017, the Board held four meetings. All directors who served on the Board during 2017 attended at least 75% of the total number of meetings of the Board and meetings of the Board committees on which each director served that were held during the period of the director’s service during the year. Directors are encouraged to attend in person the annual meeting of stockholders of the Company. All directors attended the 2017 annual meeting of stockholders.

Independent Directors

Under the corporate governance rules of the New York Stock Exchange (the “NYSE”), a majority of the members of the Board must satisfy the NYSE criteria for “independence.” No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). The Board has determined that each of Dr. Brennan, Ms. Hunt and Messrs. Ingraham, Stevenson and Stoneberg is independent under the current listing standards of the NYSE. In addition, pursuant to our Bylaws, each of Dr. Brennan, Ms. Hunt and Messrs. Ingraham, Stevenson and Stoneberg, comprising at least a majority of the members of the Board, is not an employee, officer or affiliate of the Company or any of its subsidiaries or divisions, or a relative of a principal executive officer, and is not an individual member of an organization acting

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Corporate Governance

as an advisor, consultant or legal counsel receiving compensation from the Company in addition to director’s fees. In this Proxy Statement, we refer to each of Dr. Brennan, Ms. Hunt and Messrs. Ingraham, Stevenson and Stoneberg as our “Independent Directors.”

Independent Director Meetings

The Independent Directors meet regularly in executive session without the presence of management. These meetings are generally held on the date of each regularly scheduled Board meeting and on an as-needed basis. Dr. Brennan, our Lead Independent Director, presides over these meetings.

Board Leadership Structure and Lead Independent Director

Our Corporate Governance Guidelines and our Bylaws permit the roles of Chair and CEO to be filled by the same or different individuals. Our Board believes it is important to select our Chair and our CEO in the manner it considers in the best interests of the Company and our stockholders at any given point in time. The Independent Directors on our Board assess the role of Chair and CEO annually to ensure that the Company’s leadership structure best fits the Company’s specific circumstances and short and long-term challenges.

At this time, our Board believes that the Company and our stockholders are best served by having Mr. Kilroy serve as our Chair and CEO. Mr. Kilroy’s combined role as Chair and CEO demonstrates clearer accountability and provides a single leader who speaks with one voice to our stockholders, tenants, partners, employees, other stakeholders and the public. The combined Chair and CEO role also enhances transparency between management and our Board by serving as an efficient and effective bridge for communication between the Board and management on significant business developments and time-sensitive matters, and provides unified leadership for carrying out our strategic initiatives and business plans. The combined Chair and CEO role is balanced by the number of independent directors serving on our Board, our independent committee Chairs and our Lead Independent Director.

Our Corporate Governance Guidelines provide that if the Chair is also our CEO, or if the Chair is not otherwise an Independent Director, the Independent Directors will appoint annually from amongst themselves a Lead Independent Director. Dr. Brennan is currently our Lead Independent Director and brings to this role considerable skills and experience, as described above in “Proposal 1 — Election of Directors.” The role of our Lead Independent Director is designed to further promote the independence of our Board and appropriate oversight of management and to facilitate free and open discussion and communication among the Independent Directors.

The responsibilities of our Lead Independent Director are clearly delineated in our Corporate Governance Guidelines and include:

•	Presiding at all meetings of our Board at which the Chair is not present, including executive sessions of the Independent Directors;

•	Serving as liaison between the Chair and the Independent Directors;

•	Approving information sent to our Board;

•	Approving agendas for meetings of our Board;

•	Approving meeting schedules of our Board to ensure that there is sufficient time for discussion of all agenda items;

•	Developing agendas for and calling meetings of the Independent Directors when necessary or appropriate; and

•	Being available for consultation and direct communication if requested by major stockholders.

We believe this current leadership structure with the combined Chair and CEO leadership role and a Lead Independent Director enhances our Board’s ability to provide insight and direction on important strategic initiatives and, at the same time, promotes effective and independent oversight of management and our business.

Kilroy Realty Corporation	11

Corporate Governance

Board Oversight of Risk

Our Board is actively involved in risk oversight and the Board as a whole directly oversees strategic, operating, financial and liquidity risks. Operational, financial and strategic presentations by management to the Board include consideration of the challenges and risks to our business, and the Board and management actively engage in discussion on these topics. In addition, our Board has delegated oversight for specific areas of risk exposure to committees of our Board as follows:

•

Audit Committee. Reviews specific critical accounting issues with management and the overall impact that those issues may have on our financial position and risk profile. Discusses legal and compliance matters and assesses the adequacy of our risk-related internal controls, which includes an annual review of our fraud risk assessment as part of its general oversight responsibility for the quality and integrity of our financial statements and accounting internal controls. The Audit Committee also oversees the Company’s cybersecurity and insurance risks and preparedness.

•

Compensation Committee. Structures our executive compensation programs so as to appropriately reward executives for operating performance and growth without undue risk taking and oversees, among other things, the assessment and management of risks related to the Company’s compensation plans and policies. The Compensation Committee has evaluated our compensation policies and programs and believes that our compensation policies and practices provide appropriate incentives and controls and are not reasonably likely to have a material adverse effect on the Company.

•

Governance Committee. Oversees Board processes and corporate governance-related risks and reviews all Related Party Transactions and Principal Party Transactions, each as defined below under “Other Matters — Certain Relationships and Related Transactions,” including the risks relating to those transactions impacting the Company.

•

Corporate Social Responsibility and Sustainability Committee. Oversees and considers reputational and related business risks corresponding to our corporate social responsibility initiatives, including sustainability, diversity and inclusion, philanthropy and community involvement, good corporate citizenship, health and wellness, and other non-financial issues that are of significance to the Company and its stockholders.

•	Succession Planning Committee. Reviews and evaluates risks associated with leadership development and CEO and other key executive succession.

At each regular meeting of our Board, the Chair of each committee reports to the full Board regarding the matters reported and discussed at any committee meetings, including any matters relating to risk assessment or risk management. Our CEO, Chief Financial Officer, Chief Operating Officer, Chief Accounting Officer and Senior Vice President, Corporate Counsel regularly attend meetings of these committees when they are not in executive session and often report on matters that may not be otherwise addressed at these meetings. In addition, our directors are encouraged to communicate directly with members of management regarding matters of interest, including matters related to risk, at times when meetings are not being held.

Our Board believes that the process it has established to administer the Board’s risk oversight function would be effective under a variety of leadership frameworks and, therefore, does not have a material effect on our choice of the Board’s leadership structure described above under “Board Leadership Structure and Lead Independent Director.”

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to our directors, officers (including our CEO, Chief Financial Officer, Chief Accounting Officer and other members of senior financial management), employees, agents and consultants. This Code of Business Conduct and Ethics satisfies the requirements of a “code of business conduct and ethics” under the NYSE listing standards and a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and applicable rules of the Securities and Exchange Commission (the “SEC”). This Code of Business Conduct and Ethics is available in the Investors — Overview — Corporate Governance section of the Company’s website at http://www.kilroyrealty.com. Amendments to, or waivers from, a provision of this Code of Business Conduct and Ethics that apply to the Company’s directors or executive officers, including our CEO, Chief Financial Officer, Chief Accounting Officer, Controller and other members of senior financial management, may be made only by the Board or a Board committee and will be promptly posted on our website to the extent required by applicable SEC rules and NYSE listing standards.

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Corporate Governance

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines, which provide the framework for the governance of our Company and represent the Board’s current views with respect to selected corporate governance issues considered to be of significance to our stockholders. The Corporate Governance Guidelines direct our Board’s actions with respect to, among other things, Board composition and director qualifications, selection of the Chair of the Board and the Lead Independent Director, establishment of the Board’s standing committees, director stock ownership guidelines, succession planning and the Board’s annual performance evaluation. A current copy of the Corporate Governance Guidelines is available in the Investors —Overview — Corporate Governance section of our website at http://www.kilroyrealty.com.

Succession Planning

Pursuant to our Corporate Governance Guidelines, our Board and our CEO review succession planning, management performance and management development on a regular basis. To facilitate this succession planning oversight by the Board, the Board has established an ad hoc Succession Planning Committee of the Board that is responsible for reviewing the Company’s succession planning and management performance and development. The members of the Succession Planning Committee are Messrs. Kilroy and Stevenson and Dr. Brennan, with Mr. Stevenson serving as its Chair. The Succession Planning Committee reviews potential internal candidates with our CEO, including the qualifications, experience and development priorities for these individuals, and provides recommendations to our Board regarding potential CEO successors and reviews their development plans. Directors also engage with potential CEO and key management personnel successors at Board and committee meetings and in less formal settings to allow directors to personally assess potential successor candidates.

Our Board also maintains an emergency CEO succession plan. The plan will become effective in the event our CEO becomes unable to perform his or her duties in order to minimize potential disruption or loss of continuity to the Company’s business and operations. The Succession Planning Committee reviews the emergency succession plan periodically and makes recommendations to the Board regarding any changes or updates to the emergency succession plan.

Corporate Social Responsibility and Sustainability

Operating in a responsible and sustainable manner plays an important role in our business. Management and our Board, through the Corporate Social Responsibility and Sustainability Committee established in April 2018, take seriously their responsibility to oversee and advance the Company’s corporate social responsibility and sustainability initiatives and recognize that community engagement and sustainable operations benefit all of our constituencies and are key to preserving our Company’s value and credibility. We believe that our governance foundation, coupled with our strong environmental and socially focused initiatives and accomplishments, stand out in our industry and create long-term value for our stockholders.

Commitment to Diversity at the Company and on the Board

We are focused on creating a diverse and inclusive workforce. Our priority is to attract, develop and retain the best talent, foster an inclusive culture and embrace diversity. Our employees are the foundation of our success and we strive to have a workforce that reflects the diversity of qualified talent that is available in the markets that we serve. As of December 31, 2017, women comprised 57% and minorities comprised 39% of the Company’s total workforce, and women comprised 51% of employees in supervisory roles at the Company. Additionally, the Company has several women in key leadership roles, including the EVP, Life Science, the EVP, Chief Accounting Officer, the Controller and the Treasurer, among others.

We are also committed to diversity at the Board level. Our Board will consider diversity, including gender and ethnicity, when considering nominations to the Board and will endeavor to include women and individuals from minority groups in the qualified pool from which new director candidates are selected the next time that the Board undergoes Board refreshment. The Board’s objective is to have a Board comprised of individuals who by occupation, background and experience are in a position to make a strong, positive contribution to the Company and its stockholders.

Kilroy Realty Corporation	13

Corporate Governance

Commitment to Sustainability

We continue to be recognized for our industry leading sustainability practices.

•	Ranked 1st in sustainability performance among 49 North American office real estate companies by GRESB, our fourth year in a row achieving a number one ranking

•	Earned the highly competitive GRESB “Green Star” designation in each of the last five years for ranking in the top 25% of companies worldwide in sustainability performance

•	One of only 163 companies selected from approximately 15,000 applicants to receive the U.S. EPA’s annual ENERGY STAR Partner of the Year Sustained Excellence Award, the U.S. EPA’s highest honor

•	A winner of NAREIT’s 2017 Leader in the Light Award in the Office category for the fourth year in a row.

•	Increased our LEED certified square footage by more than 500,000 additional square feet in 2017, resulting in 58% of the stabilized portfolio being LEED certified at year-end 2017

•	Increased percentage of stabilized portfolio that has earned ENERGY STAR certifications from 69% in 2016 to 73% in 2017

•	Achieved Fitwel certification, a measure of how well workplaces support the health of occupants, for 23% of our stabilized portfolio

•	Pursuing platinum or gold LEED certification for all development projects

To learn more about the Company’s sustainability efforts, please view our 2017 sustainability report on the Company’s website, by visiting http://kilroyrealty.com/sites/default/files/kilroy-realty-corporation-sustainability-report-2017.pdf.

BOARD COMMITTEES

Our Board has four (4) standing committees: (i) the Audit Committee, (ii) the Compensation Committee, (iii) the Governance Committee and (iv) the Corporate Social Responsibility and Sustainability Committee (which we also refer to as the CSR&S Committee). All members of the Audit Committee, Compensation Committee and Governance Committee are Independent Directors. Our Audit Committee, Compensation Committee, Governance Committee and Corporate Social Responsibility and Sustainability Committee each operate under a written charter adopted by our Board, which is available in the Investors — Overview — Corporate Governance section of the Company’s website at http://www.kilroyrealty.com.

Director Name	Independent	Audit	Compensation	Governance	CSR&S
Edward Brennan, PhD L		M	C	M
Jolie Hunt			M	M	C
Scott Ingraham		C		M
John Kilroy					M
Gary Stevenson			M	M
Peter Stoneberg		M		C	M

L	Lead Independent Director		Financial Expert

M	Committee Member	C	Committee Chair

Audit Committee

The Audit Committee’s purpose is to assist the Board in fulfilling its oversight responsibilities regarding (i) the quality and integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; (iv) the Company’s accounting and system of internal controls; and

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Corporate Governance

(v) the performance of the Company’s internal audit function and independent auditor. Our Board has determined that each member of the Audit Committee satisfies the enhanced independence standards applicable to audit committees pursuant to Rule 10A-3(b)(1)(i) under the Exchange Act and the NYSE listing standards. In addition, each of Messrs. Ingraham and Stoneberg and Dr. Brennan is financially literate and each of Messrs. Ingraham and Stoneberg and Dr. Brennan is an “audit committee financial expert” as determined by the Board in accordance with the applicable rules of the NYSE and the SEC. The Board based its determination on the qualifications and business experience of each of Messrs. Ingraham and Stoneberg and Dr. Brennan described above under “Proposal 1 — Election of Directors.”

The Audit Committee held seven meetings during 2017. Additional information regarding the specific functions performed by the Audit Committee is set forth in the “Audit Committee Report” below.

Executive Compensation Committee

The purpose of the Compensation Committee is to formulate, evaluate and approve the compensation of our officers, as defined in the rules under Section 16 of the Exchange Act, and to discharge our Board’s duties and responsibilities relating to our compensation programs and practices, including its incentive and equity-based compensation plans and programs. The Compensation Committee is responsible for, among other things: (i) reviewing and making changes to our compensation philosophy; (ii) reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, evaluating the performance of our CEO in light of those goals and objectives, and determining and approving our CEO’s compensation level based on such evaluation; (iii) reviewing and approving the compensation for our other executive officers and all executive officers’ employment agreements, severance arrangements or any other compensation-related agreements; (iv) reviewing and making recommendations to the Board regarding compensation for non-employee members of our Board; (v) reviewing and making recommendations to the Board regarding the adoption, amendment or any discontinuation of any compensation plans under which Company securities may be issued or which otherwise requires stockholder approval, and approving award grants under any such plan and the terms of any such awards; and (vi) preparing the Compensation Committee Report included in this Proxy Statement. The Compensation Committee held six meetings in 2017.

Our Board has determined that each member of the Compensation Committee satisfies the additional independence requirements specific to compensation committee membership under the NYSE listing standards. In making this determination, the Board considered whether the director has a relationship with the Company that is material to the director’s ability to be independent from management in connection with the duties of a member of the Compensation Committee.

In fulfilling its responsibilities, the Compensation Committee may delegate any or all of its responsibilities to a separate committee of the Board or a subcommittee of the Compensation Committee. The Compensation Committee has not delegated any of its authority to set compensation levels of our executive officers or to grant equity awards, but has delegated certain limited administrative authority to management (i) with respect to the 2007 Deferred Compensation Plan, as amended; (ii) to address the settlement of fractional share interests arising under certain equity awards under our 2006 Incentive Award Plan; and (iii) to determine whether certain equity awards would be settled in cash or stock under such plan.

In accordance with the Compensation Committee’s charter, the Compensation Committee may retain independent compensation advisors and other management consultants. Such advisors and consultants may assist with, among other things, evaluating our various compensation programs, both individually and in the aggregate, including levels of salary, cash and long-term incentives, benefits and other perquisites and awards payable to our key personnel, as well as to advise the Compensation Committee with respect to the development of performance objectives that will contribute to our short-term and long-term profitability, growth and total return to stockholders. In 2017, the Compensation Committee retained Mercer (US) Inc. (“Mercer”) to assist it in reviewing our compensation programs and the evaluation of specific compensation-related matters. Mercer provided data on the compensation and relative performance of our peer group, advised and provided peer group data regarding our compensation arrangements for our non-employee directors, reviewed drafts of the CD&A and related compensation tables for inclusion in our Proxy Statement filed in 2017, provided advice as the Compensation Committee began its considerations of our executive compensation framework in 2018, and reviewed data in connection with the Compensation Committee’s determination of short-term incentive and performance-based incentive vesting levels for completed performance periods. Mercer also periodically meets privately in executive session with the Compensation

Kilroy Realty Corporation	15

Corporate Governance

Committee. As described further under “Compensation Discussion and Analysis — How We Make Compensation Decisions —Role of Independent Compensation Consultant” below, the Compensation Committee has assessed the independence of Mercer and has concluded that its engagement of Mercer does not raise any conflict of interest with the Company or any of its directors or executive officers.

At the request of the Compensation Committee, certain of our executive officers aid the Compensation Committee in reviewing and analyzing our executive compensation program. Specifically, our CEO provides recommendations to the Compensation Committee regarding the compensation of all other executive officers. Our CEO and Chief Financial Officer also present the overall results of the Company’s performance and achievement of historical and go-forward goals and objectives, and our CEO provides evaluations for other executive officers, reviews peer group information and compensation consultant recommendations and participates in certain Compensation Committee meetings at the invitation of the Compensation Committee. Our Chief Financial Officer evaluates the financial implications and affordability of the Company’s compensation programs. Other executive officers may periodically participate in the compensation process and Compensation Committee meetings at the invitation of the Compensation Committee to advise on performance and/or activity in areas with respect to which these executive officers have particular knowledge or expertise.

Nominating/Corporate Governance Committee

The purpose of the Governance Committee is to (i) identify individuals qualified to become Board members consistent with criteria approved by the Board; (ii) recommend director nominees for the next annual meeting of stockholders for approval by the Board; (iii) develop and annually review the Corporate Governance Guidelines and recommend any proposed changes to the Board; (iv) oversee the evaluation of the Board; and (v) generally advise the Board on corporate governance and related matters. The Governance Committee also serves as the Independent Committee of our Board pursuant to Article III, Section 7 of our Bylaws and approves all transactions between the Company and John B. Kilroy, Sr. (or his estate) or John B. Kilroy, Jr. and their respective affiliates. The Governance Committee held two meetings in 2017.

Additionally, the Governance Committee has the authority to engage any independent counsel or other outside expert or advisors it deems desirable or appropriate.

Corporate Social Responsibility and Sustainability Committee

The purpose of the Corporate Social Responsibility and Sustainability Committee, which was formed in April 2018, is to (i) generally advise the Board and management of the Company on matters related to the Company’s corporate social responsibility objectives, including but not limited to, sustainability, diversity and inclusion, philanthropy and community involvement, good corporate citizenship, health and wellness and other non-financial issues that are of significance to the Company and its stockholders and (ii) develop and oversee Company goals, policies and procedures, and initiatives to ensure alignment with, and promote the achievement of, such objectives. The Corporate Social Responsibility and Sustainability Committee held no meetings in 2017, as it was formed by the Board in April 2018.

DIRECTOR SELECTION, EVALUATION AND COMMUNICATIONS

Qualifications of Director Nominees

The Board is committed to having a membership comprised of individuals who by occupation, background and experience are in a position to make a strong, positive contribution to the Company and its stockholders, and will endeavor to include women and individuals from minority groups in the qualified pool from which director candidates are selected. In considering candidates for nomination or appointment to the Board, the Governance Committee and the Board seek director candidates who, both individually and collectively, have such knowledge, experience and education based on criteria determined by the Governance Committee to be appropriate in the context of the perceived objectives of the Company at a given point in time and to provide balance to the Board’s knowledge, perspective, experience and expertise. The Governance Committee has established board membership criteria (the “Membership Criteria”), which it uses as a guideline in considering nominations to the Company’s Board. The criteria include, but are not limited to, (a) commitment to promoting the long-term interests of the Company’s stockholders, (b) reputation and character, (c) knowledge, experience and education, (d) mature business judgment, (e) sufficient time, energy and attention to dedicate to the Company’s affairs, (f) diversity, in its broadest sense,

16	Kilroy Realty Corporation

Corporate Governance

reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience, (g) compliance with the Company’s stock ownership guidelines as set forth in the Corporate Governance Guidelines, (h) independence and (i) Board balance. In addition, the Company’s Bylaws and listing standards of the NYSE require the Board to be composed of a majority of directors who qualify as “independent directors” as defined therein. In considering director candidates, the Governance Committee and Board do not discriminate based on race, ethnicity, national origin, gender, religion or disability.

The Membership Criteria established by the Governance Committee are not exhaustive and the Governance Committee and the Board may consider other qualifications and attributes that they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board. The Governance Committee reviews and assesses the Membership Criteria annually.

Process for Identifying Nominees for Director

At any appropriate time prior to each annual meeting of stockholders at which directors are to be elected, and whenever there is otherwise a vacancy on the Board, the Governance Committee will assess the qualifications and effectiveness of the current Board members and, to the extent there is a need, will seek other individuals qualified and available to serve as potential Board members. The Governance Committee will review each potential candidate’s qualifications in light of the Membership Criteria described above. In reviewing each potential candidate, the Governance Committee also considers the results of the annual Board and individual director evaluations for purposes of assessing the suitability of each Board member for continued service on the Board. See “Annual Board Evaluations” below for additional information regarding the annual Board evaluation process. The Governance Committee will select the candidate or candidates it believes are the most qualified to recommend to the Board for selection as a director nominee.

Stockholder-Recommended Director Candidates

The Governance Committee will consider director candidates recommended by stockholders of the Company. Candidates recommended by a stockholder are evaluated in the same manner as candidates identified by the Governance Committee. All recommendations must be directed to the Governance Committee c/o Secretary at 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064. Recommendations for director nominees to be considered at the 2019 annual meeting of stockholders must be received in writing not later than November 30, 2018.

Each stockholder recommending a person as a director candidate must provide the Company with the following information for the Governance Committee to determine whether the recommended director candidate is independent from the stockholder, or each member of the stockholder group, that has recommended the director candidate:

•

If the recommending stockholder or any member of the recommending stockholder group is a natural person, whether the recommended director candidate is the recommending stockholder, a member of the recommending stockholder group, or a member of the immediate family of the recommending stockholder or any member of the recommending stockholder group;

•

If the recommending stockholder or any member of the recommending stockholder group is an entity, whether the recommended director candidate or any immediate family member of the recommended director candidate is an employee of the recommending stockholder or any member of the recommending stockholder group or has been at any time during the current or preceding calendar year;

•

Whether the recommended director candidate or any immediate family member of the recommended director candidate has accepted directly or indirectly any consulting, advisory or other compensatory fees from the recommending stockholder or any member of the group of recommending stockholders, or any of their respective affiliates during the current or preceding calendar year;

•

Whether the recommended director candidate is an executive officer or director (or person fulfilling similar functions) of the recommending stockholder or any member of the recommending stockholder group, or any of their respective affiliates; and

•	Whether the recommended director candidate controls the recommending stockholder or any member of the recommending stockholder group.

Kilroy Realty Corporation	17

Corporate Governance

The recommending stockholder must also provide supplemental information that the Governance Committee may request to determine whether the recommended director candidate (i) meets the standards of independence established by the NYSE; (ii) satisfies the Membership Criteria described above; and (iii) is qualified to serve on the Audit Committee. In addition, the recommending stockholder must include the consent of the recommended director candidate and the recommended director candidate must make himself or herself reasonably available to be interviewed by the Governance Committee. The Governance Committee will consider all recommended director candidates submitted to it in accordance with these established procedures, although it will only recommend to the Board as potential nominees those candidates it believes are most qualified. However, the Governance Committee will not consider any director candidate if his or her candidacy or, if elected, Board membership, would violate controlling state or federal law.

Annual Board Evaluations

Pursuant to our Corporate Governance Guidelines and the charter of the Governance Committee, the Governance Committee oversees an annual evaluation of the performance of the Board. Each standing committee also conducts a separate evaluation of its own performance and of the adequacy of its charter and reports to the Board on the results of this evaluation. The evaluation process is designed to assess the overall effectiveness of the Board and its committees and to identify opportunities for improving Board and Board committee operations and procedures. The Governance Committee also reviews the qualifications and effectiveness of individual directors each year when the directors stand for re-nomination. The review of individual directors includes an assessment of each director’s skills and experience in relationship to the Membership Criteria and that director’s commitment to the Board as evidenced by preparation for, understanding of, and attendance at Board meetings. The results of the individual director evaluations and the Governance Committee’s recommendations regarding director nominations are reported to the Board. The annual evaluations are generally conducted in the fourth quarter of each year or in the first quarter of the following year.

Communications with the Board

Stockholders or other interested parties who wish to contact the Board, the Lead Independent Director, any Board committee, or our Independent Directors as a group may send written correspondence c/o Board of Directors at 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064. The name of any specific intended Board recipients should be clearly noted in the communication. All communications will be received, processed and then forwarded to the appropriate member(s) of our Board, except that, certain items unrelated to the Board’s duties and responsibilities, such as spam, junk mail, mass mailings, solicitations, resumes and employment inquiries and similar items will not be forwarded. Board members receiving communications will respond as such directors deem appropriate, including the possibility of referring the matter to management of our Company, to the full Board or to an appropriate committee of the Board.

18	Kilroy Realty Corporation

Audit and Non-Audit Fees

Deloitte has served as the Company’s independent auditor since 1995 when the Company was privately held and has continued to serve as such since the Company’s initial public offering in January 1997. Deloitte is expected to be reappointed by the Audit Committee for the current fiscal year at its meeting to be held during the second quarter, which will precede the Annual Meeting.

The Audit Committee of the Board has determined that Deloitte is independent with regard to the Company within the meaning of the Exchange Act and the applicable published rules and regulations thereunder and by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee annually reviews and pre-approves certain audit and non-audit services that may be provided by Deloitte and establishes a pre-approved aggregate fee level for these services. Any proposed services not included within the list of pre-approved services or any proposed services that will cause the Company to exceed the pre-approved aggregate amount requires specific pre-approval by the Audit Committee. Additionally, the Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such pre-approvals are presented to the Audit Committee at a subsequent meeting. The Audit Committee has delegated this pre-approval authority to Mr. Ingraham, the Chair of the Audit Committee, although such delegation does not limit the authority of the Audit Committee to pre-approve in its discretion any specific services to be provided by Deloitte.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The aggregate fees billed to the Company by Deloitte for professional services rendered in fiscal years 2017 and 2016 are as follows:

Fees(1)	2017	2016
Audit Fees(2)	$1,670,420	$1,708,995
Audit-Related Fees	—	—
Tax Fees(3)	74,020	484,677
All Other Fees	—	—
Total Fees	$1,744,440	$2,193,672

(1)

All services rendered for these fees were pre-approved by the Audit Committee in accordance with the Audit Committee’s pre-approval policies and procedures described above. The Audit Committee has concluded that the provision of the non-audit services rendered for the listed fees is compatible with maintaining Deloitte’s independence.

(2)

Includes the aggregate fees billed for the audits of the Company’s and the Operating Partnership’s annual financial statements and internal control over financial reporting, review of financial statements included in their quarterly reports on Form 10-Q, consultations with management on technical accounting and regulatory issues, consultation and review of filings associated with the Company’s and the Operating Partnership’s 2016 and 2017 equity and bond offerings, and services provided for assistance with and review of other regulatory filings.

(3)

Tax fees rendered in 2017 include the aggregate fees billed relating to tax consulting projects. Tax fees rendered in 2016 include the aggregate fees billed for the review and assistance with the preparation of tax returns, the review of quarterly REIT test compliance, assistance with the preparation of the annual earnings and profit analysis, and review of technical accounting issues.

Kilroy Realty Corporation	19

Audit Committee Report

The Audit Committee of the Company’s Board is composed of Independent Directors who satisfy the requirements of Section 10A(m)(3) of the Exchange Act and Rule 10A-3(b)(1)(i) thereunder, and the current listing standards of the NYSE. The Audit Committee operates pursuant to a written charter.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. In fulfilling its oversight responsibilities, the Audit Committee appoints the Company’s independent auditors and reviews and discusses the audited financial statements included in the Company’s and the Operating Partnership’s Annual Report on Form 10-K with management, including the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management has primary responsibility for the financial statements and the reporting process, including the Company’s internal control over financial reporting.

The Company’s independent auditors are responsible for performing an audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles. The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2017 with management and the Company’s independent auditors. The Audit Committee discussed with the Company’s independent auditors their judgments as to the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Auditing Standard 1301 (previously Auditing Standard No. 16), “Communications with Audit Committees,” as adopted by the PCAOB. In addition, the Audit Committee received the written disclosures and the letter from the independent auditors required by PCAOB regarding the independent auditors’ communications with the Audit Committee concerning the accountant’s independence, and it discussed with the Company’s independent auditors their independence from the Company. The Audit Committee also considered the compatibility of the independent auditors’ provision of audit, tax and non-audit services with the auditors’ independence.

The Audit Committee discussed with the Company’s independent auditors the overall scope of their respective audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. In the performance of their oversight function, the members of the Audit Committee relied upon the information, opinions, reports and statements presented to them by the Company’s management and by the Company’s independent auditors. The Audit Committee held seven meetings during 2017.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements as of and for the year ended December 31, 2017 be included in the Company’s and the Operating Partnership’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 13, 2018.

Audit Committee

Scott Ingraham, Chair

Edward Brennan, PhD

Peter Stoneberg

The foregoing report of the Audit Committee is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

20	Kilroy Realty Corporation

Our Executive Officers

John Kilroy • President, Chief Executive Officer and Chair of the Board • Age: 69

John Kilroy was appointed as Chair in February 2013 and has served as our President and CEO since our incorporation in September 1996. Biographical information regarding Mr. Kilroy is set forth above under the caption “Proposal 1 —Election of Directors.”

Jeffrey Hawken • Executive Vice President and Chief Operating Officer • Age: 59

Jeffrey Hawken has served as our Chief Operating Officer since our inception as a public company in January 1997. Mr. Hawken is responsible for overseeing the Company’s overall operations, including leasing, asset and property management functions, human resources and legal affairs. Prior to our initial public offering, Mr. Hawken served in the same capacity for Kilroy Industries and was responsible for the management and operations of Kilroy Industries’ real estate portfolio and served on its acquisitions and executive committees. In 1980, after graduating from college, Mr. Hawken joined Kilroy Industries as a Senior Financial Analyst and has been involved in property and asset management with the Company since May 1983. Mr. Hawken is a member of the Young Presidents’ Organization, Angeleno Gold Chapter and has held leadership roles in Young Presidents’ Organization, Gold Santa Monica Bay Chapter. Mr. Hawken was a past Chairman of BOMA Greater Los Angeles and currently serves on the National Advisory Committee. Mr. Hawken serves on the Executive Committee at the University of Southern California Lusk Center for Real Estate. He is an active member of the City of Hope Los Angeles Real Estate and Construction Industries Council. Mr. Hawken holds a Bachelor of Science degree in Business Administration from the University of Southern California and he is a licensed Real Estate Broker in the state of California.

Tyler Rose • Executive Vice President, Chief Financial Officer and Secretary • Age: 57

Tyler Rose was appointed Executive Vice President and Chief Financial Officer in December 2009 after serving as Senior Vice President and Treasurer since 1997. Prior to his tenure at the Company, Mr. Rose was Senior Vice President, Corporate Finance of Irvine Apartment Communities, Inc. from 1995 to 1997, and was appointed Treasurer in 1996. Prior to that, Mr. Rose was Vice President, Corporate Finance of The Irvine Company from 1994 to 1995. From 1986 to 1994, Mr. Rose was employed at J.P. Morgan & Co., serving in its Real Estate Corporate Finance Group until 1992 and as Vice President of its Australia Mergers and Acquisitions Group from 1992 to 1994. Mr. Rose also served for two years as a financial analyst for General Electric Company. He currently serves as a director of Rexford Industrial Realty, Inc. and on the Policy Advisory Board for the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley. Mr. Rose received a Master of Business Administration degree from The University of Chicago Booth School of Business and a Bachelor of Arts degree in Economics from the University of California, Berkeley.

Stephen Rosetta • Executive Vice President, Chief Investment Officer • Age: 45

Stephen Rosetta was appointed Executive Vice President and Chief Investment Officer in June 2017. Mr. Rosetta came to the Company after over 20 years with Cushman & Wakefield (“C&W”), most recently as the Vice Chairman of Brokerage Services. He opened C&W’s office in San Diego County and grew it into an enterprise with over $2 billion in annual transaction volume. Mr. Rosetta also previously served as a principal in an opportunistic real estate company where he partnered with institutional and private equity companies to develop and reposition office projects across the United States. Mr. Rosetta received a Master’s in Real Estate Development from the University of Southern California, and a Bachelor’s Degree in Business Administration from California State University, San Marcos.

Justin Smart • Executive Vice President, Development and Construction Services • Age: 58

Justin Smart was appointed Executive Vice President, Development and Construction Services in January 2013. He served as Senior Vice President of Development and Construction Services from August 2000 through December 2012. Mr. Smart has in excess of 25 years of real estate development experience covering a wide range of product types, including office, industrial, residential and resort properties throughout the United States. From June 1996 to August 2000, Mr. Smart was Vice President of Development with Intrawest Corporation, a leading developer of resorts and resort real estate. Prior to 1996, Mr. Smart served as Vice President of Construction with Kilroy Industries.

Kilroy Realty Corporation	21

Compensation Discussion and Analysis

INTRODUCTION

This CD&A describes the material elements of our executive compensation program, the compensation decisions made under the program and the factors considered in making those decisions for the NEOs listed below for 2017.

Name	Title
John Kilroy	President, Chief Executive Officer and Chair of the Board
Jeffrey Hawken	Executive Vice President and Chief Operating Officer
Tyler Rose	Executive Vice President, Chief Financial Officer and Secretary
Stephen Rosetta	Executive Vice President and Chief Investment Officer
Justin Smart	Executive Vice President, Development and Construction Services

Our Business

We are a self-administered REIT that is active in the premier submarkets along the West Coast of the United States. With a more than 70 year history, we have built deep experience in the region through multiple business cycles and operating environments. In 1997, we became a publicly traded REIT and in 2013, we were added to the S&P MidCap 400 Index. We believe the following aspects of our business make us one of the leading office REITs in the United States:

•

A fully integrated real estate enterprise. Our core management capabilities encompass all aspects of real estate, including the acquisition, financing, development, redevelopment, construction management, leasing, asset management and disposition of office and mixed-use projects.

•

Strong development experience. We maintain an active, multi-year development program that focuses on economically dynamic locations where anticipated long-term demand is strong, supply is limited and barriers to entry are high.

•	A leader in sustainability. We are an advocate of sustainability practices and are an industry leader in LEED-certified design, development and property operations.

•

An innovator in work spaces. We strive to be a leader in rethinking and reshaping the physical work environment, which we believe is necessary to meet the needs of the fast-paced and knowledge-driven businesses that choose to locate in the coastal economies of the western United States.

STOCKHOLDER ENGAGEMENT

The Compensation Committee values input from the Company’s stockholders regarding the Company’s executive compensation program. At each annual meeting, we hold a non-binding advisory vote to approve the compensation of our NEOs, which is commonly referred to as a “Say-on-Pay” vote. At our 2017 annual meeting of stockholders, approximately 81.3% of the votes cast were in favor of our Say-on-Pay proposal. The Compensation Committee believes our 2017 Say-on-Pay vote demonstrates that stockholders generally endorse our executive compensation practices, though certain actions were taken to continue to improve our executive compensation practices. In particular, none of our NEOs received a 2017 base salary increase, an increase in target or actual short-term incentive for 2017, or an increase in the grant date value of their annual long-term incentive awards granted for 2017 (as these values are approved by the Compensation Committee and used to determine the number of shares subject to the awards). Since our 2017 annual meeting of stockholders, we engaged with and solicited input from stockholders who together own more than 60% of our outstanding common stock on a variety of topics, including market conditions, corporate strategy and corporate governance practices. Our Lead Independent Director and Chair of the Compensation Committee, and the Chair of our Governance Committee participated in certain meetings with our investors. Taking this feedback and our 2017 Say-on-Pay vote into account, the Compensation Committee approved our executive compensation program for 2017 without making any significant changes compared to our executive compensation program for 2016.

When making future compensation decisions for our NEOs, the Compensation Committee will continue to consider the views that stockholders express through annual Say-on-Pay votes and through direct communication with our Lead Independent Director, our Board and management.

22	Kilroy Realty Corporation

Compensation Discussion and Analysis

2017 COMPANY PERFORMANCE

The Company achieved strong financial and operational results and further positioned the Company during 2017 for continued long-term growth, including adding to its highly experienced and market-proven leadership team. Below is a summary of our key achievements.

Outperforming Total Stockholder Return. We delivered excellent results across the Company’s platform in 2017. For the year, our common stock delivered a 4.3% total return for stockholders, solidly outperforming the SNL US REIT Office Index and the BBG REIT Office Property Index. Our TSR also greatly outperformed these indices and the MSCI US REIT Index, over a five-year period. The following chart shows the value of a $100 investment at market close on December 31, 2012 in the Company, the SNL US REIT Office Index, the BBG REIT Office Property Index and the MSCI US REIT Index over the five-year period ended December 31, 2017 (assuming dividend reinvestment):

Strong 2017 Financial Performance. During 2017, we generated strong year-over-year financial results, which included the following:(6)

•	Increased revenues from continuing operations 11.9%

•	Increased Same Store Cash NOI 3.2% and Same Store GAAP NOI 1.1%

•	Increased adjusted net income available to common stockholders by 12.6%(7)

•	Increased adjusted FFO per share by 3.8%(7)

(6)

See Appendix A for the definition of “adjusted FFO per share” and a reconciliation of net income available to common stockholders computed in accordance with GAAP to adjusted FFO, for the definition of “net operating income” or “NOI” and a reconciliation of net income available to common stockholders computed in accordance with GAAP to net operating income, for the definition of “Same Store NOI (on a GAAP and cash basis)” and a reconciliation of net income available to common stockholders computed in accordance with GAAP to Same Store NOI (on a GAAP and cash basis), and for the definition of “adjusted net income available to stockholders” and a reconciliation of net income available to common stockholders computed in accordance with GAAP to adjusted net income available to common stockholders. Increases are reported as 2017 performance above 2016 levels.

(7)

Excluding gains on sales of depreciable operating properties, loss on early extinguishment of debt and original issuance costs of redeemed preferred stock, and a one-time property damage settlement payment, in applicable periods.

Kilroy Realty Corporation	23

Compensation Discussion and Analysis

Strong Leasing Activity. During 2017, we generated strong leasing results, which included the following:

•

Signed approximately 2.9 million square feet of office leases, including approximately 2.0 million square feet of new or renewing leases in the stabilized portfolio and approximately 857,000 square feet of leases in the Company’s current development program. Highlights include:

➢	A 736,000 square foot lease with Dropbox, Inc. for a term of 15 years at The Exchange on 16th in the Mission Bay submarket of San Francisco — the largest office lease in San Francisco history

➢

A 207,000 square foot lease with Okta, Inc. for a term of 10 years at 100 First Street in the South Financial District of San Francisco, replacing a May 2018 expiration of 188,000 square feet, well ahead of time

•	Achieved office occupancy of 95.2% at year-end 2017, the third consecutive year of maintaining occupancy above 95%.

•	Stabilized office portfolio was 96.9% leased at year-end.

•	Increased average rents on leases executed during 2017 by 11.2% on a cash basis and 25.0% on a GAAP basis.(8)

Efficiently Managed Development Projects and Positioned New Projects for Commencement. We continued to create significant value for our stockholders through our development program. Over the past six years, we delivered $1.6 billion of projects encompassing approximately 2.8 million square feet. These projects were 97% leased upon stabilization and generated a cash return on cost that averaged approximately 7.5% to 8%. In 2017, we continued to improve the status and scope of the projects in our development program as highlighted below.

•

Stabilized the last phase of Columbia Square, a 650,000 square foot mixed-use development project in the Hollywood submarket of Los Angeles, in January 2017. The last phase of the project encompasses 366,000 square feet of office space that was 100% leased to Viacom, Fender Guitar, GBG and a diverse group of media and other tenants. The total investment was approximately $230 million.

•

Commenced construction on 333 Dexter, a 650,000 square foot office development project located in the South Lake Union submarket of Seattle, Washington, in June 2017 with an estimated total investment of approximately $380 million.

•

Expanded our development program with the acquisition of a 1.2 acre, full city block site in the Little Italy neighborhood of San Diego, which provides us with the opportunity to build approximately 175,000 square feet of creative office space for approximately $110 million in one of San Diego’s top urban neighborhoods.

•	Continued to make significant progress entitling our near and medium-term development projects, including securing approximately 695,000 square feet of entitlements between two projects.

Disciplined Approach to Property Acquisitions. We remained a disciplined buyer during 2017. Given a very competitive acquisitions market, we focused on allocating our capital to development and redevelopment opportunities that we believe will achieve higher returns.

Strong Execution of Capital Recycling Program. Capital recycling continues to play an important role in funding our activities and growth. Our general strategy has been to sell non-strategic assets and redeploy some or all of the capital into acquisitions, development and/or redevelopment where we can leverage our experience and add value to generate higher returns. In 2017, we sold 10 office buildings and one non-income producing land parcel in San Diego. The total gross proceeds from these dispositions were approximately $187 million and the sale generated a gain of approximately $40 million.

(8)

Change in GAAP/cash rents (leases executed) is calculated as the change between GAAP/cash rents for signed leases and the expiring GAAP/cash rents for the same space. This excludes leases for which the space was vacant longer than one year, or vacant when the property was acquired by the Company.

24	Kilroy Realty Corporation

Compensation Discussion and Analysis

Prudent Balance Sheet Management. During 2017, we continued to build and maintain a strong and flexible balance sheet that enables us to fund our development program and respond quickly to attractive opportunities as they arise. Below is a list of key achievements:

•	Completed several opportunistic financing transactions that lowered our cost of capital and enhanced our liquidity, including:

➢

Increasing the size of the Company’s unsecured revolving credit and term loan facility to $900 million, reducing the borrowing costs, and extending its maturity to July 2022. The aggregate borrowing capacity increased to $1.5 billion under an accordion feature.

➢	Redeeming 8,000,000 shares of 6.875% Series G and 6.375% Series H preferred stock at the contractual redemption price of $25.00 per share for a total cost of $200 million in cash.

➢	Redeeming and repaying approximately $487.5 million of bonds, term loan and mortgage debt.

•	Maintained our debt to EBITDA ratio during a period of extensive development spending of 5.4x at year-end 2017.

•	Decreased our total debt as a percentage of total market capitalization from 24.5% at year-end 2016 to 23.9% at year-end 2017, among the lowest in our peer group.

Business Values Take into Account Non-Financial Objectives. We are committed to pursuing corporate social responsibility objectives, including sustainability, diversity and inclusion, philanthropy and community involvement, good corporate citizenship, health and wellness, and other non-financial issues that are of significance to the Company and its stockholders, as further described under “Corporate Governance — Board Composition and Governance — Corporate Social Responsibility and Sustainability” on page 13.

Maintained Leadership Position in Sustainability. We continue to be recognized for our industry leading sustainability practices. For a list of accomplishments, see “Corporate Governance — Board Composition and Governance — Corporate Social Responsibility and Sustainability — Commitment to Sustainability” on page 14.

Enhanced Company Leadership Capabilities. The Company’s leadership team is comprised of individuals that have extensive real estate experience, and is led by the award-winning Chair and CEO, John Kilroy. Most members of the Company’s executive leadership team have been with the Company for over 15 years. During 2017, we enhanced this team by bringing on Mr. Stephen Rosetta as Chief Investment Officer. Mr. Rosetta has over 20 years of commercial real estate experience and has a history of completing over $2 billion in annual transaction volume. This expertise will be critical as the Company continues to identify development, acquisition and disposition activities that we believe will generate meaningful long-term stockholder value over the coming years.

Kilroy Realty Corporation	25

Compensation Discussion and Analysis

DESIGN FEATURES OF THE 2017 EXECUTIVE COMPENSATION PROGRAM

We believe that the structure of our executive compensation program strikes an appropriate balance between the need to attract and retain executives with the expertise and talent required to execute on our active portfolio management strategy, and the need to link compensation with the performance of the Company, including stockholder return. Below is a summary of some of the key design features of our 2017 executive compensation program.

•

Majority of NEO Target TDC is “At Risk.” Approximately 87% of our CEO’s and approximately 81% of our other NEOs’ (excluding Mr. Rosetta who was hired in 2017) target TDC(9) for 2017 was not guaranteed but rather was tied directly to the performance of the Company, the Company’s stock price and/or individual performance, as shown in the below pay mix charts.

Short-term incentives are “at risk” because the final short-term incentive awards are based on Company and individual performance and subject to variation. Actual cash incentives could range from 0% to approximately 150% of each NEO’s target short-term incentive based on actual performance.

Annual long-term incentives (equity awards) are “at risk” because the final award value depends on our stock price, continued service over a three-year vesting period and the satisfaction of performance-based vesting conditions that include (1) the possibility of complete forfeiture if a minimum operating performance threshold is not achieved in the year in which the award is granted without the opportunity to vest in any future year and (2) relative TSR, average FAD per share growth and average ratio of debt to EBITDA goals that apply over the entire three-year vesting period. Nearly three-quarters of our CEO’s 2017 annual equity award (and approximately two-thirds of our other NEOs’ 2017 annual equity awards) are subject to these performance-based vesting conditions.

•	Base Salaries Remained Flat. None of our NEOs received an increase in annual base salary for 2017.

•	Annual Short-Term Incentives Remained Flat. None of our NEOs received an increase in target or actual short-term incentives for 2017.

•

Annual Short-Term Incentives are Based on a Performance Measurement Framework. The Compensation Committee continued to make final short-term incentive determinations based on a rigorous performance measurement framework that measures the Company’s actual performance against pre-set financial and operational goals and each NEO’s contribution to such goals. Based on the Company’s performance (as reflected on pages 32-33), the Compensation Committee determined that the final 2017 short-term incentives for our NEOs would be above target levels but less than maximum. See “Short-Term Incentives — Decisions for 2017” on pages 30-31 for more information about how the goals are set and the Company’s performance.

(9)

As used in this Proxy Statement, “target TDC” means the executive’s base salary, target annual cash incentive and grant date fair value (based on the value approved by the Compensation Committee and used to determine the number of shares subject to the award) of annual long-term incentive awards granted to the executive in 2017.

26	Kilroy Realty Corporation

2017 Target Total Direct Compensation (CEO) 2017 Target Total Direct Compensation (other NEOs) At Risk 87% Annual Long-Term Incentive 59% Base salary 13% Annual cash Incentive 28% Performance Based 73% At Risk 81% Annual Long-Term Incentive 57% Base salary 19% Annual cash Incentive 24% Performance Based: 63%

Compensation Discussion and Analysis

•

Annual Long-Term Incentives Remained Flat. None of our NEOs received an increase in the grant date value of their annual long-term incentive awards granted for 2017 (as these values are approved by the Compensation Committee and used to determine the number of shares subject to the awards).

•

Majority of Annual Long-Term Incentives are Performance-Based. In 2017, nearly three-quarters of our CEO’s (and approximately two-thirds of each of our other NEOs’) annual long-term incentive award was subject to performance-based vesting requirements that cliff-vest at the end of a three-year vesting period, subject to continued service through the end of such performance period, and includes a performance measure indexed to our relative TSR over that period. The balance of each NEO’s total annual long-term incentive award vests ratably in annual installments over a three-year vesting period, subject to continued service through the applicable vesting date.

•

Majority of Target TDC is in the Form of Long-Term Incentives. The most significant component of each NEO’s total compensation opportunity is in the form of long-term incentive awards that vest over a three-year period. In 2017, approximately 59.9% of our CEO’s (and approximately 57.0% of our other NEOs’, not including Mr. Rosetta, as he was hired in 2017) target TDC was in the form of a long-term incentive award. The purpose of this weighting is to further align the interests of our NEOs with those of our stockholders.

•

Enhanced Operating and Financial Goals. Key operating and financial goals used to determine 2017 short-term incentives for our NEOs were generally set at levels above the performance goals used for 2016. (See the discussion on page 30.) The FFO target goal used in the 2017 long-term incentive award for our NEOs was set above the performance target goal used for 2016. The three-year performance measure under our 2017 annual performance-based long-term incentive equity awards included a TSR measure, a performance measure based on FAD per share growth, and a third performance measure based on our average ratio of debt to EBITDA.

•

Target TDC Considers Market Pay Levels and Payouts are Linked to Performance. The Compensation Committee did not set 2017 target TDC levels at any specific percentile against our peer group. Rather, the Compensation Committee considered final 2016 peer group compensation data to inform its decision making process for 2017. In setting the 2017 compensation levels, the Compensation Committee believed that our NEOs’ 2017 target TDC levels would generally be above the median for executives holding similar positions at companies in our peer group for 2017 and that the 2017 target TDC levels for our NEOs were appropriate for the following reasons:

➢

Active Portfolio Management Strategy in Highly Competitive Markets. Our business model requires an active portfolio management strategy (see “2017 Company Performance” beginning on page 23 for a summary of our 2017 activities). Implementing this strategy requires a broader skill set than those of executives who focus primarily on managing cash flows of a more static investment portfolio. Our active portfolio management strategy distinguishes us from many of the companies in our peer group. We set pay above the median in order to attract and retain executives with the skill sets that we believe are best suited to successfully implement our strategy and create long-term value for our stockholders.

➢

Target TDC Realized Only if Target Goals Achieved. In 2017, approximately 72.2% of our CEO’s (and approximately 62.6% of our other NEOs’, not including Mr. Rosetta who was hired in 2017 and did not participate in the core LTI program for that year) target TDC was performance-based. As a result, our NEOs will only receive 100% of their target TDC if the Company achieves all of its pre-established performance goals.

➢

Majority of NEO Target TDC is Subject to Forfeiture and Linked to Performance. 100% of the short-term incentive value that our NEOs can realize is linked to Company performance through a formalized performance measurement framework, which allows each NEO to earn between 0% and approximately 150% of their target cash incentive depending on the Company’s performance against quantitative goals that are established at the beginning of each year based on the Company’s business plan. In addition, and as noted above, nearly three-quarters of our CEO’s (and approximately two-thirds of our other NEOs’) 2017 annual long-term incentive award is performance-based and subject to complete forfeiture if a minimum FFO Per Share threshold is not achieved in the year in which the award is granted and is further subject to relative TSR performance against the SNL US REIT Office Index over the entire three- year vesting period. Furthermore, both the time- and performance-based portion of the equity awards have direct alignment with share price movement and dividends paid.

➢

Outperforming TSR. As indicated in the table on the first page of the Proxy Summary, our TSR for the five-year period ending December 31, 2017 outperformed our peer group, the SNL US REIT Office Index, the BBG REIT Office Property and the MSCI US REIT Index.

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Compensation Discussion and Analysis

COMPENSATION PHILOSOPHY AND OBJECTIVES

Our executive compensation philosophy is designed to achieve the following objectives:

•	To set total compensation to be competitive with companies in our peer group, taking into account our active portfolio management strategy and the skill set required to implement that strategy;

•

To align executive compensation with the Company’s corporate strategies, business objectives and the creation of long-term value for our stockholders without encouraging unnecessary or excessive risk taking;

•

To provide an incentive to achieve key strategic and financial performance measures by linking annual cash incentive award opportunities to the achievement of corporate and operational performance objectives in these areas;

•	To provide a majority of target total direct compensation for the NEOs in the form of long-term incentive equity awards; and

•	To help the Company attract, retain and incentivize talented and experienced individuals in the highly competitive West Coast employment and commercial real estate markets.

WHAT WE PAY AND WHY: EXECUTIVE COMPENSATION ELEMENTS

The following table sets forth the key elements of our executive compensation program, along with the primary objective and key features associated with each element of compensation.

Compensation Element	Primary Objective	Key Features	Page Reference
Base Salary	• To provide a regular source of income so employees can focus on day-to-day responsibilities. • To recognize ongoing performance of job responsibilities.	• Competitive pay, taking into account job scope, position, knowledge, tenure, skills and experience.	Page 29
Short-Term Incentives (Annual Cash Bonuses)	• To motivate and reward for achievement of annual financial and operational goals and other strategic objectives measured over the year.

•   Final payouts are awarded to our NEOs under a cash incentive performance measurement framework that is based on specific performance metrics and qualitative goals that are established at the beginning of each year based on the Company’s business plan. Each NEO can earn between 0% and approximately 150% of their target cash incentive based on the Company’s performance against the pre-established goals.

Page 29
Long-Term Incentives (Annual Equity Awards)

•   To emphasize long-term performance objectives.

•   To align the interests of our NEOs with stockholder interests.

•   To encourage the maximization of stockholder value and retain key executives through the performance and vesting periods.

•   For 2017, approximately two-thirds of each NEO’s annual long-term incentive award (and nearly three-quarters for our CEO) was subject to performance-based vesting requirements over a three-year vesting period, subject to complete forfeiture if a minimum FFO Per Share threshold is not achieved in the year in which the award is granted (without the opportunity to vest in any future year) and further subject to relative TSR, average FAD per share growth, and average ratio of debt to EBITDA modifiers over the entire three-year vesting period.

28	Kilroy Realty Corporation

Compensation Discussion and Analysis

2017 NAMED EXECUTIVE OFFICER COMPENSATION

The Compensation Committee reviews and authorizes each NEO’s compensation on an annual basis. Executive compensation is not established at any particular level against peer group data. Rather, the Compensation Committee generally considers the following factors:

•	The performance of the Company (e.g., TSR, operations, financial performance, acquisitions, dispositions, development and balance sheet management);

•	The performance of each NEO;

•	The contribution of each NEO to our overall results;

•	Input from our CEO (with respect to our other NEOs);

•	Additional roles or responsibilities assumed;

•	Experience, skill set and tenure;

•	Base salary, target short-term incentive and long-term incentive grant levels for comparable positions at companies in our peer group;

•	The NEO’s employment agreement (if any); and

•	The relative need to retain the NEO.

Base Salary

General Description

As noted above, we provide base salaries as a regular source of income so employees can focus on day-to-day responsibilities and to recognize ongoing performance of job responsibilities.

Decisions for 2017

The Compensation Committee determined that, as to each NEO employed by us at the start of the year, the NEO’s 2017 base salary level would remain at the same level as in effect for 2016. The 2017 base salary for Mr. Rosetta was set by the Compensation Committee when he joined the Company in June 2017. The 2017 annual rate of base salary for each of our NEOs was as follows: $1,225,000 for Mr. Kilroy, $675,000 for Mr. Hawken, $600,000 for Mr. Rosetta, and $500,000 for each of Messrs. Rose and Smart.

Short-Term Incentives

General Description

Our short-term incentives (annual cash bonuses) are based on the annual performance of our Company, as measured by a performance measurement framework, and each individual’s contribution to the annual performance of our Company.

During the first quarter of the performance year, the Compensation Committee establishes a target short-term incentive amount for each NEO and approves a performance measurement framework for that year based on the Company’s business plan. The Compensation Committee selects the performance categories, metrics and goals that it believes will accurately assess the annual performance of the Company and strategic goals. The performance measurement framework is comprised of performance categories (e.g., operations, balance sheet management, acquisitions and dispositions, and development) and each category includes performance metrics and specific objective goals that relate to each metric.

During the first quarter following the end of the performance year, the Compensation Committee compares the Company’s actual performance results to the pre-established objective goals. The pre-established goals are based on the budgeted goals set forth in the Company’s business plan and are reviewed and approved or modified by the Compensation Committee at the beginning of each year. The Compensation Committee then rates performance as either “Extraordinary,” “Superior,” “On

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Compensation Discussion and Analysis

Target,” “Below Expectations” or “Well Below Expectations,” resulting in payouts approximating 150% of target, 125% of target, 100% of target, 50% of target or 0% of target, respectively. As a result, the Compensation Committee’s final short-term incentive determinations may be more or less than the targeted amount based on the Company’s actual performance and the ultimate rating assigned by the Compensation Committee.

Individual awards, however, may vary based on the Compensation Committee’s consideration of each NEO’s contributions or achievements. Awards may also vary based on a greater emphasis on certain categories, which may result in short-term incentive variations between executives who are principally responsible for those categories and those who are not. The Compensation Committee does not apply specific weighting to performance categories and final short-term incentive amounts are determined based on a holistic assessment of results achieved, including consideration of the Company’s TSR.

The Compensation Committee believes this approach reflects an appropriate balance between applying objective criteria to determine each NEO’s short-term incentive, on the one hand, and a desire to keep each NEO focused on strategic decisions that are in the long-term best interests of our stockholders, on the other hand. Since our business strategy requires us to actively manage our property portfolio, the Compensation Committee believes that a rigid short-term incentive formula could undermine opportunistic decisions that have a negative impact on short-term gains but create long-term stockholder value (e.g., midyear changes in our strategy or portfolio due to a shift in market conditions or unanticipated opportunities can significantly alter specific objective goals that are set early in the year).

Decisions for 2017; 2017 Key Operating and Financial Goal Setting and Performance

The Compensation Committee determined that, as to each NEO employed by us at the start of the year, the NEO’s 2017 target short-term incentive amount would remain at the same level as in effect for 2016. The 2017 target short-term incentive amount for Mr. Rosetta was set by the Compensation Committee when he joined the Company in June 2017.

Although our CEO’s employment agreement provides for a $3,000,000 target short-term incentive amount, our CEO’s 2017 target level was again reduced from $3,000,000 to $2,700,000 in order to place a greater emphasis on long-term incentives and enhance alignment with long-term stockholder returns. The 2017 target short-term incentive level for each of Messrs. Hawken and Rosetta was 200% of the executive’s base salary and the 2017 target short-term incentive level for each of our other NEOs was 100% of the executive’s base salary.

In developing the performance measurement framework and goals for 2017, the Company prepared a bottoms up, property-by-property budget that incorporated property specific assumptions for the Company’s stabilized portfolio. The Company then integrated those assumptions with the Company’s development and funding strategies against a backdrop of existing real estate conditions. As a result of this process, the Company created financial and operational goals that were directly tied to the Company’s existing portfolio and business objectives for 2017. The Compensation Committee then reviewed and approved the Company’s proposed 2017 financial and operational goals for inclusion in the Company’s 2017 performance measurement framework, each as described below. Goals are generally set at levels that are greater on an absolute basis than the performance levels achieved in the prior year. However, since the composition of the Company’s portfolio changes from year to year (e.g., the Company sold approximately 10% of its assets based on value in 2016) a year-over-year comparison of prior performance levels achieved and current performance goals set is not always helpful for evaluating the rigor of any one particular performance level because comparing two portfolios with different compositions makes a comparison less meaningful (for example, because of occupancy levels, scheduled lease expirations, capital expenditure budgets, development activity, product mix, or disposition timing). In these cases, the Compensation Committee may set performance goals at absolute levels that are the same or less than the performance results achieved in the prior year but at levels that, after taking into account the composition of the Company’s portfolio at the start of each year, the Compensation Committee believes are comparatively as, or more, rigorous. This was the case with the following 2017 metrics:

•

Adjusted FAD and Adjusted FAD Per Share. The Company projected a lower result in 2017 than 2016 due to, among other things, anticipated positive one-time events that occurred in 2016 that were not anticipated to occur in 2017, significant late-year dispositions (and the loss of rent from those dispositions) in 2016 that had a full year negative impact to FAD in 2017 and higher capital expenditure spending in 2017 resulting from greater than expected leasing activity in 2016.

30	Kilroy Realty Corporation

Compensation Discussion and Analysis

•

Same Store Cash NOI Growth. The Company projected a lower result in 2017 than 2016 due to, among other things, greater than expected leasing activity, a substantial increase in occupancy and strong growth in rental rates in 2016, which resulted in fewer lease expirations, less free rent burn off imbedded in the leases and higher occupancy at the beginning of 2017 and less opportunity for NOI growth.

•

Leasing Square Footage and Year-End Occupancy. Given that there were known late year move-outs in 2017 and less space to lease in the portfolio during 2017 from the historically high occupancy rate at the end of 2016, the targets were lower for 2017 than in 2016.

•

Acquisitions and Dispositions. Acquisitions and dispositions volume should not be compared on year-over-year basis as the Company focuses on acquisitions and dispositions that it considers will best serve long-term stockholder interests and the disposition target range is established based on expected funding needs for the year.

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Compensation Discussion and Analysis

The design of the 2017 performance measurement framework is consistent with the design of the 2016 performance measurement framework. The following table shows the 2017 performance measurement framework and 2017 goals approved by the Compensation Committee in February 2017 and the Company’s actual 2017 performance. Adjusted FAD results came in lower than budget reflecting higher recurring capex spending driven by the Company outperforming its leasing budget by one million square feet in the stabilized portfolio.

2017 Performance Measurement Framework

Category	Metric	2017 Goals	2017 Performance
Operations	Adjusted FFO ($MM)(1):	$356	$360(7)(8)
	Adjusted FFO Per Share(1):	$3.50	$3.53(7)(8)
	Adjusted FAD ($MM)(2):	$244	$241(8)(9)
	Adjusted FAD Payout Ratio(2):	69%	68%(8)
	Adjusted FAD Per Share(2):	$2.39	$2.37(8)(9)
	Revenue ($MM):	$722	$719
	NOI ($MM)(2):	$513	$513
	Same Store Cash NOI Growth(2):	2.5% - 3.5%	3.2%
	Leasing SF:	1.0M	2.9M(10)
	Year-End Occupancy:	94.3%	95.2%
Balance Sheet Management(3)	Debt/EBITDA: (4)	5.7x	5.4x
	Equity:	$322(5)	$340
	Debt Financing:	$250(6)	$675(11)
Acquisitions	Total Acquisitions ($MM):	$0	$0
Dispositions	Total Dispositions ($MM):	$200	$187
Development

Under-construction development was comprised of four projects, included just under 1.9 million square feet of office and retail space and 237 residential units, and represented a total investment of approximately $1.45 billion at year-end. Most notably, we signed the single largest office lease in San Francisco history with Dropbox, Inc. at our Exchange on 16th project in the Mission Bay submarket and expanded our lease with Adobe at 100 Hooper to take 100% of the office component.

We stabilized the final office phase of Columbia Square in Hollywood at 100% leased and initiated construction on 333 Dexter, an approximately $380 million, 650,000 square foot office project in the South Lake Union submarket of Seattle. We added a 1.2 acre full-city block site in the Little Italy neighborhood of San Diego to our development program, which provides us with the opportunity to build approximately 175,000 square feet of creative office space for approximately $110 million in one of San Diego’s top urban neighborhoods.

We continued to make important progress in entitling our future development program. We secured 545,000 square feet of mixed-use entitlements for The Academy & Vine project in Hollywood, as well as 150,000 square feet of life science entitlements for our project at 9455 Towne Centre Drive in San Diego.

32	Kilroy Realty Corporation

Compensation Discussion and Analysis

(1)

See Appendix A for the definition of “adjusted FFO” and “adjusted FFO per share” and a reconciliation of net income available to common stockholders computed in accordance with GAAP to FFO and FFO per share and adjusted FFO and adjusted FFO per share. FFO Per Share is also used as a performance metric under the performance-based component of our NEO equity awards. The Compensation Committee believes it is nevertheless appropriate to take FFO Per Share into account in our performance measurement framework because it is a key metric for the Company, frequently used by investors to assess REIT performance and is only one of many measures (disclosed above) used to assess performance under the framework.

(2)

See Appendix A for the definition of “FAD (or Funds Available for Distribution)”, “FAD Per Share”, “FAD Payout Ratio”, “NOI”, “Same Store NOI (on a GAAP and cash basis)” and reconciliations of net income available to common stockholders computed in accordance with GAAP to NOI and Same Store NOI (on a GAAP and cash basis) and net income available to common stockholders computed in accordance with GAAP to FAD and FAD per share and GAAP net cash provided by operating activities to FAD. FAD Per Share is also used as a performance metric under the performance-based component of our NEO equity awards. The Compensation Committee believes it is nevertheless appropriate to take FAD Per Share into account in our performance measurement framework because it is a key metric for the Company, frequently used by investors to assess REIT performance and is only one of many measures (disclosed above) used to assess performance under the framework.

(3)	As of December 31, 2017.

(4)

Pro-rata for the Company’s 56% ownership in two strategic ventures with NBREM. The debt to EBITDA ratio is also used as a performance metric under the performance-based component of our NEO equity awards. The Compensation Committee believes it is nevertheless appropriate to take the debt to EBITDA ratio into account in our performance measurement framework because it is a key metric for the Company, frequently used by investors to assess REIT performance and is only one of many measures (disclosed above) used to assess performance under the framework. The debt to EBITDA ratio is calculated as the Company’s consolidated debt balance for the applicable period, divided by the Company’s EBITDA, as adjusted, for such period. See Appendix A for a definition of “EBITDA, as adjusted”, and a reconciliation of net income available to common stockholders computed in accordance with GAAP to EBITDA, as adjusted.

(5)	Reflects gross equity issuance completed on January 10, 2017.

(6)	Reflects draw-down on private placement debt completed in 2016.

(7)	Excludes $7.6 million, or $0.075 per share, of non-cash preferred stock redemption charges.

(8)	Excludes $6.0 million, or $0.06 per share, of costs related to the early debt redemption of 4.8% senior notes due in July 2018.

(9)	Actual adjusted FAD results came in lower than budget reflecting higher recurring capex spending driven by outperforming leasing budget by one million square feet in the stabilized portfolio.

(10)	Includes development leasing of approximately 856,000 square feet.

(11)	Excludes credit facility amendment that increased the size to $900 million and extended the maturity date to 2022.

Based on the Compensation Committee’s review of the Company’s actual 2017 performance disclosed in the chart above, the Compensation Committee determined that the Company’s overall performance for 2017 was above “Superior” but below “Extraordinary.” In addition, and while the Company’s TSR performance is more directly taken into account through the value of, and applicable performance metrics under, the Company’s equity awards, the Compensation Committee also took the Company’s 2017 TSR performance into account in determining that it was appropriate to pay 2017 short-term incentive amounts for the NEOs at less than the maximum levels. As a result, the 2017 short-term incentive amounts exceeded target payout levels but were below the maximum payout level.

The Compensation Committee determined that each of the NEOs made significant contributions to the Company in 2017, although the level of impact each NEO had on the Company’s 2017 results varied somewhat. Differences between each NEO’s actual 2017 short-term incentive amount compared to each NEO’s 2017 target short-term incentive amount also reflect the Compensation Committee’s overall qualitative assessment of each NEO’s performance, and relative contribution to and responsibility for each of the performance categories and metrics.

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Compensation Discussion and Analysis

The 2017 target and actual short-term incentive amount determined by the Compensation Committee for each NEO is set forth in the chart below. Mr. Rosetta’s target short-term incentive amount was $1.2 million, but his target for 2017 (as reflected in the chart below) was pro-rated based on his start date with the Company in June 2017.

Named Executive	2017 Target Cash Incentive Amount	2017 Actual Cash Incentive Amount
John Kilroy	$2,700,000	$3,800,000
Jeffrey Hawken	$1,350,000	$1,600,000
Tyler Rose	$ 500,000	$ 700,000
Stephen Rosetta	$ 644,384	$ 650,000
Justin Smart	$ 500,000	$ 700,000

Long-Term Incentives

General Description

Our annual long-term incentives are structured as equity awards in the form of restricted stock units (“RSUs”) that vest over a three-year period. Each RSU is equivalent in value to and will be paid in one share of our common stock, subject to the satisfaction of applicable vesting conditions. Directly linking the value of RSUs to the Company’s stock price aligns our NEOs’ interests with those of our stockholders. RSU awards are typically granted to our NEOs, and all applicable performance goals are set, at the beginning of each performance year. The NEOs do not have the right to vote or dispose of any RSUs prior to vesting (or, with respect to RSUs as to which the executive has elected to defer the settlement date past vesting, the actual date the vested RSUs are paid in stock). Each RSU is granted in tandem with a corresponding dividend equivalent right that entitles the NEO to be credited with additional RSUs upon the Company’s payment of dividends to stockholders of outstanding shares of the Company’s common stock if the dividend equivalent right is or was outstanding on the Company’s common stock record date. Any such additional RSUs credited in respect of dividend equivalent rights are subject to the same vesting terms as the underlying RSUs and vest (if at all) together with the underlying RSU to which they relate. In addition to annual equity awards, we occasionally make grants of equity awards at other times at the discretion of the Compensation Committee, such as in connection with hiring or promoting executive officers.

Mr. Rosetta was not granted a 2017 annual equity award because he was not employed by the Company when the Compensation Committee approved the 2017 annual equity award grants for NEOs. In connection with the commencement of his employment, Mr. Rosetta was granted a make-whole RSU award with a grant date value of $2 million. Mr. Rosetta’s make-whole award vests ratably in annual installments over a four-year vesting period, subject to his continued service through the applicable vesting date. The Compensation Committee determined that the size of this award was appropriate to induce Mr. Rosetta to join the Company and to partially compensate him for certain compensation opportunities that he forfeited when leaving his prior employer. No other special equity awards were granted to our NEOs in 2017.

Decisions for 2017

The Compensation Committee determined that the grant date value of each NEO’s 2017 annual equity award (as approved by the Compensation Committee and used to determine the number of shares subject to the awards) would remain at the same level as in effect for 2016. Mr. Rosetta did not receive an annual equity award in 2017. The design of the annual equity awards granted to our NEOs in 2017 is consistent with the design of the annual equity awards granted to our NEOs in 2016, other than with respect to the performance-based vesting conditions as further described below. Based on the grant date fair value of each 2017 annual equity award granted to our NEOs, the 2017 annual equity awards consist of the following:

•

Approximately two-thirds of each NEO’s total annual equity award (and nearly three-quarters for our CEO) are RSUs subject to performance-based vesting requirements (“performance-based RSUs”). The performance-based RSUs cliff vest, if and to the extent the performance goals are achieved, in one lump sum after the end of the three-year vesting period. The Compensation Committee set the 2017 operational goal (i.e., the FFO Per Share metric) for the performance-based RSUs above the goal used for the prior year.

34	Kilroy Realty Corporation

Compensation Discussion and Analysis

•

Approximately one-third of each NEO’s annual equity award (and approximately one quarter for our CEO) are RSUs subject to a time-based vesting schedule (“time-based RSUs”). The time-based RSUs vest ratably in annual installments over a three-year vesting period and payouts are subject to continued service through the applicable vesting date.

The Compensation Committee also believed that a majority of each NEO’s total 2017 annual equity award should be subject to performance-based vesting requirements to accomplish the following objectives:

•	Align overall reward opportunity with actual performance delivered;

•

Require achievement of pre-defined operating goals using a performance measure that is reflective of management’s efforts (i.e., the FFO Per Share metric, the FAD Per Share Growth metric, and the debt to EBITDA ratio metric);

•

Require sustained longer-term performance of the Company’s share price by including a relative TSR modifier that measures the Company’s performance against other office REIT competitors in the SNL US REIT Office Index over the entire three-year vesting period (i.e., the TSR Percentile Ranking metric); and

•	Create an additional retention incentive, as vesting is contingent on each NEO’s continued service through the end of the three-year vesting period.

2017 Annual Equity Award Values

In February 2017, the Compensation Committee granted each NEO (other than Mr. Rosetta) a number of time-based RSUs and a “target” number of performance-based RSUs, each expressed as a dollar value that was then converted into a number of RSUs by reference to the fair market value of the Company’s common stock on the date of grant. These dollar values are set forth in the chart below and are the same values that were used to determine the number of shares subject to the NEO’s annual equity award in 2016. The Compensation Committee determined that the aggregate dollar value for each NEO’s 2017 annual equity award was appropriate based on its consideration of the factors listed on page 29.

	February 2017 Annual Equity Awards
Named Executive	Time-Based RSUs(1)	Target Performance-Based RSUs(1)	Total Equity Award
John Kilroy	$1,500,000	$4,250,000	$5,750,000
Jeffrey Hawken	$ 617,000	$1,234,000	$1,851,000
Tyler Rose	$ 550,000	$1,100,000	$1,650,000
Justin Smart	$ 500,000	$1,000,000	$1,500,000
(1)

These amounts are the values approved by the Compensation Committee in February 2017 and converted into the corresponding number of RSUs (the number of RSUs at the “target” level of performance in the case of the performance-based RSUs) based on the closing price of the Company’s common stock on the date of grant of the awards and rounded up to the nearest whole share. For the accounting fair value of these awards as reflected in the Summary Compensation Table, please refer to footnote (1) to the Summary Compensation Table. There was no increase in these values for 2017 — these values are the same values as were approved by the Compensation Committee in 2016 and used for purposes of granting the 2016 annual equity awards for the NEOs.

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Compensation Discussion and Analysis

2017 Performance-Based RSUs

The 2017 performance-based RSUs vest in one lump sum on the date the Compensation Committee determines if, and to the extent, the performance vesting conditions have been achieved by the Company. Such determination will be made by the Compensation Committee during January or February 2020. The total number of 2017 performance-based RSUs that ultimately vest will be determined as follows:

(1)

The target number of performance-based RSUs granted to each NEO is first multiplied by an FFO Per Share modifier that ranges from 0% to 150% (and 0% to 175% in the case of our CEO), which percentage is determined by the FFO Per Share achieved by the Company for the 2017 performance year as shown in the table below (the number of RSUs resulting from this calculation is referred to as the “Banked Shares” subject to the award).

FFO Per Share (for 2017)*	FFO Per Share Modifier* (for NEOS except CEO)	FFO Per Share Modifier* (for CEO)
$3.60 or greater	150%	175%
$3.50	100%	100%
$3.40	50%	25%
Less than $3.40	0% (complete forfeiture)	0% (complete forfeiture)
* Determined on a pro-rata basis between points

The Banked Shares subject to the award are then modified by three metrics as follows:

(2)

40% of the Banked Shares are multiplied by a TSR Percentile Ranking modifier that ranges from 66.6666% to 133.3333% (and from 50% to 150% for our CEO), which percentage is determined by (a) calculating the percentile ranking of the Company’s TSR for the three-year performance period (2017-2019) amongst the TSRs for the companies in the SNL US REIT Office Index in the manner described on page 55 and (b) plotting the TSR Percentile Ranking on the table below and identifying the corresponding TSR modifier.

TSR Percentile Ranking* (2017-2019) — 40% Weight	TSR Modifier* (for NEOs except CEO)	TSR Modifier* (for CEO)
80th percentile or greater	133.3333%	150%
40th percentile or greater, but equal to or less than 60th percentile	100%	100%
20th percentile or lower	66.6666%	50%
* Determined on a pro-rata basis between points

For example, if the TSR Percentile Ranking is at or above the 40th percentile, but equal to or less than the 60th percentile, then there is no modification up or down to the Banked Shares. If the TSR Percentile Ranking is below the 40th percentile, then 40% of the Banked Shares may be reduced by up to 50% for our CEO’s award and by up to 33% for our other NEOs’ awards. If the TSR Percentile Ranking is greater than the 60th percentile, then 40% of the Banked Shares may be increased by up to 50% for our CEO’s award and by up to 33% for our other NEOs’ awards.

36	Kilroy Realty Corporation

Compensation Discussion and Analysis

(3)

30% of the Banked Shares are multiplied by an Average FAD Per Share Growth modifier that ranges from 66.6666% to 133.3333% (and from 50% to 150% for our CEO), which percentage is determined by (a) calculating the Company’s Average FAD Per Share Growth for the three-year performance period (2017-2019) in the manner described on page 55 and (b) plotting the Average FAD Per Share Growth on the table below and identifying the corresponding Average FAD Per Share Growth modifier.

Average FAD Per Share Growth* (2017-2019) — 30% Weight	Average FAD Per Share Growth Modifier* (for NEOs except CEO)	Average FAD Per Share Growth Modifier* (for CEO)
4% or greater	133.3333%	150%
2.5%	100%	100%
0% or less	66.6666%	50%
* Determined on a pro-rata basis between points

(4)

30% of the Banked Shares are multiplied by an Average Debt to EBITDA Ratio modifier that ranges from 66.6666% to 133.3333% (and from 50% to 150% for our CEO), which percentage is determined by (a) calculating the Company’s Average Debt to EBITDA Ratio for the three-year performance period (2017-2019) in the manner described on page 56, and (b) plotting the Average Debt to EBITDA Ratio on the table below and identifying the corresponding Average Debt to EBITDA Ratio modifier.

Average Debt to EBITDA Ratio* (2017-2019) — 30% Weight	Average Debt to EBITDA Ratio Modifier* (for NEOs except CEO)	Average Debt to EBITDA Ratio Modifier* (for CEO)
6.25x or less	133.3333%	150%
6.75x	100%	100%
7.25x or higher	66.6666%	50%
* Determined on a pro-rata basis between points

The FFO Per Share measure applies to the year in which the award was granted. This measure was selected as a performance metric because it is a financial measure commonly used by analysts and investors to evaluate a REIT’s operating performance and overall management of its property portfolio. This measure adjusts the initial target number of performance-based RSUs upward or downward depending on the Company’s FFO Per Share performance and also provides for the complete forfeiture of the performance-based RSUs with no opportunity to vest in a future year if the pre-established threshold FFO Per Share amount is not achieved.

The TSR Percentile Ranking modifier was included to further align executives’ interests and potential rewards with stock price performance on a relative basis over a longer-term performance period.

The Average FAD Per Share Growth modifier was included to further align executives’ interests and potential rewards with the Company’s growth in FAD on a per share basis over a longer-term performance period. FAD is a cash flow measurement that takes into consideration capital costs in addition to net income.

The Average Debt to EBITDA Ratio modifier was included to align the Company’s substantial growth plans with maintaining a conservative balance sheet. By including a key leverage metric, the Company is limited in its ability to incur significant additional debt to fund growth and grow earnings without negatively impacting this compensation metric.

The increased up-side and down-side leverage applied to the TSR modifier, the Average FAD Per Share Growth modifier and the Average Debt to EBITDA Ratio modifier for the award to our CEO reflects his responsibility for the overall performance of the Company.

Kilroy Realty Corporation	37

Compensation Discussion and Analysis

Please see the discussion under “Named Executive Officer Compensation Tables — Description of Plan-Based Awards —Performance-Based RSUs” beginning on page 54 below for more information on determining FFO Per Share, TSR Percentile Ranking, Average FAD Per Share Growth, Average Debt to EBITDA Ratio and related modifiers for purposes of these awards.

The following chart illustrates the operation of the performance-based RSUs awarded in 2017 and discussed above:

38	Kilroy Realty Corporation

Illustration of 2017 Performance-Based RSUs 2017 FFO Per share set 1-Year Operating goals, grant target number of shares up to 1.5x target (1.75x for the CEO) Measure 1-year Performance against per-set FFO per share goals to determine number of Banked shares as little as 0.0x target TSR percentile rank vs. SNL US REIT Office index companies relatives 3-year TSR percentile = TSR percentile ranking 40% weighting Earn up to 33% (50% for the CEO) more than Banked Shares Modify Banked Shares based on TSR Percentile Ranking Forfeit up to 33% (50% for the CEO) of Banked Shares FAD per Share Growth from 2016 to 2019 Growth of Average FAD Per Share over 3 Years 30% Weighting Earn up to 33% (50% for the CEO) more than Banked Shares Modify Banked Shares based on Average FAD per Share Growth Forfeit up to 33% (50% for the CEO) of Banked Shares 2017 debt to EBITDA Ratio 2018 debt to EBITDA Ratio 2019 debt to EBITDA Ratio Average of Three 1-Year Debt to EBITDA Ratios = Average Debt to EBITDA Ratio 30% Weighting Earn up to 33% (50% for the CEO) more than Banked Shares Modify Banked Shares based on Average Debt to EBITDA Ratio Forfeit up to 33% (50% for the CEO) of Banked Shares

Compensation Discussion and Analysis

2017 Performance Year Under 2017 Annual Equity Awards

In January 2018, the Compensation Committee determined that the Company’s 2017 FFO Per Share, when adjusted in accordance with the 2017 RSU award agreement, was $3.55. As a result, 125.3% of the target number of performance-based RSUs awarded in 2017 to each NEO (and 137.9% of the target number of performance-based RSUs awarded in 2017 to our CEO) were banked and became eligible to vest, subject to (1) further adjustment (up or down) as follows (a) 40% of the Banked Shares will be adjusted (up or down) based on the Company’s relative TSR performance against other office REIT competitors in the SNL US REIT Office Index over the entire three-year vesting period, (b) 30% of the Banked Shares will be adjusted (up or down) based on the Company’s average annual growth in FAD over the three-year performance period, and (c) 30% of the Banked Shares will be adjusted (up or down) based on the Company’s average annual debt to EBITDA ratio over the three-year performance period and (2) continued service through the remainder of the three-year performance period.

2017 Performance Year Under 2016 Annual Equity Awards

In January 2016, the Compensation Committee awarded the NEOs (other than Mr. Rosetta) RSUs that had a structure similar to the RSUs awarded to the NEOs in February 2017, except that only a single performance modifier (based on relative TSR performance) was used. The 2016 RSUs are described more fully in the Company’s 2016 Proxy Statement. In February 2017, the Compensation Committee determined that the Company’s 2016 FFO Per Share, when adjusted in accordance with the 2016 RSU award agreement, was $3.50. As a result, 143.7% of the target number of performance-based RSUs awarded in 2016 to each NEO were banked and became eligible to vest, subject to (1) further adjustment (up or down) based on the Company’s TSR Percentile Ranking (i.e., the average of the Company’s TSR Percentile for the 2016, 2017 and 2018 performance years) and (2) continued service through the remainder of the three-year performance period. The Compensation Committee also determined that the Company’s 2016 TSR Percentile for purposes of these awards ranked in the 56th percentile. In January 2018, the Compensation Committee determined that the 2017 TSR Percentile for purposes of these awards ranked in the 54th percentile. If the Company’s 2016 FFO Per Share performance and 2016 and 2017 TSR Percentile ranks are taken into account, between 135.7% and 167.7% of the target number of performance-based RSUs awarded in 2016 to each NEO (and between 131.9% and 179.7% of the target number of performance-based RSUs awarded in 2016 to our CEO) will vest at the end of the three-year performance period, subject to continued service through the remainder of the three-year performance period and with the final number of 2016 performance-based RSUs vesting to be determined within that range based on the Company’s TSR Percentile for 2018.

2017 Performance Year Under 2015 Annual Equity Awards (TSR Modifier Resulted in No Upside Modification)

In January 2015, the Compensation Committee awarded the NEOs (other than Mr. Rosetta) RSUs that had a structure similar to the RSUs awarded to the NEOs in January 2016. In January 2018, the Compensation Committee made a final determination that 150% of the target number of 2015 performance-based RSUs awarded to each NEO vested. The Compensation Committee’s final determination was based on (a) 150% of the target number of 2015 performance-based RSUs awarded to each NEO being banked as a result of the Company’s 2015 FFO Per Share performance and (b) no further modification being applied to those banked shares as a result of the Company’s TSR Percentage Ranking at the 45th percentile (i.e., the average of the Company’s 2015, 2016 and 2017 TSR Percentile ranks as determined pursuant to the terms of these awards).

Past TSR Performance Awards

The Company awarded performance-based RSUs to Messrs. Kilroy and Hawken in 2012 and 2013, respectively, that are eligible to vest in substantially equal annual installments over the term of the award (2012-2018 in the case of the award granted to Mr. Kilroy in 2012 and 2013-2018 in the case of the award granted to Mr. Hawken in 2013). These awards are referred to in this Proxy Statement as the “Past TSR Awards.” The vesting of each installment of the Past TSR Awards is subject to the achievement of one of the following performance goals, and further subject to the executive’s continued employment through the applicable vesting date: (1) achievement of an annual TSR equal to 7.5% for the applicable calendar year; (2) achievement of a TSR that exceeds the TSR for the SNL US REIT Office Index for the applicable calendar year; or (3) achievement of a cumulative stockholder return goal not later than December 31, 2018. The cumulative stockholder return goal is based on an annualized TSR over the applicable term of the award of 7.5%. In January 2018, the Compensation Committee determined that the Company achieved the relative TSR goal in 2017, thus the 2017 installment of the Past TSR Award vested for both Messrs. Kilroy and Hawken.

Kilroy Realty Corporation	39

Compensation Discussion and Analysis

In January 2016, the Company awarded Mr. Hawken an RSU award that included a component subject to both time-based and performance-based vesting conditions. The performance-based RSUs subject to the award are eligible to vest in substantially equal annual installments over a four-year period (2016-2019) based on the achievement of one of the following performance goals, subject to Mr. Hawken’s continued employment through the end of the applicable year: (1) achievement of an annual TSR equal to 7.5% for the applicable calendar year; (2) achievement of a TSR that exceeds the TSR for the SNL US REIT Office Index for the applicable calendar year; or (3) achievement of a cumulative stockholder return goal not later than December 31, 2019. The cumulative stockholder return goal is based on an annualized TSR over the applicable period of 7.5%. (This award is also referred to in this Proxy Statement as a “Past TSR Award.”) In January 2018, the Compensation Committee determined that the Company achieved the relative TSR goal in 2017, thus the 2017 installment of the performance-based RSUs vested for Mr. Hawken.

Additional Compensation Elements

Indirect Elements of Compensation

To assist us in attracting and retaining key executives, our NEOs are eligible to participate in the same health, welfare and insurance benefit plans in which our salaried employees are generally able to participate. In addition, we provide our NEOs with certain other benefits such as an automobile allowance, a medical allowance, supplemental life insurance, and certain reimbursements for club dues, financial planning services and home office expenses. We believe that these other elements of compensation are important to attract, motivate and retain the top executive talent for which we compete.

Stock Award Deferral Program

We maintain a Stock Award Deferral Program under which our directors and certain of our management employees, including our NEOs, may elect to participate and defer receipt of restricted stock awards granted under the 2006 Plan and receive an equivalent number of RSUs in lieu of such restricted stock (or may elect to defer payment of RSUs that would otherwise be made when the RSUs vest). Each RSU issued under the deferral program represents the right to receive one share of our common stock in the future, subject in each case to the vesting conditions provided in the restricted stock or RSU award. In addition, deferred RSUs carry with them the right to receive dividend equivalents that credit participants, upon our payment of dividends in respect of the shares underlying the participant’s RSUs, with additional RSUs equal to the value of the dividend paid in respect of such shares. Shares of stock underlying RSUs will be paid to the participant holding the RSUs on the earliest to occur of a change in control, the participant’s “separation from service” with us, the participant’s death or disability, or a pre-determined date, if specified by the participant. By electing to receive deferred RSUs, participants are generally able to defer income taxes on these awards, which makes our compensation program more desirable and helps us to attract, retain and incentivize top talent without significant additional cost to the Company. Since RSUs are paid in our common stock and the value of each RSU is directly tied to the value of our common stock, RSUs enhance the alignment between management and stockholder interests.

Defined Contribution Plans

We maintain a Section 401(k) Savings/Retirement Plan (the “401(k) Plan”) that covers our eligible employees, including our NEOs, and those of certain designated affiliates. The 401(k) Plan permits our eligible employees to defer receipt of (and taxation on) a portion of their annual compensation, subject to certain limitations imposed by the 401(k) Plan and under the Internal Revenue Code. The employees’ elective deferrals are immediately vested and nonforfeitable upon contribution to the 401(k) Plan. We currently make matching contributions to the 401(k) Plan in an amount equal to fifty cents for each dollar of participant contributions, up to a maximum of 10% of the participant’s base salary (thus, the maximum match is 5% of the participant’s base salary) and subject to certain other limits under the tax laws. Participants vest immediately in the amounts contributed by us to their plan accounts. Our employees are eligible to participate in the 401(k) Plan after three months of credited service with us. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan. This tax-preferential savings option fits our compensation philosophy by helping us to attract, retain and incentivize top talent.

40	Kilroy Realty Corporation

Compensation Discussion and Analysis

Deferred Compensation Plan

We maintain a cash deferred compensation plan, the 2007 Deferred Compensation Plan, as amended (the “Deferred Compensation Plan”), under which our directors, partners and certain of our management employees, including our NEOs, may defer receipt of their compensation, including up to 100% of their director fees and cash bonuses and up to 70% of their salaries or other types of eligible compensation, each as applicable. In addition, partners and eligible management employees, including our NEOs, will generally receive semi-monthly contributions from us to their Deferred Compensation Plan accounts equal to 10% of their respective gross semi-monthly base salaries (or certain guaranteed payments, in the case of partners). The Deferred Compensation Plan provides that we may also make additional discretionary contributions to participant accounts. To date, we have not made any discretionary contributions for the benefit of our NEOs other than, as noted below, to Mr. Rosetta. The Deferred Compensation Plan fits into our compensation philosophy by providing our NEOs with the ability to accrue compensation and generate savings in a tax-efficient manner in excess of limits imposed on our 401(k) Plan, thereby providing additional financial security that enables our executives to focus on their work-related obligations. For additional information, refer to the Nonqualified Deferred Compensation table below.

In connection with the commencement of his employment, Mr. Rosetta was granted a $2 million cash award under the Deferred Compensation Plan that vests ratably in annual installments over a four-year vesting period, subject to his continued service through the applicable vesting date. The Compensation Committee determined that this cash award was appropriate to induce Mr. Rosetta to join the Company and to partially compensate him for certain compensation opportunities that he forfeited when leaving his prior employer.

Severance and Change in Control Arrangements

We have entered into employment agreements with each of our NEOs (other than Mr. Rosetta) that include certain severance benefits. Provisions of our equity awards also provide for continued or accelerated vesting in certain circumstances in connection with a termination of the award holder’s employment or a change in control. We believe that these provisions help to ensure the day-to-day stability and focus of our management team. The Compensation Committee evaluates the level of severance benefits to provide our NEOs on a case-by-case basis, and in general, we consider these severance protections an important part of an executive’s compensation and consistent with competitive practices as of the date they were entered into.

None of our NEOs have the benefit of any “single trigger” severance or equity award acceleration arrangements, meaning that severance benefits and accelerated vesting of equity awards are not triggered simply because a change in control transaction occurs. Instead, time-based RSU awards granted to our NEOs generally vest in connection with a change in control transaction only if the award is to be terminated in connection with the change in control transaction (and will not be continued, substituted for, or assumed after the change in control transaction) and, in the case of the performance-based RSUs granted to our NEOs, will vest based on the Company’s performance through the change in control transaction. The time-based RSUs granted to our NEOs also generally vest, and any severance benefits for our NEOs are generally triggered, upon a termination of the NEO’s employment by the Company without “cause,” by the NEO for “good reason,” or, in certain cases, due to the death or disability of the NEO.

For a description of the material terms of these arrangements, see “Named Executive Officer Compensation Tables —Employment Agreements — Salary and Short-Term Incentive (Annual Cash Bonus) Amounts,” “Named Executive Officer Compensation Tables — Grants of Plan-Based Awards — 2017,” “Named Executive Officer Compensation Tables — Description of Plan-Based Awards” and “Named Executive Officer Compensation Tables — Potential Payments Upon Termination or Change in Control” below.

Kilroy Realty Corporation	41

Compensation Discussion and Analysis

HOW WE MAKE COMPENSATION DECISIONS

Role of Independent Compensation Consultant

The Compensation Committee has sole authority to hire, retain and terminate the services of independent compensation consultants to assist in its decision-making process. The Compensation Committee retained Mercer as its independent compensation consultant in 2017.

Mercer performed a comprehensive review of our 2017 executive compensation program before it was established, including the composition of our peer group, amounts and nature of compensation paid to executive officers, structure of our various compensation programs, design of our short-term incentive performance measurement framework, performance vesting requirements for our annual long-term incentive awards and appropriate target total direct compensation levels and potential payment and vesting ranges for our executive officers. During 2017, Mercer also provided data to the Compensation Committee on the compensation and relative performance of our peer group, advised and provided peer group data regarding the Company’s compensation arrangements for its non-employee directors, reviewed drafts of the CD&A and related compensation tables for inclusion in the Company’s Proxy Statement filed in 2017, provided advice as the Compensation Committee began its considerations of our executive compensation framework for 2018, and reviewed data in connection with the Compensation Committee’s determination of short-term incentive and performance-based incentive vesting levels for completed performance periods. A representative of Mercer regularly attends meetings of the Compensation Committee and regularly meets privately in executive session with the Compensation Committee to discuss its recommendations.

Mercer is a subsidiary of Marsh & McLennan Companies, Inc. (collectively, “MMC”), a diversified conglomerate of companies that provide insurance, strategy and human resources consulting services. During 2017, affiliates of MMC other than Mercer received $1,048,115 in fees for providing services to the Company, and Mercer received $171,000 for its services with respect to executive and director compensation described above. The decision to engage other MMC affiliates to provide services other than assisting the Compensation Committee with executive compensation matters was made by members of management. Although the Compensation Committee did not specifically approve these engagements, the Compensation Committee has reviewed the other services provided by other MMC affiliates and, after consideration of such services and other factors prescribed by the SEC for purposes of assessing the independence of compensation advisors, has determined that no conflicts of interest exist between the Company and Mercer (or any individuals working on the Company’s account on Mercer’s behalf). In reaching this determination, the Compensation Committee considered the following factors, all of which were confirmed by Mercer:

•	Other than the services identified above, MMC provided no services to the Company during 2017;

•	The aggregate amount of fees paid or payable by the Company to MMC for 2017 represented less than 1% of MMC’s total revenue for 2017;

•	Mercer has established Global Business Standards to manage potential conflicts of interest for executive rewards consulting services, which policies and procedures were provided to the Company;

•

There are no business or personal relationships between our Mercer executive remuneration advisors and any member of the Compensation Committee other than in respect of (1) the services provided to the Company by Mercer as described above, or (2) work performed by Mercer for any other company, board of directors or compensation committee for which such Compensation Committee member also serves as an independent director;

•	Our Mercer executive remuneration advisors do not own stock in the Company; and

•

There are no business or personal relationships between our Mercer executive remuneration advisors, Mercer or other MMC affiliates, and any executive officer of the Company other than in respect of the services provided to the Company as described above.

42	Kilroy Realty Corporation

Compensation Discussion and Analysis

Role of Management in Executive Compensation Planning

Our CEO provides recommendations to the Compensation Committee regarding the compensation of our executive officers (other than for himself). Our CEO further participates in the executive compensation decision-making process as follows:

•	Presents overall results of the Company’s performance and achievement of historical and go-forward business objectives and goals from management’s perspective;

•	Provides evaluations for all other executive officers (including our NEOs); and

•	Reviews peer group information and compensation recommendations and provides feedback regarding the potential impact of proposed compensation decisions.

Our Chief Financial Officer evaluates the financial implications and affordability of the Company’s compensation program. Other executive officers (including other NEOs) may periodically participate in the compensation process and in Compensation Committee meetings at the invitation of the Compensation Committee to advise on performance and/or activity in areas with respect to which these executive officers have particular knowledge or expertise. None of our NEOs are members of the Compensation Committee or otherwise had any role in determining the compensation of the other NEOs.

Market Review and Compensation Peer Group

Our Compensation Committee reviews peer group data to assess the competitiveness of our executive compensation program and to help inform its decision-making process by providing a competitive framework within which to analyze its determinations. The 2017 peer group considered for these purposes (referred to as our “peer group” in this Proxy Statement) was the same as our 2016 peer group, with the exception that BioMed Realty Trust was not included in the 2017 peer group because it was acquired by Blackstone and it ceased trading on the NYSE during 2016, and Paramount Group Inc. was added to the 2017 peer group because the Compensation Committee believed that it was an appropriate peer company based on the factors noted below. The 2017 peer group consisted of the 14 publicly-traded REITs shown in the table below. The 14 publicly-traded REITs included in the 2017 peer group had equity market capitalization ranging from approximately $23.4 billion to approximately $1.9 billion as of December 31, 2017, and, as a group, had a median equity market capitalization of approximately $5.3 billion as of December 31, 2017. Our equity market capitalization by comparison was approximately $7.3 billion as of December 31, 2017.

Kilroy Realty Corporation	43

Compensation Discussion and Analysis

Kilroy Realty Corporation

Peer Group: KRC Alignment Characteristics

Comparable Categories
Company	Equity Market Cap(1)	Total Revenues(2)	Total Assets(3)	Office REITS(4)	Equity Market Cap(5)	Total Revenue(6)	Total Assets(7)	W. Coast Concen- tration(8)
	(MM)	(MM)	(MM)
Digital Realty Trust	$23,400	$2,483	$21,404	—	—	—	—	✓
Boston Properties	$20,067	$2,613	$19,372	✓	—	—	—	✓
Realty Income Corp	$16,067	$1,216	$14,058	—	—	✓	—	✓
Alexandria Real Estate Equities	$12,591	$1,129	$12,104	✓	✓	✓	✓	✓
SL Green Realty Corp	$ 9,918	$1,533	$13,983	✓	✓	—	—	—
Douglas Emmett	$ 6,961	$ 818	$ 8,293	✓	✓	✓	✓	✓
Hudson Pacific Properties	$ 5,317	$ 728	$ 6,622	✓	✓	✓	✓	✓
Highwood Properties	$ 5,256	$ 710	$ 4,624	✓	✓	✓	✓	—
Paramount Group	$ 3,805	$ 732	$ 8,918	✓	✓	✓	✓	✓
Brandywine Realty Trust	$ 3,173	$ 510	$ 3,995	✓	—	✓	✓	—
Corporate Office Properties Trust	$ 2,909	$ 616	$ 3,578	✓	—	✓	✓	—
Piedmont Office Realty Trust	$ 2,831	$ 578	$ 4,000	✓	—	✓	✓	—
Tanger Factory Outlet Centers	$ 2,483	$ 490	$ 2,540	—	—	✓	—	—
Mack-Cali Realty Corp	$ 1,939	$ 610	$ 4,958	✓	—	✓	✓	—

75th Percentile	$11,923	$1,194	$13,513	—	—	—	—	—
50th Percentile	$ 5,287	$ 730	$ 7,457	—	—	—	—	—
25th Percentile	$ 2,975	$ 612	$ 4,156	—	—	—	—	—

Kilroy Realty Corporation	$ 7,340	$ 719	$ 6,803	—	—	—	—	—

(1)	As of December 31, 2017, based on publicly-available information from the S&P Capital IQ database’s definition of Market Capitalization.

(2)	Per S&P Capital IQ database’s definition of Total Revenue, based on the trailing 12 months of publicly reported data as of February 27, 2018.

(3)	Per S&P Capital IQ database’s definition of Total Assets, based on the most recently reported fiscal quarter as of February 27, 2018.

(4)	Office REITS as defined by the GICS Office REIT Sub-Industry.

(5)	Comparable firms based on equity market capitalization defined as those that fall within 0.5x — 2.0x of the Company’s market capitalization as of December 31, 2017.

(6)	Comparable firms based on total revenues defined as those that fall within 0.5x — 2.0x of the Company’s revenue level based on the information summarized in the chart.

(7)	Comparable firms based on asset size defined as those that fall within 0.5x — 2.0x of the Company’s asset level based on the information summarized in the chart.

(8)	Defined as possessing a significant portfolio of properties on the West Coast and/or being a significant West Coast talent competitor.

Peer group compensation analyses for 2017, together with other reports and information prepared by Mercer for the Compensation Committee, were used by the Compensation Committee to evaluate our executive compensation program generally and to inform its decision-making process. Differences in compensation levels for our NEOs are driven by the Compensation Committee’s assessment, in its judgment, of each of our executive’s responsibilities, experience and

44	Kilroy Realty Corporation

Compensation Discussion and Analysis

compensation levels for similar positions at companies in the peer group. Our pay positioning versus the peer group also incorporates the degree of expertise and experience needed to oversee and direct our active portfolio management strategy. For example, our strategy requires different skill sets than executives who focus primarily on managing cash flows from a more static investment portfolio. Further, our compensation levels reflect the need to attract, retain and incentivize talented and experienced individuals in the highly competitive West Coast employment and commercial real estate markets.

For 2017, the Compensation Committee did not set compensation levels at any specific level or percentile against the peer group data. Except as otherwise noted in this CD&A, the Compensation Committee’s executive compensation determinations are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee, the analysis and input from, and peer group data provided by, the Compensation Committee’s independent executive compensation consultant, as well as the Compensation Committee’s assessment of overall compensation trends and trends specific to the REIT market.

COMPENSATION GOVERNANCE PRACTICES

We maintain a number of compensation and governance-related policies that we believe represent current best practices. Below is a summary of our executive compensation and other compensation-related governance practices.

Compensation Governance Practices

•  Clawback policy

•  Anti-hedging policy

•  Anti-pledging policy

•  Minimum stock ownership guidelines for executives

•  Minimum stock ownership guidelines for non-employee directors

•  Stock holding requirements

•  No single trigger change in control provisions

•  No excise tax gross-ups

•  Related party transactions policy

•  No repricing of underwater stock options without stockholder approval

•  Independent compensation consultant

•  Regular stockholder engagement

Compensation Clawback Policy

We maintain a clawback policy under which we may require reimbursement and/or cancellation of any bonus or other incentive compensation, including equity-based compensation, awarded to our executive officers under certain circumstances in the event of a restatement of our financial statements. Under our clawback policy, subject to the discretion and approval of our Board, we may require reimbursement and/or cancellation of any bonus or other incentive compensation, including equity-based compensation, awarded to an executive officer, in any case where all of the following factors are present: (i) the award was predicated upon the achievement of certain financial results during the three fiscal years preceding the date of the Company’s most recent audited balance sheet (or any interim or other portion of such period of three fiscal years, or any more recent period) that were subsequently the subject of an accounting restatement due to material noncompliance by us with any financial reporting requirements under securities laws; (ii) the Board determines that the executive officer engaged in misconduct that was a substantial contributing cause to the need for the restatement; and (iii) a lower award would have been made to the executive officer based upon the restated financial results. In each such instance, we may recover the individual executive officer’s entire annual bonus or any gain received from the award within the relevant period, plus a reasonable rate of interest. These clawback provisions are in addition to the provisions of our employment agreement with Mr. Kilroy, and the provisions of the Non-Competition, Non-Solicitation and Non-Disclosure Agreements we have entered into with our other NEOs, described below under “Named Executive Officer Compensation Tables — Potential Payments Upon Termination or Change in Control” that provide for the executive to forfeit certain equity awards if he fails to comply with certain restrictive covenants in our favor.

Kilroy Realty Corporation	45

Compensation Discussion and Analysis

Anti-Hedging Policy

We maintain a policy that restricts our directors, officers, certain other employees and their family members from engaging in any transaction that might allow them to gain from declines in the price of Company securities. Specifically, we prohibit transactions by these individuals using derivative securities, or otherwise participating in hedging, “stop loss” or other speculative transactions involving Company securities, including short-selling Company securities, trading in any puts, calls, covered calls or other derivative products involving Company securities, or writing purchase or call options, short sales and other similar transactions.

Anti-Pledging Policy

We have a policy prohibiting our NEOs and other Section 16 officers from pledging, or using as collateral, Company securities in order to secure personal loans, lines of credit or other obligations, which includes holding Company securities in an account that has been margined. Exceptions to this policy are granted where the securities pledged (i) are not needed to satisfy the minimum ownership level required by the Company’s stock ownership guidelines, as discussed below, (ii) do not total more than 10% of the individual’s total beneficial ownership of Company securities and (iii) are not utilized as part of any hedging strategy that would potentially immunize the individual against economic exposure to such securities. In addition, our Board may grant other exceptions to this policy in such circumstances as it may consider appropriate; no such other exceptions have been made.

Minimum Stock Ownership Guidelines

As part of our compensation objectives, we believe that our NEOs should hold a significant amount of the Company’s stock to link their long-term economic interests directly to those of our stockholders. Accordingly, we maintain minimum stock ownership guidelines applicable to all of our NEOs. We believe that these guidelines, reflected in the table below, constitute significant amounts for our NEOs and provide a substantial link between the interests of our NEOs and those of our stockholders. Under our minimum stock ownership guidelines, each NEO has six years from the point of first being subject to the guidelines to satisfy the minimum guideline level of ownership. As of December 31, 2017, all of our NEOs meet the minimum guideline level of ownership.

Named Executive	Ownership Requirement as a % of Base Salary	Ownership Requirement Met as of December 31, 2017
John Kilroy	600%	Yes
Jeffrey Hawken	300%	Yes
Tyler Rose	300%	Yes
Stephen Rosetta	300%	Yes
Justin Smart	300%	Yes

Stock Holding Requirements

Our stock ownership guidelines provide that, if an executive falls short of the applicable level of stock ownership, the executive is expected to hold (and not sell) at least 50% of the net shares acquired upon exercise, vesting or payment, as the case may be, of any equity award granted by us to the executive. “Net shares” for this purpose means the total number of shares acquired by the executive upon exercise, vesting or payment, as the case may be, of the award, after reduction for shares having a fair market value equal to the exercise price of the award (in the case of a stock option) and after reduction for shares having a fair market value equal to the executive’s expected tax liability resulting from the exercise, vesting or payment of the award.

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Compensation Discussion and Analysis

No Single Trigger Change in Control Severance Provisions

None of our executives have the benefit of any “single trigger” severance or equity award acceleration arrangements, meaning that severance benefits and accelerated vesting of equity awards are not triggered simply because a change in control transaction occurs.

No Excise Tax Gross-Ups

None of our executives’ employment agreements provide for tax “gross-up” payments.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally prohibits a publicly-held company from deducting compensation paid to a current or former named executive officer that exceeds $1 million during the tax year. Certain awards granted before November 2, 2017 that were based upon attaining pre-established performance measures that were set by the Compensation Committee under a plan approved by our stockholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit.

As one of the factors in its consideration of compensation matters, the Compensation Committee notes this deductibility limitation. However, the Compensation Committee generally has the flexibility to take any compensation-related actions that it determines are in the Company’s and its stockholders’ best interest, including designing and awarding compensation for our executive officers that is not fully deductible for tax purposes. In addition, we believe that we qualify as a REIT under the Internal Revenue Code and are not subject to federal income taxes, meaning that the payment of compensation that is not deductible under Section 162(m) should not have a material adverse consequence to us, provided we continue to remain qualified as a REIT under the Internal Revenue Code.

Kilroy Realty Corporation	47

Compensation Committee Matters

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed our Compensation Discussion and Analysis section with management and, based on the review and discussions, recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement on Schedule 14A.

Executive Compensation Committee

Edward Brennan, PhD, Chair

Jolie Hunt

Gary Stevenson

The foregoing report of the Compensation Committee is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Dr. Brennan, Mr. Stevenson and Ms. Hunt were members of the Compensation Committee during all of 2017. No one who served on the Compensation Committee at any time during 2017 is or has been an executive officer of the Company or had any relationships requiring disclosure by the Company under the rules of the SEC requiring disclosure of certain relationships and related party transactions. None of our executive officers who served as a director of the Company or as a member of the Compensation Committee during the year ended December 31, 2017 served as a director or a member of a compensation committee (or other committee serving an equivalent function) for any other entity.

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Named Executive Officer Compensation Tables

The Summary Compensation Table quantifies the value of the different forms of compensation earned by or awarded to our NEOs for 2015, 2016 and 2017. The primary elements of each NEO’s total compensation reported in the table are base salary, a short-term incentive (annual cash bonus) and long-term incentive equity awards. Our NEOs also received the other benefits listed in column (i) of the Summary Compensation Table, as further described in the footnotes to the table.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each NEO’s employment agreement regarding base salary and short-term incentive amounts is provided immediately following the Summary Compensation Table. The Grants of Plan-Based Awards table, and the accompanying description of the material terms of the annual cash and equity incentive awards granted in 2017, provides information regarding the awards granted to our NEOs in 2017. The Outstanding Equity Awards at Fiscal Year End and Option Exercises and Stock Vested tables provide further information on the NEOs’ potential realizable value and actual value realized with respect to their equity awards.

SUMMARY COMPENSATION TABLE — 2015, 2016 AND 2017

The following table sets forth summary information regarding compensation of our NEOs for all services rendered to us in all capacities in 2015, 2016 and 2017.

Name & Principal Position(s)	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)		Option Awards(1) ($)	Non-Equity Incentive Plan Comp- ensation(2) ($)	Change in Pension Value & Non-qualified Deferred Comp- ensation Earnings ($)	All Other Compen- sation(3) ($)	Total(4) ($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)	(j)
John Kilroy	2017	$1,225,000	—	$5,872,397		—	$3,800,000	—	$531,253	$11,428,650
President and Chief	2016	$1,225,000	—	$5,841,535		—	$3,800,000	—	$520,494	$11,387,029
Executive Officer	2015	$1,225,000	—	$6,020,797		—	$3,800,000	—	$509,604	$11,555,401
Jeffrey Hawken	2017	$ 675,000	—	$1,874,898		—	$1,600,000	—	$149,051	$ 4,298,949
Executive Vice President and	2016	$ 675,000	—	$3,912,258		—	$1,600,000	—	$160,846	$ 6,348,104
Chief Operating Officer	2015	$ 675,000	—	$1,903,684		—	$1,600,000	—	$151,803	$ 4,330,487
Tyler Rose	2017	$ 500,000	—	$1,671,387		—	$ 700,000	—	$113,448	$ 2,984,835
Executive Vice President,	2016	$ 500,000	—	$1,666,698		—	$ 700,000	—	$111,520	$ 2,978,218
Chief Financial Officer and Secretary	2015	$ 500,000	—	$1,696,966		—	$ 700,000	—	$112,980	$ 3,009,946
Stephen Rosetta(5)	2017	$ 600,000	—	$2,000,009	(6)		$ 650,000	—	$ 52,430	$ 3,302,439
Executive Vice President and
Chief Investment Officer
Justin Smart	2017	$ 500,000	—	$1,519,457		—	$ 700,000	—	$110,962	$ 2,830,419
Executive Vice President, Development	2016	$ 500,000	—	$1,515,221		—	$ 700,000	—	$112,581	$ 2,827,802
and Construction Services	2015	$ 500,000	—	$1,542,704		—	$ 700,000	—	$108,852	$ 2,851,556

(1)

The amounts reported in columns (e) and (f) of the table above for each year reflect the aggregate accounting fair value of stock awards and option awards, respectively, granted in the applicable year as computed in accordance with FASB Accounting Standard Codification (“ASC”) Topic 718, Compensation — Stock Compensation (determined as of the grant date of the awards, as the grant date of the awards is determined for accounting purposes). For information on the assumptions used in the accounting fair value computations, refer to Note 15 “— Share-Based Compensation” in the Notes to Consolidated Financial Statements in the Company’s 2017 Form 10-K filed with the SEC.

As discussed in the CD&A, in 2015, 2016 and 2017 the Company awarded performance-based RSUs to the NEOs (other than Mr. Rosetta), the vesting of which is subject, in part, to the Company’s performance. As required by applicable SEC rules, the accounting fair value of these awards was determined based on the probable outcome (determined as of the grant date of the awards, as the grant date of the awards is determined for accounting purposes) of the performance-based conditions applicable to the awards. For these purposes, as of the grant date of the awards (as determined for accounting purposes) the Compensation Committee determined that the “target” level of performance was the probable outcome of the applicable performance-based conditions. Accordingly, the accounting fair value of these awards is included for the NEOs as Stock Award compensation for the year in which the grant was made

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Named Executive Officer Compensation Tables

based on the “target” number of shares subject to the awards. Under the terms of these awards at grant, between zero and 200% (0% to 262.5% in the case of the award granted to our CEO in 2017 and 0% to 225% in the case of the awards granted to our CEO in 2015 and 2016) of the target number of shares subject to the awards can vest, based on performance and the other vesting conditions applicable to the awards. The following tables present the accounting fair value (determined as described above) of the performance-based RSUs awarded to the NEOs in 2015, 2016 and 2017 under two sets of assumptions: (a) assuming that the target level of performance would be achieved, which we originally judged to be the probable outcome, and (b) assuming that the highest level of performance condition would be achieved (200% of the target level; 262.5% in the case of the award granted to our CEO in 2017 and 225% in the case of the awards granted to our CEO in 2015 and 2016) based on maximum performance of the applicable performance targets.

	2015 Performance-Based RSUs
Executive Officers	Accounting Fair Value (Based on Probable Outcome)	Accounting Fair Value (Based on Maximum Performance)
John Kilroy	$4,520,778	$10,171,689
Jeffrey Hawken	$1,286,649	$ 2,573,219
Tyler Rose	$1,146,909	$ 2,293,739
Stephen Rosetta	$ 0	$ 0
Justin Smart	$1,042,673	$ 2,085,267

	2016 Performance-Based RSUs
Executive Officers	Accounting Fair Value (Based on Probable Outcome)	Accounting Fair Value (Based on Maximum Performance)
John Kilroy	$4,341,488	$9,768,304
Jeffrey Hawken	$1,252,678	$2,505,298
Tyler Rose	$1,116,656	$2,233,255
Stephen Rosetta	$ 0	$ 0
Justin Smart	$1,015,168	$2,030,279

	2017 Performance-Based RSUs
Executive Officers	Accounting Fair Value (Based on Probable Outcome)	Accounting Fair Value (Based on Maximum Performance)
John Kilroy	$4,372,330	$11,477,316
Jeffrey Hawken	$1,257,849	$2,515,699
Tyler Rose	$1,121,313	$2,242,626
Stephen Rosetta	$ 0	$ 0
Justin Smart	$1,019,383	$2,038,765

(2)	As described in the CD&A, each of the NEOs received a short-term incentive under the Company’s 2017 annual incentive program in the amount reported in column (g) of the table.

(3)	The following table identifies the components of the amounts reported in the “All Other Compensation” column of the table for each NEO in 2017:

Executive Officers	Employee Healthcare Premiums	Medical Allowance	Life & Disability Insurance Premiums	Company Contributions to Deferred Compensation Plan	Company Contributions to 401(k)	Travel and Auto- mobile Related Expenses	Home Office/ Other Expenses	Financial Planning Services	Club Dues	Total Benefits
John Kilroy	$5,783	$25,000	$274,752	$122,500	$12,000	$66,979	$7,763	—	$16,476	$531,253
Jeffrey Hawken	$5,783	$25,000	—	$ 67,500	$12,000	$25,570	$2,151	—	$11,048	$149,052
Tyler Rose	$5,783	$25,000	—	$ 50,000	$12,000	$15,857	$2,445	$2,363	—	$113,448
Stephen Rosetta	$2,791	—	—	$ 32,308	$ 7,500	$ 7,248	$2,584	—	—	$ 52,431
Justin Smart	$5,783	$25,000	—	$ 50,000	$12,000	$18,060	$ 119	—	—	$110,962

As discussed under “Certain Relationships and Related Transactions,” during 2017 the Company was a party to a time-sharing agreement with each of the NEOs (other than Mr. Rosetta) for the lease from time to time by such NEOs of an aircraft that is owned by the Company. Our senior executives are actively involved in managing and overseeing the Company’s activities over a broad geographic

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Named Executive Officer Compensation Tables

area. The Company owns the aircraft to help maximize the business time and effectiveness of our executive team and avoid the time and scheduling constraints associated with commercial air travel. Such NEOs may, pursuant to the time-sharing agreement, use the aircraft for personal travel when the aircraft is not being used for business purposes. In addition, if there is open space available on a flight that has been arranged for business purposes, a non-business guest of a NEO may on occasion travel on that flight. Except for $7,074, $134, and $454 of costs included in the travel column above for Messrs. Kilroy, Hawken, and Rosetta, respectively, the aggregate incremental costs, as discussed under “Certain Relationships and Related Transactions,” of any personal use of the aircraft by an NEO during 2017 were paid for by the NEO pursuant to the NEO’s time-sharing agreement.

(4)

The amounts reported in column (j) of the table above include amounts that have been deferred under our Deferred Compensation Plan. For further information regarding our Deferred Compensation Plan, see above under “Compensation Discussion and Analysis — Deferred Compensation Plan.” For an additional description of the amounts deferred, see the Nonqualified Deferred Compensation table on page 60.

(5)

Mr. Rosetta’s employment with the Company commenced in June 2017. In connection with his joining the Company, in 2017 Mr. Rosetta was granted a $2,000,000 cash-settled new hire award that vests, subject to continued service, over four years, which is not included in this table as no amount vested during 2017.

(6)

In connection with the commencement of his employment, and to partially compensate him for certain compensation opportunities forfeited when leaving his former employer, Mr. Rosetta was granted a make-whole RSU award that vests ratably in annual installments over a four-year vesting period, subject to his continued service through the applicable vesting date.

Employment Agreements — Salary and Short-Term Incentive (Annual Cash Bonus) Amounts

We have entered into employment agreements with each of Messrs. Kilroy, Hawken, Rose and Smart. During 2017, we did not have an employment agreement with Mr. Rosetta.

John Kilroy

Mr. Kilroy entered into an amended and restated employment agreement with the Company effective January 1, 2012. The term of Mr. Kilroy’s amended and restated employment agreement is scheduled to end on December 31, 2018, subject to earlier termination in connection with a termination of Mr. Kilroy’s employment, and is not subject to automatic extensions of the term. The agreement provides for an initial annual base salary of $1,225,000 and that the Compensation Committee will review Mr. Kilroy’s base salary each year during the term of the agreement and has discretion to increase (but not decrease) his base salary level. The agreement also provides for Mr. Kilroy’s target short-term incentive award (annual cash bonus) to be set at $3,000,000 and his annual equity incentive award to be set at $3,000,000, with the Compensation Committee to determine Mr. Kilroy’s actual cash and equity incentive award amounts each year. Mr. Kilroy consented to reductions of his target cash incentive award amount to $2,450,000 for 2014, and $2,700,000 for each of 2015, 2016 and 2017. The agreement also provides for Mr. Kilroy to participate in the Company’s long-term incentive plan applicable to senior executives, pursuant to which the Compensation Committee has the discretion to grant certain equity awards, as well as participation in the Company’s executive and employee compensation and benefit plans and programs, reimbursement of business expenses, an auto allowance, an annual physical examination, an annual payment equal to $130,768 for Mr. Kilroy’s supplemental life insurance premiums and an annual payment up to $150,000 for Mr. Kilroy’s disability insurance premiums. Mr. Kilroy’s amended and restated employment agreement does not provide for tax gross-up payments from us for any elements of compensation, including for excise taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Provisions of Mr. Kilroy’s agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed under the applicable sections of this Proxy Statement.

Jeffrey Hawken

Mr. Hawken entered into an amended and restated employment agreement with the Company effective December 31, 2015. The term of Mr. Hawken’s amended and restated employment agreement is scheduled to end on March 1, 2019, subject to earlier termination in connection with a termination of Mr. Hawken’s employment, and is not subject to automatic extensions of the term. The agreement provides for an initial annual base salary of $675,000 and that the Compensation Committee will review Mr. Hawken’s base salary each year during the term of the agreement and has discretion to increase (but not decrease) his base salary level. The agreement also provides for Mr. Hawken’s target short-term incentive award to be set at 200% of his annual base salary and his annual equity incentive award to have a target grant date fair value of not less than 200% of his

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Named Executive Officer Compensation Tables

annual base salary. The agreement also provides for Mr. Hawken to participate in any outperformance incentive award plan applicable to senior executives that may be adopted by the Board, as well as participation in the Company’s executive and employee compensation and benefit plans and programs, including an auto allowance, an annual physical examination and an annual payment up to $25,000 for tax and financial planning services. Mr. Hawken’s employment agreement does not provide for tax gross-up payments from us for any elements of compensation, including for excise taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Provisions of Mr. Hawken’s agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed under the applicable sections of this Proxy Statement.

Tyler Rose

Mr. Rose entered into an employment agreement with the Company effective January 28, 2016. The term of the employment agreement is scheduled to end on March 1, 2019, subject to earlier termination in connection with a termination of Mr. Rose’s employment, and is subject to automatic one-year extensions of the term each year unless either party provides notice that the agreement will not be extended. The employment agreement provides for an initial annual base salary of $500,000 and provides that the Compensation Committee will review Mr. Rose’s base salary each year during the term of the agreement and has discretion to increase (but not decrease) his base salary level. The agreement also provides for Mr. Rose’s target short-term incentive award to be set at not less than 100% of his annual base salary and his annual equity incentive award to have a target grant date value of not less than 100% of his annual base salary. The agreement also provides for Mr. Rose to participate in any outperformance incentive award plan applicable to senior executives that may be adopted by the Board, as well as participation in the Company’s executive and employee compensation and benefit plans and programs and reimbursement of business expenses. Mr. Rose’s employment agreement does not provide for tax gross-up payments from us for any elements of compensation, including for excise taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Provisions of Mr. Rose’s agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed under the applicable sections of this Proxy Statement.

Justin Smart

Mr. Smart entered into an employment letter agreement with the Company dated January 28, 2016. The term of the employment letter agreement is scheduled to end on March 1, 2019, subject to earlier termination in connection with a termination of Mr. Smart’s employment, and is subject to automatic one-year extensions of the term each year unless either party provides notice that the letter agreement will not be extended. The agreement provides for an initial base salary of $500,000 and provides that the Compensation Committee will review Mr. Smart’s base salary each year during the term of the agreement and has discretion to increase (not decrease) his base salary level. The agreement also provides for Smart’s target short-term incentive award to be set at not less than 100% of his annual base salary and his annual equity incentive award to have a target grant date value of not less than 100% of his annual base salary. The agreement also provides for Mr. Smart to participate in the Company’s executive and employee benefit plans and programs. Mr. Smart’s employment letter agreement does not provide for tax gross-up payments from us for any elements of compensation, including for excise taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Provisions of Mr. Smart’s agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed under the applicable sections of this Proxy Statement.

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Named Executive Officer Compensation Tables

GRANTS OF PLAN-BASED AWARDS — 2017

The following table sets forth summary information regarding the incentive awards granted to our NEOs during 2017.

	Grant Date(1)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(2)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
John Kilroy	02/24/2017		—	—	—	—	—	—	19,441	—	—	$1,500,067
	02/24/2017		—	—	—	13,770	55,081	144,587	—	—	—	$4,372,330
	02/03/2017		—	$2,700,000	$4,050,000	—	—	—	—	—	—	—
Jeffrey Hawken	02/24/2017		—	—	—	—	—	—	7,997	—	—	$ 617,049
	02/24/2017		—	—	—	7,997	15,993	31,986	—	—	—	$1,257,849
	02/03/2017		—	$1,350,000	$2,025,000	—	—	—	—	—	—	—
Tyler Rose	02/24/2017		—	—	—	—	—	—	7,129	—	—	$ 550,074
	02/24/2017		—	—	—	7,129	14,257	28,514	—	—	—	$1,121,313
	02/03/2017		—	$500,000	$750,000	—	—	—	—	—	—	—
Stephen Rosetta	07/19/2017		—	—	—	—	—	—	27,211	—	—	$2,000,009
	07/19/2017	(4)	—	$644,384	$966,575	—	—	—	—	—	—	—
Justin Smart	02/24/2017		—	—	—	—	—	—	6,481	—	—	$ 500,074
	02/24/2017		—	—	—	6,481	12,961	25,922	—	—	—	$1,019,383
	02/03/2017		—	$500,000	$750,000	—	—	—	—	—	—	—

(1)	The table includes the target and maximum 2017 short-term incentives for the NEOs, as well as the time-based RSUs and performance-based RSUs that were granted to each of the NEOs in 2017.

(2)

The threshold level of performance-based RSUs is presented based on achieving the threshold level of FFO Per Share performance with respect to awards and without giving effect to any adjustment for the Company’s TSR Percentile Ranking, Average FAD Growth Per Share or Average Debt to EBITDA Ratio.

(3)

These amounts present the aggregate accounting fair value of the equity awards computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation determined as of the grant date of the awards. For information on the assumptions used in the accounting fair value computations, refer to Note 15 “— Share-Based Compensation” in the Notes to Consolidated Financial Statements in the Company’s 2017 Form 10-K filed with the SEC. Also see footnote (1) to the Summary Compensation Table above.

(4)	Mr. Rosetta’s target short-term incentive amount was $1.2 million, but his target and maximum for 2017 was pro-rated based on his start date with the Company in June 2017.

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Named Executive Officer Compensation Tables

DESCRIPTION OF PLAN-BASED AWARDS

Columns (d) and (e) of the Grants of Plan-Based Awards table above report the target and maximum, respectively, short-term incentive award levels for our NEOs for 2017. Each NEO could earn a short-term incentive award for 2017 between 0% and approximately 150% (the maximum) of his target short-term incentive award level based on 2017 performance. The 2017 short-term incentive awards actually paid to our NEOs are presented in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” See the “Short-Term Incentives” section of the CD&A for a discussion of our performance measurement framework and the 2017 short-term incentive awards for our NEOs.

Each of the equity incentive awards reported in the above table was granted under, and is subject to, the terms of the 2006 Plan. The Compensation Committee administers the 2006 Plan. The Compensation Committee has authority to interpret the plan provisions and to make all required determinations under the plan. Awards granted under the plan are generally only transferable by the NEO by will or the laws of descent and distribution.

Each NEO may be entitled to accelerated vesting of his outstanding equity incentive awards upon certain terminations of employment with the Company or if the awards are to be terminated in connection with a change in control of the Company. The terms of this accelerated vesting are described in this section and below under “— Potential Payments Upon Termination or Change in Control.”

Time-Based RSUs

Column (i) of the Grants of Plan-Based Awards table above reports awards of RSUs granted to our NEOs in February 2017 (or in July 2017, in the case of Mr. Rosetta) that vest based solely on the executive’s continued employment or service with the Company. Each RSU represents a contractual right to receive one share of our common stock. Payment will generally be made as the RSUs become vested, although the NEO may elect to have the RSUs paid on a deferred basis. Each of these awards, other than the make-whole RSU award made to Mr. Rosetta, is subject to a three-year vesting schedule, with one-third of the award vesting on January 5th in each of the three years following the year of the grant date. Mr. Rosetta’s make-whole RSU award is subject to a four-year vesting schedule, with one-fourth of the award vesting on July 19th in each of the four years following the year of the grant date. Subject to the NEO’s employment agreement or the award agreement evidencing the RSUs, if an NEO’s employment terminates for any reason during the vesting period, any RSUs that have not previously vested will terminate.

The NEO does not have the right to vote or dispose of the RSUs subject to these awards, but does have the right to receive dividend equivalents (in cash or stock) based on the amount of dividends (if any) paid by the Company during the term of the award on a number of shares equal to the number of outstanding and unpaid RSUs then subject to the award. Any such dividend equivalents are credited in the form of additional RSUs that are subject to the same vesting requirements as the RSUs to which they relate.

Performance-Based RSUs

Columns (f) through (h) of the Grants of Plan-Based Awards table above report awards of performance-based RSUs granted to our NEOs (other than Mr. Rosetta) in February 2017. Each performance-based RSU represents a contractual right to receive one share of our common stock if the applicable performance-based and time-based vesting requirements are satisfied.

As described more fully above under “Compensation Discussion and Analysis — 2017 Named Executive Officer Compensation,” the percentage of the performance-based RSUs that become eligible to vest based on the performance-based vesting requirements applicable to the award range from 0% to 200% of the RSUs subject to the award (0% to 262.5% in the case of the award granted to our CEO) depending on the Company’s FFO Per Share for 2017 and its TSR Percentile Ranking relative to the Company’s peer group, Average FAD Per Share Growth, and Average Debt to EBITDA Ratio for the 2017-2019 performance period.

For 2017, the FFO Per Share performance condition was determined to have been satisfied at the 125.3% of target level (and 137.9% of target level for the award to our CEO). Accordingly, between 83.5% and 167.0% of the target number of RSUs subject to each performance award (68.9% to 206.8% in the case of the award granted to our CEO) is eligible to vest based on the Company’s TSR Percentile Ranking, Average FAD Per Share Growth and Average Debt to EBITDA Ratio for 2017-2019 and on the NEO’s continued employment through the date the Compensation Committee determines the level of achievement of

54	Kilroy Realty Corporation

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the performance goals. Subject to the NEO’s employment agreement, or the award agreement evidencing the performance-based RSUs, if an NEO’s employment terminates for any reason during the performance period, any RSUs that have not previously vested will terminate.

In general, for purposes of these performance awards, “FFO Per Share” means the Company’s funds from operations during 2017, determined in accordance with the White Paper on Funds From Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts, adjusted to exclude the impact of acquisition-related expenses, non-cash charges, non-budgeted compensation costs, any expense associated with variable accounting for certain equity-based awards, the impact of mergers, dispositions of property (to the extent that such dispositions exceed the midpoint of the range estimated in the Company’s business plan for the applicable year) and similar corporate transactions, and the impact of other extraordinary items not completed by the Compensation Committee on the grant date, and including revenue that would have been included in earnings but is not recognized due to tenant delays and the impact of any lost revenue from a certain tenant default, divided by the weighted average common shares of the Company outstanding for 2017, calculated on a diluted basis, including participating share-based awards (i.e., nonvested stock and time-based RSUs), the dilutive impact of stock options and contingently issuable shares and assuming the exchange of all common limited partnership units outstanding. If the Company’s FFO Per Share for 2017 was less than $3.40, the award would be forfeited in full. If the Company’s FFO Per Share for 2017 was $3.40, the percentage of the target number of shares subject to the award that will become “Banked Shares” would be 50% (25% in the case of the award granted to our CEO). If the Company’s FFO Per Share for 2017 was $3.50 (target), the percentage of the target number of shares subject to the award that will become Banked Shares would be 100%. If the Company’s FFO Per Share for 2017 was $3.60 or greater, the percentage of the target number of shares subject to the award that will become Banked Shares would be 150% (175% in the case of the award granted to our CEO). For an FFO Per Share amount between these levels, the number of Banked Shares would be determined on a pro-rata basis.

In general, for purposes of these awards, the “TSR Percentile Ranking” for the performance period (2017-2019) will be determined as follows: the percentile ranking of the Company’s TSR for the performance period will be determined against the TSRs for the performance period for the companies included in the SNL US REIT Office Index on the first date of the performance period that remain included in such Index through the end of the performance period (the “TSR Percentile Ranking”). These calculations will be based on average stock prices during the twenty-trading day period immediately prior to the start of the performance period and the twenty-trading day period at the end of the performance period, assuming dividend reinvestment and adjusted to mitigate the impact of stock splits, stock dividends and reverse stock splits. If the TSR Percentile Ranking is the 80th percentile or greater, the TSR modifier as to 40% of the Banked Shares will be 133.3333% (150% in the case of the award granted to our CEO). If the TSR Percentile Ranking is the 40th percentile or greater, but equal to or less than the 60th percentile, the TSR modifier as to 40% of the Banked Shares will be 100%. If the TSR Percentile Ranking is the 20th percentile or lower, the TSR modifier as to 40% of the Banked Shares will be 66.6666% (50% in the case of the award granted to our CEO). For a TSR Percentile Ranking between these levels, the TSR modifier will be determined on a pro-rata basis.

In general, for purposes of these awards, the “Average FAD Per Share Growth” for the performance period (2017-2019) will be determined as follows: (i) the Company’s funds available for distribution (“FAD”) per share (“FAD Per Share”) for 2019 divided by the Company’s FAD Per Share for 2016, (ii) less one, and (iii) with such result divided by three, expressed as a percentage. The FAD Per Share will be determined by dividing the Company’s FAD for the applicable year by the weighted average common shares of the Company outstanding for the applicable year, calculated on a diluted basis, including participating share-based awards (i.e., nonvested stock and time-based RSUs), the dilutive impact of stock options and contingently issuable shares and assuming the exchange of all common limited partnership units outstanding per share. The Company’s FAD will be determined by (i) adding the following items to the Company’s funds from operations (determined in the same manner as set forth above, including the adjustments set forth above): non-cash share based compensation awards, amortization of deferred financing costs, net debt discounts and premiums, and amortization of above (below) market rents, and then (ii) subtracting the following items: recurring tenant improvements, leasing commissions and capital expenditures and eliminating the net effect of straight-line rents, amortization of deferred revenue related to tenant improvements and adjusting for other lease related items. If the Average FAD Per Share Growth is 4% or above, the FAD Per Share modifier as to 30% of the Banked Shares will be 133.3333% (150% in the case of the award granted to our CEO). If the Average FAD Per Share Growth is 2.5%, the FAD Per Share modifier as to 30% of the Banked Shares will be 100%. If the Average FAD Per Share Growth is 0% or below, the FAD Per Share modifier as to 30% of the Banked Shares will be 66.6666% (50% in the case of the award granted to our CEO). For an Average FAD Per Share Growth between these levels, the FAD Per Share modifier will be determined on a pro-rata basis.

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Named Executive Officer Compensation Tables

In general, for purposes of these awards, the “Average Debt to EBITDA Ratio” for the performance period (2017-2019) will be determined as the average of the Company’s Annual Debt to EBITDA Ratio (as defined below) for each of 2017, 2018 and 2019. The Company’s “Annual Debt to EBITDA Ratio” will be determined as the average of the Company’s consolidated debt balances at the end of each quarter of the applicable year, divided by the Company’s EBITDA for the applicable year. The Company’s EBITDA will be determined as the Company’s consolidated earnings before interest expense, depreciation and amortization, gain/loss on early extinguishment of debt, gains and losses on depreciable real estate, net income attributable to noncontrolling interests, preferred dividends and distributions, original issuance costs of redeemed preferred stock and preferred units, and impairment losses. EBITDA shall be adjusted to exclude the impact of acquisition-related expenses, non-cash charges, non-budgeted compensation costs, any expense associated with variable accounting for certain equity-based awards, the impact of mergers, dispositions of property (to the extent that such dispositions exceed the midpoint of the range estimated in the Company’s business plan for the applicable year) and similar corporate transactions, and the impact of other extraordinary items not completed by the Compensation Committee on the grant date, and including revenue that would have been included in earnings but is not recognized due to tenant delays. If the Average Debt to EBITDA Ratio is 6.25x or less, the debt to EBITDA modifier as to 30% of the Banked Shares will be 133.3333% (150% in the case of the award granted to our CEO). If the Average Debt to EBITDA Ratio is 6.75x, the debt to EBITDA modifier as to 30% of the Banked Shares will be 100%. If the Average Debt to EBITDA Ratio is 7.25x or higher, the debt to EBITDA modifier as to 30% of the Banked Shares will be 66.6666% (50% in the case of the award granted to our CEO). For an Average Debt to EBITDA Ratio between these levels, the debt to EBITDA modifier will be determined on a pro-rata basis.

Vested performance-based RSUs are payable in an equal number of shares of our common stock. Payment will generally be made as the RSUs become vested, although the NEO may elect to have the RSUs paid on a deferred basis. The NEO does not have the right to vote or dispose of the performance-based RSUs, but does have the right to receive dividend equivalents (in cash or stock) based on the amount of dividends (if any) paid by the Company during the term of the award on a number of shares equal to the number of outstanding and unpaid performance-based RSUs then subject to the award. Any such dividend equivalents are credited in the form of additional RSUs that are subject to the same vesting requirements as the RSUs to which they relate.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END — 2017

The following table sets forth summary information regarding the outstanding equity awards held by each of our NEOs as of December 31, 2017, including the vesting dates for the portions of these awards that had not vested as of that date.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)	(j)		(k)
John Kilroy	03/30/2012	—	—	—	—	—	14,749	(3)	$1,101,013	—		—
	03/30/2012	—	—	—	—	—	—		—	29,499	(4)	$2,202,100
	01/10/2013	—	—	—	—	—	6,137	(5)	$458,127	—		—
	01/10/2013	—	—	—	—	—	6,137	(5)	$458,127	—		—
	01/29/2014	—	—	—	—	—	7,946	(5)	$593,144	—		—
	01/27/2015	—	—	—	—	—	7,225	(5)	$539,337	—		—
	01/27/2015	—	—	—	—	—	—		—	92,098	(6)	$6,875,085
	01/28/2016	—	—	—	—	—	18,956	(7)	$1,415,075	—		—
	01/28/2016	—	—	—	—	—	—		—	115,725	(8)	$8,638,841
	02/24/2017	—	—	—	—	—	19,768	(9)	$1,475,655	—		—
	02/24/2017	—	—	—	—	—	—		—	77,229	(10)	$5,765,131
Jeffrey Hawken	01/10/2013	—	—	—	—	—	2,301	(5)	$171,770	—		—
	01/10/2013	—	—	—	—	—	2,301	(5)	$171,770	—		—
	04/04/2013	—	—	—	—	—	1,591	(3)	$118,768	—		—
	04/04/2013	—	—	—	—	—	—		—	3,182	(11)	$237,536
	01/29/2014	—	—	—	—	—	3,054	(5)	$227,974	—		—
	01/27/2015	—	—	—	—	—	2,971	(5)	$221,812	—		—
	01/27/2015	—	—	—	—	—	—		—	26,742	(6)	$1,996,311
	01/09/2016	—	—	—	—	—	8,479	(12)	$632,957	—		—
	01/09/2016	—	—	—	—	—	—		—	12,717	(13)	$949,324
	01/28/2016	—	—	—	—	—	7,798	(7)	$582,102	—		—
	01/28/2016	—	—	—	—	—	—		—	33,601	(8)	$2,508,342
	02/24/2017	—	—	—	—	—	8,131	(9)	$607,011	—		—
	02/24/2017	—	—	—	—	—	—		—	20,370	(10)	$1,520,601
Tyler Rose	01/10/2013	—	—	—	—	—	1,023	(5)	$76,367	—		—
	01/10/2013	—	—	—	—	—	1,023	(5)	$76,367	—		—
	01/29/2014	—	—	—	—	—	1,793	(5)	$133,878	—		—
	01/27/2015	—	—	—	—	—	2,650	(5)	$197,844	—		—
	01/27/2015	—	—	—	—	—	—		—	23,838	(6)	$1,779,495
	01/28/2016	—	—	—	—	—	6,951	(7)	$518,927	—		—
	01/28/2016	—	—	—	—	—	—		—	29,953	(8)	$2,235,974
	02/24/2017	—	—	—	—	—	7,249	(9)	$541,125	—		—
	02/24/2017	—	—	—	—	—	—		—	18,159	(10)	$1,355,544
Stephen Rosetta	07/19/2017	—	—	—	—	—	27,370	(14)	$2,043,135	—		—
Justin Smart	01/10/2013	—	—	—	—	—	920	(5)	$68,678	—		—
	01/10/2013	—	—	—	—	—	920	(5)	$68,678	—		—
	01/29/2014	—	—	—	—	—	1,339	(5)	$99,992	—		—
	01/27/2015	—	—	—	—	—	2,409	(5)	$179,806	—		—
	01/27/2015	—	—	—	—	—	—		—	21,671	(6)	$1,617,767
	01/28/2016	—	—	—	—	—	6,319	(7)	$471,745	—		—
	01/28/2016	—	—	—	—	—	—		—	27,230	(8)	$2,032,765
	02/24/2017	—	—	—	—	—	6,590	(9)	$491,939	—		—
	02/24/2017	—	—	—	—	—	—		—	16,508	(10)	$1,232,321

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Named Executive Officer Compensation Tables

(1)

The number of shares or units shown in columns (h) and (j) includes dividend equivalents credited with respect to the award as of December 31, 2017. Beginning with the RSU awards granted in 2014, dividend equivalents vest at the same time and subject to the same conditions as the award to which they relate.

(2)

The dollar amounts shown in columns (i) and (k) are determined by multiplying the number of shares or units reported in columns (h) and (j), respectively, by $74.65 (the Company’s closing stock price on December 29, 2017, the last trading day of 2017).

(3)	The unvested portions of these awards are scheduled to vest on December 31, 2018.

(4)

This is the outstanding unvested portion of Mr. Kilroy’s Past TSR Award. The unvested portion of this award is scheduled to vest in one installment for calendar year 2018 based on the achievement of certain absolute, relative, or cumulative TSR goals, as well as continued employment through the applicable vesting date.

(5)	The unvested portions of these awards were scheduled to vest on January 5, 2018.

(6)

These are the outstanding unvested portions of the performance-based RSUs granted to our NEOs in 2015. The unvested portions of these awards were scheduled to vest on a three-year “cliff” basis on the first date following December 31, 2017 on which the Compensation Committee determined that the performance vesting conditions had been achieved by the Company. The number of performance-based RSUs that vested on that date was determined by (1) multiplying the target number of RSUs subject to the award by a percentage between 0% and 150%, determined based on the Company’s FFO Per Share for 2015 against a pre-established target, and (2) multiplying that result by a percentage between 66.6666% and 133.3333% (50% to 150% in the case of the award granted to our CEO) based on the Company’s TSR Percentile Ranking for the three-year period 2015-2017. These awards vested in January 2018 at 150% of the target number of shares subject to the awards based on the achievement of the maximum FFO Per Share metric for 2015 and no adjustment based on the Company’s TSR Percentile Ranking. The amounts presented in the chart above reflect 150% of the target number of shares subject to the awards granted.

(7)	The unvested portions of these awards were scheduled to vest in two installments on January 5, 2018 and January 5, 2019.

(8)

These are the outstanding unvested portions of the performance-based RSUs granted to our NEOs in 2016. The unvested portions of these awards are scheduled to vest on a three-year “cliff” basis on the first date following December 31, 2018 on which the Compensation Committee determines that the performance vesting conditions have been achieved by the Company. The number of performance-based RSUs that vest on that date will be determined by (1) multiplying the target number of RSUs subject to the award by a percentage between 0% and 150%, determined based on the Company’s FFO Per Share for 2016 against a pre-established target, and (2) multiplying that result by a percentage between 66.6666% and 133.3333% (50% to 150% in the case of the award granted to our CEO) based on the Company’s TSR Percentile Ranking for the three-year period 2016-2018. The amounts presented in the chart above reflect the actual level of achievement of the FFO Per Share metric for 2016, and therefore represent 143.7% of the target number of shares subject to the awards granted. For purposes of the chart above, no adjustment was made based on the Company’s TSR Percentile Ranking because, had the applicable performance period ended at the end of 2017, the multiplier based on the Company’s TSR Percentile Ranking would have been 100%.

(9)	The unvested portions of these awards were scheduled to vest in three installments on January 5, 2018, January 5, 2019 and January 5, 2020.

(10)

These are the outstanding unvested portions of the performance-based RSUs granted to our NEOs in 2017. The unvested portions of these awards are scheduled to vest on a three-year “cliff” basis on the first date following December 31, 2019 on which the Compensation Committee determines that the performance vesting conditions have been achieved by the Company. The number of performance-based RSUs that vest on that date will be determined by (1) multiplying the target number of RSUs subject to the award by a percentage between 0% and 150% (0% and 175% in the case of the award granted to our CEO), determined based on the Company’s FFO Per Share for 2017 against a pre-established target, (2) multiplying 40% of that result by a percentage between 66.6666% and 133.3333% (50% to 150% in the case of the award granted to our CEO) based on the Company’s TSR Percentile Ranking for the three-year period 2017-2019, (3) multiplying 30% of the result of step (1) by a percentage between 66.6666% and 133.3333% (50% to 150% in the case of the award granted to our CEO) based on the Company’s Average FAD Per Share Growth for the three-year period 2017-2019, and (4) multiplying 30% of the result of step (1) by a percentage between 66.6666% and 133.3333% (50% to 150% in the case of the award granted to our CEO) based on the Company’s Average Debt to EBITDA Ratio for the three-year period 2017-2019. The amounts presented in the chart above reflect the actual level of achievement of the FFO Per Share metric for 2017, and therefore represent 125.3% of the target number of shares subject to the awards granted (and 137.9% of the target number of shares subject to the award granted to our CEO). For purposes of the chart above, no adjustment was made based on the Company’s TSR Percentile Ranking because, had the applicable performance period ended at the end of 2017, the multiplier based on each of these metrics would have been 100%. Additionally, no adjustment was made for the Average FAD Per Share Growth and the Average Debt to EBITDA Ratio.

(11)

This is the outstanding unvested portion of Mr. Hawken’s 2013 Past TSR Award. The unvested portion of this award is scheduled to vest in one installment for calendar year 2018 based on the achievement of certain absolute, relative, or cumulative TSR goals, as well as continued employment through the applicable vesting date.

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(12)	The unvested portion of this award is scheduled to vest in two installments on December 31, 2018 and December 31, 2019.

(13)

This is the outstanding unvested portion of Mr. Hawken’s 2016 Past TSR Award. The unvested portion of this award is scheduled to vest in two installments for each of calendar year 2018 and 2019 based on the achievement of certain absolute or relative TSR goals measured annually, or, if neither of the TSR hurdles are achieved for an applicable year during the performance period, the unvested portion of this award will remain eligible to vest in a subsequent year (ending in 2019) based on the achievement of a cumulative TSR goal, as well as (in each case) continued employment through the applicable vesting date.

(14)	The unvested portion of this award is scheduled to vest in four installments on July 19, 2018, July 19, 2019, July 19, 2020 and July 19, 2021.

OPTION EXERCISES AND STOCK VESTED — 2017

The following table summarizes the exercise of stock options by the NEOs during 2017, and the vesting of other stock awards during 2017 that were previously granted to our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
(a)	(b)	(c)	(d)		(e)
John Kilroy	150,000	$4,315,483	181,188	(2)	$13,341,055	(2)
Jeffrey Hawken	50,000	$1,654,873	76,830	(3)	$ 5,646,105	(3)
Tyler Rose	25,000	$824,964	36,802	(4)	$ 2,708,457	(4)
Stephen Rosetta	—	—	—		—
Justin Smart	20,000	$682,952	26,325	(5)	$ 1,939,034	(5)

(1)

The dollar amounts shown in column (c) above for option awards are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common stock on the date of exercise and the exercise price of the options. The dollar amounts shown in column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common stock on the vesting date.

(2)

Includes (i) 24,261 shares of restricted stock that vested during 2017 with a value of $1,802,350; (ii) 124,681 RSUs that vested during 2017 with a value of $9,181,628; and (iii) 32,246 RSUs with a value of $2,357,077 that were issued as dividend equivalents during 2017 and that were fully-vested upon issuance.

(3)

Includes (i) 57,869 RSUs that vested during 2017 with a value of $4,260,705 and (ii) 18,961 RSUs with a value of $1,385,400 that were issued as dividend equivalents during 2017 and that were fully-vested upon issuance.

(4)

Includes (i) 31,123 RSUs that vested during 2017 with a value of $2,292,983 and (ii) 5,679 RSUs with a value of $415,474 that were issued as dividend equivalents during 2017 and that were fully-vested upon issuance.

(5)

Includes (i) 22,978 RSUs that vested during 2017 with a value of $1,694,057 and (ii) 3,347 RSUs with a value of $244,977 that were issued as dividend equivalents during 2017 and that were fully-vested upon issuance.

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Named Executive Officer Compensation Tables

NONQUALIFIED DEFERRED COMPENSATION — 2017

The following table sets forth summary information regarding the contributions to and earnings on our NEOs’ deferred compensation balances during 2017, and the total deferred amounts for the NEOs as of December 31, 2017.

Name	Executive Contributions in Last FY		Registrant Contributions in Last FY(1)	Aggregate Earnings in Last FY(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(3)
(a)	(b)		(c)	(d)	(e)	(f)
John Kilroy	—		$2,354,683	$1,058,353	$(1,666,439)	$37,247,748
Jeffrey Hawken	—		$4,645,566	$ 855,621	—	$28,858,155
Tyler Rose	$ 70,000	(4)	$2,418,025	$ 278,089	$ (126,184)	$7,939,103
Stephen Rosetta	$ 32,308	(5)	$2,032,308	$ 85,688	—	$2,150,303
Justin Smart	$100,000	(6)	$ 501,453	$ 383,197	$(1,388,587)	$3,816,543

(1)

The amount reported as registrant contributions in 2017 under column (c) includes each NEO’s RSUs that vested in 2017 but had not yet become payable, as described in the footnotes to the Option Exercises and Stock Vested table above for each executive. These RSUs are payable in shares of our common stock but, pursuant to the terms of each NEO’s deferral of the RSUs, payment does not occur until the applicable date as described in the footnotes to the Option Exercises and Stock Vested table above. In accordance with applicable rules of the SEC, these RSUs are reflected in this table because, while the RSUs are considered to have been vested at the end of 2017, they had not yet become payable. The amounts reported as registrant contributions in the table above include stock-settled obligations with respect to the vested and deferred RSUs described above of $2,232,183 for Mr. Kilroy, $4,578,066 for Mr. Hawken, $2,368,025 for Mr. Rose, and $451,452 for Mr. Smart. The amounts reported as registrant contributions in the table above also include cash-settled obligations of $122,500 for Mr. Kilroy, $67,500 for Mr. Hawken, $50,000 for Mr. Rose, $32,308 for Mr. Rosetta and $50,000 for Mr. Smart and are also included as 2017 compensation for the NEOs in the “All Other Compensation” column of the Summary Compensation Table. The cash-settled obligation amount for Mr. Rosetta includes a $2,000,000 cash-settled make-whole award granted in 2017 in connection with his joining the Company that vests, subject to continued service, over four years. Any portion of this award that vests, including any interest earned on such portion, will constitute “Bonus” income in the year of vesting for purposes of the Summary Compensation Table.

(2)

The amount reported as aggregate earnings in 2017 under column (d) represents the increase in value of cash-settled obligations and the increase in value of each executive’s vested and deferred RSUs (based on the closing price of our common stock on December 31, 2017).

(3)

The balance at the end of 2017 under column (f) reflects the following aggregate amounts that were previously reported as compensation in the appropriate columns of the Summary Compensation Table for years through and including 2017 to the extent the executive was an NEO for the applicable year: $13,006,501 for Mr. Kilroy, $12,201,675 for Mr. Hawken, $5,224,150 for Mr. Rose, $2,064,616 for Mr. Rosetta, and $1,590,471 for Mr. Smart. These amounts include both cash deferrals and the grant date fair value of deferred RSUs for each NEO. The grant date fair value of the deferred RSUs assume target performance achievement and do not include any performance modification.

(4)	Mr. Rose’s contributions are included in the 2017 “Salary” column of the Summary Compensation Table.

(5)	Mr. Rosetta’s contributions are included in the 2017 “Salary” column of the Summary Compensation Table.

(6)	Mr. Smart’s contributions are included in the 2017 “Salary” column of the Summary Compensation Table.

Deferrals of cash-settled compensation shown in this table are made under the Deferred Compensation Plan. Participant elections with respect to deferrals of compensation and distributions must generally be made in the year preceding that in which the compensation is earned, except that elections with respect to certain performance-based bonuses may be made as late as six months prior to the end of the applicable performance period (June 30th in the case of calendar-year performance period). In addition, newly eligible participants may be able to make deferral elections up to thirty days after they first become eligible to participate in the Deferred Compensation Plan, if later than the end of the year preceding that in which such deferred amounts will be earned. Participants may only change existing elections with respect to distributions if they satisfy certain requirements set forth in the Deferred Compensation Plan, including that they do so no later than twelve months prior to the first scheduled distribution and that they extend their deferral elections by at least five years.

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Named Executive Officer Compensation Tables

Participants are permitted to allocate (and reallocate) their deferrals, as well as Company contributions and any notional earnings on either of the foregoing, amongst the investment alternatives made available by the Deferred Compensation Plan administrator for purposes of determining any notional gains or losses on Participant account balances. The charts below show the investment alternatives available under the Deferred Compensation Plan from January 1, 2017 through December 31, 2017, with the performance of each investment alternative for the applicable period of time it was available under the Deferred Compensation Plan.

Investment Alternatives (1/1/2017 — 12/31/2017)	Investment Category	2017 Performance
DFA US Small Cap I	Small Blend	11.52%
DFA US Targeted Value I	Small-Value	9.59%
Fidelity® 500 Index Investor	Market Index	21.72%
Fidelity® Balanced	Balanced	16.50%
Fidelity® Contrafund®	Large Growth	32.22%
Fidelity® Extended Market Index Investor	Small/Mid DJ Index	18.15%
Fidelity® Government Income	Intermediate Govt Bond	2.21%
Fidelity® International Discovery	International Equity	31.70%
Fidelity Advisor® Investment Gr Bd T	Intermediate-Term Bond	3.56%
Fidelity® Low-Priced Stock	Mid Value	20.67%
Fidelity® Mid-Cap Stock	Mid Growth	18.68%
Fidelity® Real Estate Investment Port	Specialty — U.S. REITs	4.27%
Fidelity® MMT Retirement Govt Mny Mkt II	Government Money Market	0.51%
Fidelity® US Bond Index Premium	Intermediate Term Bd Indx	3.48%
MainStay Large Cap Growth R1	Large Growth	32.42%
T. Rowe Price Dividend Growth Advisor	Large Blend	19.03%
Vanguard Equity-Income Adm	Large Value	18.49%
Vanguard Inflation-Protected Secs Adm	Inflation-Linked Bond	2.91%
Vanguard Total Intl Stock Index Admiral	Total International Index	27.55%

These allocations are hypothetical only and do not give participants ownership interests in any actual assets of the Company or any trust funding obligations under the Deferred Compensation Plan; however, the Company may set aside assets to fund its obligations under the Deferred Compensation Plan in a limited (“rabbi”) trust, subject to the claims of the Company’s creditors in the event of the Company’s bankruptcy or insolvency.

Participants may elect to receive distributions of their accounts (other than distributions of Company contributions) (i) while still in the service of the Company, in either a lump sum or in two to five annual installments occurring (or beginning) no earlier than two years after such amounts were earned, (ii) upon retirement from service, in a lump sum or up to fifteen annual installments (in certain cases, beginning no earlier than six months after retirement) or (iii) upon a change in control, in full. Participant elections may also provide for payment upon the earliest to occur of any two or more of the foregoing events (subject to the distribution limitations applicable to Company contributions). If a participant separates from service with the Company and its affiliates for any reason other than due to the participant’s death, disability or retirement, the remaining balance of the participant’s account will generally be distributed in full (in certain cases, six months after the occurrence of such separation from service). In addition, a participant’s account balance will be distributed as soon as possible following the participant’s death or disability. All such separation, death and disability distributions will be made without regard to any participant election(s).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to certain NEOs in connection with a termination of their employment with the Company and/or a change in control of the Company during 2017.

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John Kilroy

Mr. Kilroy’s amended and restated employment agreement provides that, in the event that the employment of Mr. Kilroy is terminated by the Company without “cause” or by Mr. Kilroy for “good reason” (as these terms are defined in his employment agreement), Mr. Kilroy will be entitled to receive the following payments and benefits (together with the Severance Payment (as defined below), the “Termination Benefits”): (i) accrued but unpaid compensation through the date of termination; (ii) annual incentive compensation, based on actual performance prior to the date of termination and reasonably anticipated performance through the remainder of the year; (iii) full vesting of time-based equity awards; (iv) vesting of performance-based cash or equity awards (including outperformance incentive awards) as governed by the applicable plans, programs and agreements, but with the objectives of such awards deemed to be met at the greater of (a) target level on the date of termination or (b) actual performance as of the date of termination and reasonably anticipated performance through the remainder of the year; (v) all payments due under any other compensatory or benefit plan; (vi) the settlement of any deferral arrangements in accordance with the plans and programs governing the deferral; (vii) continuation of health insurance coverage for Mr. Kilroy, his spouse and his dependents, as applicable, for three years after the date of termination, at our expense; and (viii) payment of an amount equal to $130,768 per year for the three-year period following the termination of his employment to cover premium payments incurred in connection with his life insurance policy. In addition, Mr. Kilroy would be entitled to receive a cash severance payment (the “Severance Payment”) equal to the sum of (i) three times his annual base salary and (ii) three times the average of his “annual incentives” for the prior five calendar years, where the “annual incentives” for a calendar year includes Mr. Kilroy’s annual cash and stock award targets, the fair value of any discretionary equity awards granted to him in the applicable calendar year (other than equity awards granted pursuant to the Company’s annual bonus program) and any long-term cash incentive earned by the executive based on a multi-year performance period that ends during the applicable calendar year.

In the event that the employment of Mr. Kilroy is terminated due to his retirement, death or disability, Mr. Kilroy will be entitled to receive the Termination Benefits described above, except that (i) the Severance Payment described above for a termination of employment without cause or with good reason will be determined using a multiplier of “one” instead of “three,” (ii) in the case of a termination of his employment due to his retirement, he will not be entitled to the accelerated vesting of his performance-based cash or equity awards as described above and (iii) in the case of a termination of his employment due to his death, Mr. Kilroy’s beneficiary or estate will not be entitled to the payment to cover premium payments incurred in connection with his life insurance policy as described above.

If any payments under Mr. Kilroy’s employment agreement or otherwise trigger the excise tax imposed by Section 4999 of the Internal Revenue Code, payments to Mr. Kilroy will be reduced as provided in the agreement to a level that does not trigger the excise tax if the total after tax-benefit of such reduction exceeds the total after tax-benefit if such reduction is not made. In the event of a “change in control” (as defined in the employment agreement), we will place the amount of the potential cash obligations to Mr. Kilroy in connection with such a change in control and a termination of his employment in a separate rabbi trust on behalf of Mr. Kilroy within thirty days after such change in control.

The employment agreement requires Mr. Kilroy to sign a general release of claims in favor of the Company in order to receive the Termination Benefits (including the Severance Payments) described above, other than accrued but unpaid compensation through the date of termination. Mr. Kilroy is also subject to (i) restrictions on solicitation during the term of the employment agreement and for one year after termination of employment due to retirement or disability, or three years after termination of employment without cause or for good reason, (ii) restrictions on disclosure of confidential information during the term of employment and in perpetuity thereafter and (iii) restrictions on disparaging the Company, its affiliates and agents during the term of the employment agreement and in perpetuity thereafter. Mr. Kilroy further agrees to cooperate with the Company, during the term of the employment agreement and thereafter, regarding any litigation to which the Company became party. If Mr. Kilroy fails to comply with the restrictions on solicitation and disclosure of confidential information described above, then the agreement provides for Mr. Kilroy to forfeit all unvested equity awards, unexercised options and unpaid RSUs granted at or after January 1, 2012 and held by him or his transferee at the time of such noncompliance. Mr. Kilroy has also entered into a noncompetition agreement with the Company that subjects Mr. Kilroy to restrictions on competition during the employment term and for a period of three years following a change in control of the Company.

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Jeffrey Hawken

Mr. Hawken’s amended and restated employment agreement provides that, in the event that the employment of Mr. Hawken is terminated by the Company without “cause” (including a decision by the Company not to extend the term of the agreement) or by Mr. Hawken for “good reason” (as these terms are defined in his employment agreement), Mr. Hawken will be entitled to receive the following payments and benefits (together with the Severance Payment (as defined below), the “Termination Benefits”): (i) accrued but unpaid compensation through the date of termination; (ii) annual incentive compensation, based on actual performance prior to the date of termination and reasonably anticipated performance through the remainder of the year; (iii) full vesting of time-based equity awards; (iv) vesting of performance-based cash or equity awards (including outperformance incentive awards) as governed by the applicable plans, programs and agreements, but (unless otherwise provided in an applicable award agreement) with the objectives of such awards deemed to be met at the greater of (a) target on the date of termination or (b) actual performance as of the date of termination and reasonably anticipated performance through the remainder of the year; (v) all payments due under any other compensatory or benefit plan; (vi) the settlement of any deferral arrangements in accordance with the plans and programs governing the deferral; and (vii) payment of the premiums charged for Mr. Hawken, his spouse and his eligible dependents to continue medical coverage under COBRA for three years after the date of termination. In addition, Mr. Hawken will be entitled to receive a cash severance payment (the “Severance Payment”) equal to the sum of (i) three times his annual base salary and (ii) three times the average of his “annual incentives” for the prior five calendar years, where the “annual incentives” for a calendar year includes Mr. Hawken’s annual cash and stock award targets, the fair value of any discretionary equity awards granted to him in the applicable calendar year and any long-term cash incentive earned by the executive based on a multi-year performance period that ends during the applicable calendar year.

In the event that the employment of Mr. Hawken is terminated due to his retirement or death, Mr. Hawken will be entitled to receive the Termination Benefits described above, except that (i) his Severance Payment described above for a termination of employment without cause or with good reason would be determined using a multiplier of “one” instead of “three” and (ii) in the case of a termination of his employment due to his retirement, his performance-based cash or equity awards will be governed by the terms and conditions of the particular award.

In the event that the employment of Mr. Hawken is terminated due to his disability, Mr. Hawken would be entitled to receive the Termination Benefits described above, except that his Severance Payment described above for a termination of employment without cause or with good reason would have been determined using a multiplier of “two” instead of “three.”

If any payments under Mr. Hawken’s employment agreement or otherwise trigger the excise tax imposed by Section 4999 of the Internal Revenue Code, payments to Mr. Hawken will be reduced as provided in the agreement to a level that does not trigger the excise tax if the total after tax-benefit of such reduction exceeds the total after tax-benefit if such reduction is not made. In the event of a “change in control” (as defined in the employment agreement), we will place the amount of the potential cash obligations to Mr. Hawken in connection with such a change in control and a termination of his employment in a separate rabbi trust on behalf of Mr. Hawken within thirty days after such change in control.

The employment agreement requires Mr. Hawken to sign a general release of claims in favor of the Company in order to receive the Termination Benefits (including the Severance Payments) described above, other than accrued but unpaid compensation through the date of termination.

Tyler Rose

Mr. Rose’s employment agreement provides that, in the event that the employment of Mr. Rose is terminated by the Company without “cause” or by Mr. Rose for “good reason” (as these terms are defined in his employment agreement), Mr. Rose would be entitled to receive the following payments and benefits (together with the Severance Payment (as defined below), the “Termination Benefits”): (i) accrued but unpaid compensation through the date of termination; (ii) annual incentive compensation, based on actual performance prior to the date of termination and reasonably anticipated performance through the remainder of the year; (iii) full vesting of time-based equity awards; (iv) vesting of performance- based cash or equity awards (excluding outperformance incentive awards) as governed by the applicable plans, programs and agreements, but (unless otherwise provided in an applicable award agreement) with the objectives of such awards deemed to

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be met at the greater of (a) target on the date of termination or (b) actual performance as of the date of termination and reasonably anticipated performance through the remainder of the year; (v) all payments due under any other compensatory or benefit plan; (vi) the settlement of any deferral arrangements in accordance with the plans and programs governing the deferral; and (vii) payment of the premiums charged for Mr. Rose, his spouse and his eligible dependents to continue medical coverage under COBRA for two years after the date of termination. In addition, Mr. Rose would be entitled to receive a cash severance payment (the “Severance Payment”) equal to the sum of (i) two times his annual base salary and (ii) two times the average of his two highest target “annual incentives” (that is, the sum of the short-term incentive award and the annual stock award (determined based on the target level of the award) as detailed in Mr. Rose’s employment agreement) during the three preceding full performance years.

In the event that the employment of Mr. Rose is terminated due to retirement, Mr. Rose would be entitled to receive the Termination Benefits described above, except that (i) his Severance Payment shall be equal to zero and (ii) the payment of the premiums to continue medical coverage under COBRA for Mr. Rose, his spouse and his dependents, as applicable, shall be for one year after the date of termination.

In the event that the employment of Mr. Rose is terminated due to his death, Mr. Rose would be entitled to receive the Termination Benefits described above, except that (i) his Severance Payment described above for a termination of employment without cause or with good reason will be determined using a multiplier of “one” instead of “two,” and (ii) the payment of the premiums to continue medical coverage under COBRA for Mr. Rose, his spouse and his dependents, as applicable, shall be for one year after the date of termination.

In the event that the employment of Mr. Rose is terminated due to his disability, Mr. Rose would be entitled to receive the Termination Benefits described above, except that the payment of the premiums to continue medical coverage under COBRA for Mr. Rose, his spouse and his dependents, as applicable, shall be for one year after the date of termination.

If any payments under Mr. Rose’s employment agreement or otherwise trigger the excise tax imposed by Section 4999 of the Internal Revenue Code, payments to Mr. Rose will be reduced as provided in the agreement to a level that does not trigger the excise tax if the total after tax-benefit of such reduction exceeds the total after tax-benefit if such reduction is not made. In the event of a “change in control” (as defined in the employment agreement), we will place the amount of the potential cash obligations to Mr. Rose in connection with such a change in control and a termination of his employment in a separate rabbi trust on behalf of Mr. Rose within thirty days after such change in control.

The employment agreement requires Mr. Rose to sign a general release of claims in favor of the Company in order to receive the Termination Benefits (including the Severance Payments) described above, other than accrued but unpaid compensation through the date of termination.

Stephen Rosetta

As noted above, Mr. Rosetta did not have an employment agreement with the Company during 2017; however, pursuant to the terms of the award agreement evidencing Mr. Rosetta’s RSU award, in the event Mr. Rosetta’s employment with the Company is terminated by the Company without “cause,” by Mr. Rosetta with “good reason” (as these terms are defined in the applicable award agreement) or due to Mr. Rosetta’s death or “disability” (as defined for purposes of Section 409A of the Internal Revenue Code), Mr. Rosetta’s then outstanding and unvested RSUs will become fully vested.

Justin Smart

Mr. Smart’s employment letter agreement provides that, in the event that the employment of Mr. Smart is terminated by the Company without “cause” or by Mr. Smart for “good reason” (as these terms are defined in his employment letter agreement), Mr. Smart would be entitled to receive the following payments and benefits (together with the Severance Payment (as defined below), the “Termination Benefits”): (i) accrued but unpaid compensation through the date of termination; (ii) in lieu of any annual incentive compensation, a partial year bonus based on actual performance against bonus targets as of the date of termination; (iii) full vesting of time-based equity awards; (iv) vesting of performance-based cash or equity awards (excluding outperformance incentive awards) as governed by the applicable plans, programs and agreements,

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but (unless otherwise provided in an applicable award agreement) with the objectives of such awards deemed to be met at the greater of (a) target on the date of termination or (b) actual performance as of the date of termination and reasonably anticipated performance through the remainder of the year; (v) all payments due under any other compensatory or benefit plan, including any deferrals; and (vi) payment of the premiums charged for Mr. Smart, his spouse and his eligible dependents to continue medical coverage under COBRA for two years after the date of termination. In addition, Mr. Smart would be entitled to receive a cash severance payment (the “Severance Payment”) equal to the sum of (i) two times his annual base salary and (ii) two times the average of his two highest target “annual incentives” (that is, the sum of the short-term incentive award and the annual stock award (determined based on the target level of the award) as detailed in Mr. Smart’s employment letter agreement) during the three preceding full performance years.

In the event that the employment of Mr. Smart is terminated due to his death, Mr. Smart would be entitled to receive the Termination Benefits described above, except that (i) his Severance Payment described above will be determined using a multiplier of “one” instead of “two,” and (ii) the payment of the premiums to continue medical coverage under COBRA for Mr. Smart, his spouse and his dependents, as applicable, shall be for one year after the date of termination.

In the event that the employment of Mr. Smart is terminated due to his disability, Mr. Smart would be entitled to receive the Termination Benefits described above, except that the payment of the premiums to continue medical coverage under COBRA for Mr. Smart, his spouse and his dependents, as applicable, shall be for one year after the date of termination.

The employment agreement requires Mr. Smart to sign a general release of claims in favor of the Company in order to receive benefits in connection with a termination of employment described above (including the Severance Payments).

Non-Competition, Non-Solicitation and Non-Disclosure Agreements

Messrs. Hawken, Rose, Rosetta and Smart have each entered into a Non-Competition, Non-Solicitation and Non-Disclosure Agreement with the Company. Under their respective agreements, each of them has agreed to (i) restrictions on competitive activities during his employment, (ii) restrictions on solicitation during his employment and for two years following a termination of his employment, (iii) restrictions on disclosure of confidential information, (iv) restrictions on disparaging the Company and its affiliates, and (v) certain cooperation with the Company regarding any litigation to which the Company may be party. If the executive fails to comply with the restrictions on non-competition, non-solicitation and non-disclosure of confidential information under the agreement, he may be required to forfeit equity awards granted to him by the Company after the date that is three years before the breach of the obligation. Mr. Kilroy is subject to certain restrictive covenants under his amended and restated employment agreement, as described above.

Equity Awards

Under the terms of the 2006 Plan, if there is a change in control of the Company, each NEO’s outstanding awards granted under the plan will not automatically accelerate and become vested under the terms of the 2006 Plan. If, however, the awards will not continue, be substituted for, or assumed after the change in control event (that is, the awards are to be terminated in connection with the change in control event), the awards would generally become fully vested and, in the case of options, exercisable. The Committee also has discretion to establish other change in control provisions with respect to awards granted under the 2006 Plan.

As discussed above, each NEO may be entitled to accelerated vesting of the NEO’s outstanding equity awards in connection with a termination of the NEO’s employment in certain circumstances.

Our outstanding annual performance-based RSU awards granted to the NEOs generally provide that, in the event the NEO is entitled to accelerated vesting of the award in connection with such a termination of the NEO’s employment or in the event of a change in control of the Company, the number of shares subject to the award in such circumstances will be determined: (1) if the termination or change in control occurs in the first year of the performance period applicable to the award, (a) by pro-rating the FFO Per Share goals applicable to the award for a short performance year ending with the last fiscal quarter prior to the fiscal quarter in which the termination or change in control occurs and by measuring FFO Per Share performance for that short period (unless such a termination of employment occurs during the first two fiscal quarters of the year, or such a

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change in control occurs during the first fiscal quarter of the year, in which case the FFO Per Share goal will be deemed satisfied at the applicable “target” level; for a change in control that occurs during the second, third or fourth fiscal quarter of the year, the number of shares will be the greater of the number determined based on the “target” level of performance or the number determined by measuring actual performance for such shortened performance period), and (b) as to the annual growth in FAD per share and Average Debt to EBITDA Ratio goals applicable to the awards granted in 2017, as though the goals were satisfied at the applicable “target” levels; and (2) if the termination or change in control occurs at any time in the performance period applicable to the award, by measuring the Company’s TSR Percentile Ranking based on actual stock price performance through the date on which the termination or change in control occurs. In connection with a change in control, the awards will continue to be subject to the time-based vesting requirements applicable to the awards (subject to accelerated vesting of the awards should the award holder’s employment terminate in the circumstances described above or should the award be terminated and not assumed by a successor in connection with the change in control).

ESTIMATED SEVERANCE AND CHANGE IN CONTROL BENEFITS

The information in this section sets forth the value of benefits and payments to each of the NEOs upon the triggering events indicated and is based upon the terms of the employment agreements and equity award agreements in effect as of December 31, 2017, as described in “— Potential Payments Upon Termination or Change in Control” above. As required by applicable SEC rules, these estimated values assume that the triggering event took place on December 31, 2017. Except as otherwise described below in the context of a change in control of the Company, none of our NEOs is entitled to termination payments or benefits upon a voluntary resignation (without “good reason”) or upon a termination by the Company for cause. As of December 31, 2017, none of our NEOs was retirement eligible for purposes of any severance benefits under the terms of their employment agreements.

John Kilroy

Potential Payment/Benefit(1)	Change in Control (No Termination)	Termination Without Cause or For Good Reason	Death(2)	Disability
Cash Severance	—	$21,751,787	$ 7,250,596	$ 7,250,596
Medical Benefits	—	127,168	127,168	127,168
Accelerated Vesting(3)	—	29,521,646	29,521,646	29,521,646
Other Termination Perks/Benefits	—	392,304	—	392,304
Total	—	$51,792,905	$36,899,410	$37,291,714

(1)

The payment or provision to the executive by the Company of any remuneration, benefits or other financial obligations pursuant to the executive’s employment agreement including the severance payment and provision of severance benefits would be allocated between the Company and the Operating Partnership by the Compensation Committee based on a reasonable allocation method.

(2)

We make payments to Mr. Kilroy to cover premium payments incurred in connection with a supplemental life insurance policy pursuant to the terms of his employment agreement. In addition to the amounts payable by us shown in this column, Mr. Kilroy’s supplemental life insurance policy provides a $10,000,000 death benefit.

(3)

For purposes of the outstanding performance-based RSU awards, no adjustment was made based on the Company’s TSR Percentile Ranking because, had the applicable performance period ended on December 31, 2017, the multiplier would have been 100%. Additionally, for the 2017 outstanding performance-based RSU awards, no adjustment was made for the Average FAD Per Share Growth and the Average Debt to EBITDA Ratio.

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Jeffrey Hawken

Potential Payment/Benefit(1)	Change in Control (No Termination)	Termination Without Cause or For Good Reason	Death	Disability
Cash Severance	—	$11,803,127	$ 3,934,376	$ 7,868,751
Medical Benefits	—	127,168	127,168	127,168
Accelerated Vesting(2)	—	9,946,279	9,946,279	9,946,279
Other Termination Perks/Benefits	—	—	—	—
Total	—	$21,876,574	$14,007,823	$17,942,198

(1)

The payment or provision to the executive by the Company of any remuneration, benefits or other financial obligations pursuant to the executive’s employment agreement including the severance payment and provision of severance benefits would be allocated between the Company and the Operating Partnership by the Compensation Committee based on a reasonable allocation method.

(2)

For purposes of the outstanding performance-based RSU awards, no adjustment was made based on the Company’s TSR Percentile Ranking because, had the applicable performance period ended on December 31, 2017, the multiplier would have been 100%. Additionally, for the 2017 outstanding performance-based RSU awards, no adjustment was made for the Average FAD Per Share Growth and the Average Debt to EBITDA Ratio.

Tyler Rose

Potential Payment/Benefit(1)	Change in Control (No Termination)	Termination Without Cause or For Good Reason	Death	Disability
Cash Severance	—	$ 3,400,000	$1,700,000	$ 3,400,000
Medical Benefits	—	83,489	41,745	41,745
Accelerated Vesting(2)	—	6,915,521	6,915,521	6,915,521
Other Termination Perks/Benefits	—	—	—	—
Total	—	$10,399,010	$8,657,266	$10,357,266

(1)

The payment or provision to the executive by the Company of any remuneration, benefits or other financial obligations pursuant to the executive’s employment agreement including the severance payment and provision of severance benefits would be allocated between the Company and the Operating Partnership by the Compensation Committee based on a reasonable allocation method.

(2)

For purposes of the outstanding performance-based RSU awards, no adjustment was made based on the Company’s TSR Percentile Ranking because, had the applicable performance period ended on December 31, 2017, the multiplier would have been 100%. Additionally, for the 2017 outstanding performance-based RSU awards, no adjustment was made for the Average FAD Per Share Growth and the Average Debt to EBITDA Ratio.

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Stephen Rosetta

Potential Payment/Benefit	Change in Control (No Termination)	Termination Without Cause or For Good Reason	Death	Disability
Cash Severance(1)	—	$2,083,434	$2,083,434	$2,083,434
Medical Benefits	—	—	—	—
Accelerated Vesting	—	2,043,135	2,043,135	2,043,135
Other Termination Perks/Benefits	—	—	—	—
Total	—	$4,126,569	$4,126,569	$4,126,569

(1)

The cash severance amount includes the unvested portion of Mr. Rosetta’s $2,000,000 cash-settled make-whole award granted in 2017 in connection with his joining the Company as well as that award’s related earnings.

Justin Smart

Potential Payment/Benefit(1)	Change in Control (No Termination)	Termination Without Cause or For Good Reason	Death	Disability
Cash Severance	—	$3,400,000	$1,700,000	$3,400,000
Medical Benefits	—	83,489	41,745	41,745
Accelerated Vesting(2)	—	6,263,682	6,263,682	6,263,682
Other Termination Perks/Benefits	—	—	—	—
Total	—	$9,747,171	$8,005,427	$9,705,427

(1)

The payment or provision to the executive by the Company of any remuneration, benefits or other financial obligations pursuant to the executive’s employment agreement including the severance payment and provision of severance benefits would be allocated between the Company and the Operating Partnership by the Compensation Committee based on a reasonable allocation method.

(2)

For purposes of the outstanding performance-based RSU awards, no adjustment was made based on the Company’s TSR Percentile Ranking because, had the applicable performance period ended on December 31, 2017, the multiplier would have been 100%. Additionally, for the 2017 outstanding performance-based RSU awards, no adjustment was made for the Average FAD Per Share Growth and the Average Debt to EBITDA Ratio.

The preceding estimated severance and change in control benefits tables assume that equity awards outstanding under our 2006 Plan would be substituted for, assumed or otherwise continued following a change in control transaction. If the awards were not substituted for, assumed or otherwise continued following a change in control transaction (that is, the awards were to be terminated in connection with the transaction), they would generally accelerate and become fully vested. In these cases, the value of the accelerated equity award vesting would, for each NEO and assuming that the change in control and termination of the awards occurred on December 31, 2017, be the same as the accelerated vesting value set forth above for the NEO under the “Termination Without Cause or For Good Reason” column.

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CEO Pay-Ratio Disclosure

Pursuant to the Exchange Act, we are required to disclose in this Proxy Statement the ratio of the total annual compensation of our CEO to the median of the total annual compensation of all of our employees (excluding our CEO). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our CEO’s total compensation for 2017 was $11,468,701, and the median of the total 2017 compensation of all of our employees (excluding our CEO) was $133,617. Accordingly, we estimate the ratio of our CEO’s total compensation for 2017 to the median of the total 2017 compensation of all of our employees (excluding our CEO) to be 86 to 1.

We identified the median employee by taking into account the total cash compensation for 2017 for all individuals, excluding our CEO, who were employed by us or one of our affiliates on December 1, 2017, the first day of the last month of our fiscal year. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We did not make any assumptions, adjustments or estimates with respect to their total cash compensation for 2017, other than to annualize the base wages for any full-time employee not employed by us for the entire year. We believe total cash compensation for all employees is an appropriate measure because we do not distribute annual equity awards to all employees.

Once the median employee was identified as described above, that employee’s total annual compensation for 2017 was determined using the same rules that apply to reporting the compensation of our Named Executive Officers (including our CEO) in the “Total” column of the Summary Compensation Table, except that compensation under non-discriminatory benefit plans was also included in the calculation of the total annual compensation for 2017 for purposes of this pay-ratio disclosure. The 2017 total annual compensation amounts in the first paragraph of this pay-ratio disclosure include $40,050 and $9,577 of compensation for our CEO and the median employee, respectively, under non-discriminatory benefit plans. The total compensation amounts included in the first paragraph of this pay-ratio disclosure were determined based on that methodology.

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Equity Compensation Plan Information

The Company currently maintains one equity compensation plan, the 2006 Plan. The plan has been approved by the Company’s stockholders. The following table provides certain information as of December 31, 2017 with respect to shares of our common stock available for issuance under our equity compensation plans.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a))(1)
	(a)		(b)		(c)
Equity compensation plans approved by stockholders	2,159,755	(2)	$42.61	(3)	1,946,560
Equity compensation plans not approved by stockholders	N/A		N/A		N/A
Total	2,159,755		$42.61		1,946,560

(1)

Includes shares available for future grants under the 2006 Plan as of December 31, 2017. The shares available under the 2006 Plan may, subject to the limits of the 2006 Plan, be used for any type of award authorized under the 2006 Plan including stock options, restricted stock, SARs, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, RSUs, PIUs, performance bonus awards and performance-based awards.

(2)

Includes 26,500 stock options, 1,136,600 vested but deferred (not paid) RSUs and 996,655 unvested RSUs granted under the 2006 Plan. Does not include 22,884 shares of outstanding but unvested restricted stock.

(3)

Reflects the weighted-average exercise price of the 26,500 stock options included in column (a). This weighted-average exercise price does not reflect shares subject to restricted stock and RSU awards.

70	Kilroy Realty Corporation

Director Compensation

For their service on the Board, our non-employee directors receive cash compensation and an annual equity award. Our officers who are directors, specifically John Kilroy, are not paid any additional compensation for their service as a director.

Under our non-employee director compensation program in effect for 2017, each non-employee director received annual cash compensation of $55,000. In addition, if a non-employee director serves as our Lead Independent Director, the director will receive additional annual cash compensation of $50,000. Each non-employee director also received annual compensation for each committee of which he is a member, equal to $10,000 (in the case of the Audit Committee and the Compensation Committee) or $5,000 (in the case of the Governance Committee). The chair of each committee received additional annual cash compensation equal to $20,000 (in the case of the chair of the Audit Committee and the chair of the Compensation Committee) or $10,000 (in the case of the chair of the Governance Committee). In addition, the chair of the Succession Planning Committee established by the Board receives additional annual cash compensation equal to $10,000. Effective as of April 1, 2018, the Board has also approved annual compensation of $5,000 for each non-employee director serving as a member of the Succession Planning Committee, and $5,000 and $10,000 for each non-employee director serving as a member or the chair, respectively, of the Corporate Social Responsibility and Sustainability Committee.

Non-employee directors are reimbursed for reasonable expenses incurred to attend director and committee meetings and incident to their service as a director. Our non-employee directors may defer receipt of their cash compensation pursuant to the terms of our Deferred Compensation Plan.

In addition, each non-employee director receives an annual grant authorized under the 2006 Plan of RSUs or shares of restricted stock valued at $100,000 on the date of grant that vest in full on the date of the annual meeting of stockholders following the grant, subject to continued service. Each non-employee director grant provides that the RSUs or shares of restricted stock subject to the grant will vest in full in the event of a “change in control” of the Company (as defined in the 2006 Plan) or due to the non-employee director’s death or “disability” (as defined for purposes of Section 409A of the Internal Revenue Code). Our non-employee directors may defer receipt of their restricted stock awards pursuant to our Stock Award Deferral Program and may also elect a deferred payment date for any RSUs that they may receive. RSUs awarded to non-employee directors include the right to receive dividend equivalents (in the form of additional RSUs) based on the amount of dividends (if any) paid by the Company during the term of the award on a number of shares equal to the number of outstanding and unpaid RSUs then subject to the award. RSUs credited as dividend equivalents have the same vesting and payment terms as the original RSUs to which they relate. The Board also has discretion to determine the terms of any equity award for a newly elected or appointed member of the Board.

Under our minimum stock ownership guidelines for non-employee directors, each non-employee director is to own or to acquire, within five years of first becoming a director, shares of our common stock having a market value at least equal to five times the director’s annual retainer. As of December 31, 2017, all of our non-employee directors met the ownership requirement or were within the five-year period since first becoming a director to acquire the applicable level of ownership.

The Board may change the terms of our director compensation program from time to time.

Kilroy Realty Corporation	71

Director Compensation

DIRECTOR COMPENSATION TABLE — 2017

The following table sets forth summary information regarding our compensation practices for each of our non-employee directors for 2017. The compensation paid to Mr. Kilroy is presented in the executive compensation disclosures above. Mr. Kilroy is not entitled to receive additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Edward Brennan, PhD	$150,000	$100,000	—	—	—	—	$250,000
Jolie Hunt	$ 70,000	$100,000	—	—	—	—	$170,000
Scott Ingraham	$ 90,000	$100,000	—	—	—	—	$190,000
Gary Stevenson	$ 71,428	$100,000	—	—	—	—	$171,428
Peter Stoneberg	$ 80,000	$100,000	—	—	—	—	$180,000

(1)

The amounts reported in column (c) of the table above reflect the aggregate accounting fair value of stock awards computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The accounting fair value is based on the quoted closing share price of the Company’s common stock on the NYSE on the grant date.

On May 23, 2017, each of our non-employee directors received an annual award of 1,363 RSUs under the 2006 Plan in connection with the 2017 annual meeting of stockholders. Each of these awards had an accounting fair value at the grant date of $100,044, with the difference between that value and the $100,000 annual grant value described below attributable to rounding to a whole share increment, and will vest on the date of the Annual Meeting.

The aggregate number of unvested stock awards and the aggregate number of unexercised option awards outstanding as of December 31, 2017 for our non-employee directors are:

Director	Unvested Stock Awards	Unexercised Option Awards
Edward Brennan, PhD	1,379(1)	—
Jolie Hunt	1,921(2)	—
Scott Ingraham	1,379(1)	—
Gary Stevenson	1,655(1)	—
Peter Stoneberg	1,655(1)	—

(1)	These RSUs vest in full on the date of the Annual Meeting.

(2)	1,650 of these RSUs vest in full on the date of the Annual Meeting. The remaining 271 RSUs will vest on the date of the 2019 annual meeting of stockholders.

72	Kilroy Realty Corporation

Beneficial Ownership of Certain Stockholders

The following table sets forth certain information, as of March 31, 2018, regarding the beneficial ownership of common stock (or common stock issuable, at the Company’s option, upon the redemption of common limited partnership interests (the “Units”) in the Operating Partnership) for (i) each person or entity known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock (or common stock issuable, at the Company’s option, upon the redemption of Units); (ii) each director and director nominee and each NEO named in the Summary Compensation Table; and (iii) the current directors and executive officers of the Company as a group. Except as indicated below, all shares of common stock are owned directly, and the indicated person or entity has sole voting and investment power with respect to all of the shares of common stock beneficially owned by such person or entity other than restricted stock, as to which a person has sole voting power but no dispositive power. In preparing this table, the Company has relied upon information supplied by its officers, directors and certain stockholders, in addition to information contained in filings with the SEC.

Name of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)		Percentage of Outstanding Shares of Common Stock(2)
More than 5% Stockholders:
The Vanguard Group, Inc. and affiliates(3)	15,610,136		15.79%
Cohen & Steers, Inc. and affiliates(4)	13,264,801		13.42%
BlackRock, Inc.(5)	11,537,911		11.67%
Directors, Director Nominees and NEOs:
John Kilroy	1,540,092	(6)	1.54%
Jeffrey Hawken	415,398	(7)	*
Tyler Rose	108,794	(8)	*
Stephen Rosetta	—	(9)	*
Justin Smart	94,361	(10)	*
Scott Ingraham	31,581	(11)	*
Edward Brennan, PhD	20,768	(12)	*
Gary Stevenson	7,659	(13)	*
Peter Stoneberg	7,628	(14)	*
Jolie Hunt	5,482	(15)	*
All Directors and Executive Officers as a Group (10 persons):	2,231,763		2.22%
*	Represents less than 1.0% of the outstanding shares of our common stock.

(1)	Unless otherwise indicated, the address for each of the persons listed is c/o Kilroy Realty Corporation, 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064.

(2)

The number of shares of common stock beneficially owned by a stockholder is based on SEC regulations regarding the beneficial ownership of securities. The number of shares of common stock beneficially owned by a person includes any stock options or RSUs of such person that are vested or will vest within 60 days of March 31, 2018. The percentage of outstanding shares of common stock beneficially owned by a person is based on 98,839,708 shares of common stock outstanding as of March 31, 2018. Unless otherwise indicated, the percentage of outstanding shares of common stock beneficially owned by a person also assumes that all Units held by such beneficial owner are, upon redemption, exchanged for shares of common stock, that none of the Units held by other persons are so exchanged, that all options exercisable within 60 days of March 31, 2018 by such beneficial owner are exercised and that no options to acquire shares of common stock held by other persons are exercised, and that all RSUs held by such beneficial owner that vest within 60 days of March 31, 2018 are vested and paid and that no unvested RSUs held by other persons are vested.

(3)

Represents the number of shares of common stock beneficially owned as of December 31, 2017, as reported on Schedule 13G/A filed with the SEC on February 9, 2018, by The Vanguard Group, Inc. (“Vanguard”) either directly or through its affiliates. Such report indicates that Vanguard has sole voting power over 164,200 shares, shared voting power over 129,114 shares, sole dispositive power over 15,436,953 shares and shared dispositive power over 173,183 shares of common stock. The number of shares reported as beneficially owned by Vanguard in Vanguard’s Schedule 13G/A includes 6,662,719 shares,

Kilroy Realty Corporation	73

Beneficial Ownership of Certain Stockholders

representing 6.70% of our outstanding shares of common stock as of March 31, 2018, that Vanguard Specialized Funds —Vanguard REIT Index Fund (“Vanguard REIT Fund”) separately reported as beneficially owned in a Schedule 13G/A filed on February 2, 2018. Such report indicates that Vanguard REIT fund has sole voting power over 6,662,719 shares and no dispositive power over any shares of common stock. The address for Vanguard and Vanguard REIT Fund is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(4)

Represents the number of shares of common stock beneficially owned as of December 31, 2017, as reported on Schedule 13G/A filed with the SEC on February 14, 2018, by Cohen & Steers, Inc. (“Cohen”), either directly or through its affiliates. Such report indicates that Cohen has sole voting power over 7,845,170 shares, and sole dispositive power over 13,264,801 shares of common stock. The number of shares reported as beneficially owned by Cohen in Cohen’s Schedule 13G/A includes 13,096,352 shares reported as beneficially owned by Cohen & Steers Capital Management, Inc. (“Cohen Capital”), representing 13.25% of our outstanding shares of common stock as of March 31, 2018, and 168,449 shares reported as beneficially owned by Cohen & Steers UK Limited (“Cohen UK”), representing 0.17% of our outstanding shares of common stock as of March 31, 2018. Such report indicates that Cohen Capital has sole voting power over 7,792,544 shares and sole dispositive power over 13,096,352 shares of common stock. Such report indicates that Cohen UK has sole voting power over 52,626 shares and sole dispositive power over 168,449 shares of common stock. The address for Cohen and Cohen Capital is 280 Park Avenue, 10th Floor, New York, NY 10017. The address for Cohen UK is 50 Pall Mall 7th Floor, London, United Kingdom SW1Y 5JH.

(5)

Represents the number of shares of common stock beneficially owned as of December 31, 2017, as reported on Schedule 13G/A filed with the SEC on January 19, 2018, by BlackRock, Inc. (“BlackRock”) either directly or through its affiliates. Such report indicates that BlackRock has sole voting power over 11,107,583 shares and sole dispositive power over 11,537,911 shares of common stock. The address for BlackRock is 55 East 52nd Street, New York, New York 10055.

(6)

Includes (i) 783,192 shares of common stock issuable, at the Company’s option, upon the redemption of Units (including Units beneficially owned by Kilroy Airport Imperial Co. (“KAICO”) and allocated to Mr. Kilroy); (ii) 279,064 shares of common stock held directly; and (iii) 477,836 RSUs held directly that are vested or will vest within 60 days of March 31, 2018. Of the shares of common stock held directly by Mr. Kilroy, 42,645 shares are held in a brokerage account that is pledged as collateral for a secured credit line account in Mr. Kilroy’s name. This pledge of common stock meets all of the exceptions to the prohibition on pledging Company securities contained in the Company’s anti-pledging policy, as further described on page 46. Excludes 336,672 RSUs that are not vested and will not vest within 60 days of March 31, 2018.

(7)

Includes (i) 57,479 shares of common stock held directly; and (ii) 357,919 RSUs held directly that are vested or will vest within 60 days of March 31, 2018. Excludes 111,661 RSUs that are not vested and will not vest within 60 days of March 31, 2018.

(8)

Includes (i) 43,131 shares of common stock held directly; and (ii) 65,663 RSUs held directly that are vested or will vest within 60 days of March 31, 2018. Excludes 81,584 RSUs that are not vested and will not vest within 60 days of March 31, 2018.

(9)	Excludes 45,589 RSUs that are not vested and will not vest within 60 days of March 31, 2018.

(10)

Includes (i) 69,416 shares of common stock held directly; and (ii)24,945 RSUs held directly that are vested or will vest within 60 days of March 31, 2018. Excludes 74,168 RSUs that are not vested and will not vest within 60 days of March 31, 2018.

(11)	Includes (i) 4,000 shares of common stock held directly; and (ii) 27,581 RSUs held directly that are vested or will vest within 60 days of March 31, 2018.

(12)	Includes (i) 3,843 shares of common stock held directly; and (ii) 16,925 RSUs held directly that are vested or will vest within 60 days of March 31, 2018.

(13)	Includes 7,659 RSUs held directly that are vested or will vest within 60 days of March 31, 2018.

(14)	Includes (i) 1,727 shares of common stock held directly; and (ii) 5,901 RSUs held directly that are vested or will vest within 60 days of March 31, 2018.

(15)

Includes (i) 1,727 shares of common stock held directly; and (ii) 3,755 RSUs held directly that are vested or will vest within 60 days of March 31, 2018. Excludes 272 RSUs that are not vested and will not vest within 60 days of March 31, 2018.

74	Kilroy Realty Corporation

Other Matters

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Policy

Our Board has adopted a written Related Party Transactions Policy that is intended to comply with Item 404 of Regulation S-K and Article III, Section 7 of the Company’s Bylaws. The purpose of the policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) the Company (including any of its subsidiaries) was, is or will be a participant; (ii) the amount involved exceeds $120,000 in any calendar year; and (iii) a related party had, has or will have a direct or indirect material interest (a “Related Party Transaction”). For purposes of the policy, a related party is (a) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; (b) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (c) any immediate family member of any of the foregoing persons; or (d) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest (each such person, a “Related Person”). The policy also describes the procedures used to identify, review, approve and disclose, if necessary, any transaction between the Company and any subsidiary of the Company, on the one hand, and John B. Kilroy, Sr. (or his estate) or John B. Kilroy, Jr. and their respective affiliates (each such person, a “Principal Party”), on the other hand (a “Principal Party Transaction”).

Under the policy, our Governance Committee is responsible for reviewing and approving or ratifying each Related Person Transaction and Principal Party Transaction (individually and collectively, as applicable, an “Interested Transaction”). In determining whether to approve or ratify an Interested Transaction, the Governance Committee is required to consider the relevant facts and circumstances of the Interested Transaction available to the Governance Committee and to take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unaffiliated third party under the same or similar circumstances, the extent of the related party’s interest in the transaction and the conflicts of interest and corporate opportunity provisions of the Company’s Code of Conduct. If a Related Party Transaction falls within one of certain specified pre-approved transaction categories set forth in the policy, it shall not require review by the Governance Committee and shall be deemed approved.

No member of the Governance Committee who is a Related Party is permitted to vote on the approval or ratification of an Interested Transaction, but may, if requested by the Chair of the Governance Committee, participate in some or all of the Governance Committee’s discussions of the Interested Transaction.

In the event that an Interested Transaction would constitute a conflict of interest or a corporate opportunity under the Company’s Code of Conduct, the provisions of the Code of Conduct shall also apply to the Interested Transaction. Any such Interested Transaction may not be approved under the policy unless it is also approved in accordance with the provisions of the Code of Conduct and disclosed to the public to the extent required by law or the listing rules of the NYSE.

In addition, the Audit Committee is responsible for discussing with management and the independent auditor any related party transactions brought to the Audit Committee’s attention which could reasonably be expected to have a material impact on the Company’s financial statements.

Certain Transactions with Related Persons

During 2016, the Company entered into a time-sharing agreement with each of Messrs. Kilroy, Hawken, Rose and Smart for the lease from time to time on a time sharing basis by such executive officers of an aircraft that is owned by the Company. Pursuant to each time-sharing agreement, these executive officers pay the Company for the aggregate incremental cost of their respective personal use of the aircraft. These amounts are calculated based on the variable operating costs of the flight (subject to applicable maximum payment levels established under Federal Aviation Administration rules) and include, among other things, fuel, crew travel expenses, any insurance for the flight, landing fees and airport taxes, customs and foreign permit fees, in-flight food and beverages and certain other miscellaneous costs. Fixed costs that do not change based on usage are excluded. Each executive officer pays to the Company an upfront deposit of an amount reasonably estimated to cover the anticipated payments for the executive’s personal use of the aircraft based upon the projected number of trips and their

Kilroy Realty Corporation	75

Other Matters

duration and profiles. The Company deducts from the deposited amount the actual payments incurred by each executive under the time-sharing agreement.

Mr. Rosetta previously served as Vice Chairman of Brokerage Services at C&W until June 2017. While serving as an independent contractor to C&W, Mr. Rosetta entered into an arrangement with C&W whereby he would receive a portion of the commissions paid by the Company to C&W for closing certain identified acquisition and leasing transactions which were in process prior to his departure from C&W in June 2017. In connection with this arrangement, the Company paid approximately $705,000 to C&W in 2017, of which approximately $401,000 was received by Mr. Rosetta, and the Company expects to pay an additional approximately $2.7 million to C&W in 2018, of which approximately 55% to 65% is expected to be realized by Mr. Rosetta.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities (collectively, “Insiders”), to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities of the Company. Insiders are required by regulation of the SEC to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of the Section 16(a) reports furnished to the Company by the Insiders or written representations from the Insiders that no other reports were required with respect to the year ended December 31, 2017, all Insiders timely filed all Section 16(a) reports required to be filed by them for 2017, with the exception of a Form 5 for Dr. Brennan reporting, on an untimely basis, the sale of shares of common stock.

PROPOSALS AND NOMINATIONS FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

Stockholder Proposals and Nomination of Director Candidates Not Intended for Inclusion in Proxy Materials. A stockholder seeking to present a proposal or nominate a director for election to our Board at the 2019 annual meeting of stockholders but not intending for such proposal or nomination to be included in the proxy statement for the meeting must comply with the advance notice requirements set forth in our Bylaws. The Company’s Bylaws require a stockholder desiring to present a proposal or nominate a director for the 2019 annual meeting of stockholders to provide written notice to the Company’s Secretary at the Company’s principal executive offices (i) not earlier than December 24, 2018, 150 days prior to the one-year anniversary of the Annual Meeting, and not later than January 23, 2019, 120 days prior to such one-year anniversary, or (ii) if the date of the 2019 annual meeting of stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, not later than the 120th day prior to such annual meeting of stockholders or, if later, the 10th day following the day on which public disclosure of the date of the annual meeting of stockholders was first made. Other specifics regarding the notice procedures, including the required content of the notice, can be found in Section 2 of Article II (with respect to stockholder proposals) and Section 2 of Article III (with respect to director nominations) of our Bylaws.

Proposals for Inclusion in Proxy Materials. A stockholder seeking to have a proposal included in the Company’s proxy statement for the 2019 annual meeting of stockholders must comply with Rule 14a-8 under the Exchange Act, which sets forth the requirements for including stockholder proposals in Company-sponsored proxy materials. In accordance with Rule 14a-8, any such proposal must be received by the Company’s Secretary at the Company’s principal executive offices by December 13, 2018, which is 120 days prior to the one-year anniversary of the date this Proxy Statement was first mailed or made available to stockholders. However, if the date of the 2019 annual meeting of stockholders changes by more than 30 days from the one-year anniversary of the date of the Annual Meeting, then such proposals must be received a reasonable time before the Company begins to print and send its proxy materials for the 2019 annual meeting of stockholders.

Director Nominations for Inclusion in Proxy Materials (Proxy Access). Under certain circumstances specified in our Bylaws, a stockholder, or group of up to twenty stockholders, owning at least 3% of the Company’s outstanding common stock continuously for at least the prior three years, may nominate for election to our Board and inclusion in the Company’s proxy statement for its annual meeting of stockholders up to 25% of the number of directors then serving on our Board. The Company’s Bylaws require a stockholder desiring to nominate a director for inclusion in the Company’s proxy materials for the 2019 annual meeting of stockholders to provide written notice to the Company’s Secretary at the Company’s principal executive offices (i) not earlier than December 24, 2018, 150 days prior to the one-year anniversary of the Annual Meeting,

76	Kilroy Realty Corporation

Other Matters

and not later than January 23, 2019, 120 days prior to such one-year anniversary, or (ii) if the date of the 2019 annual meeting of stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, not later than the 120th day prior to such annual meeting of stockholders or, if later, the 10th day following the day on which public disclosure of the date of the annual meeting of stockholders was first made. Other specifics regarding the foregoing proxy access right, including the required content of the notice and certain other eligibility and procedural requirements, can be found in Section 3 of Article III of our Bylaws.

Stockholder proposals or director nominations submitted to the Company’s Secretary that do not comply with the above requirements may be excluded from the Company’s proxy statement and/or may not be brought before the 2019 annual meeting of stockholders, as applicable. For specific information with respect to the process for recommending a director candidate, see “Corporate Governance at Kilroy Realty Corporation — Stockholder-Recommended Director Candidates” above.

Kilroy Realty Corporation	77

Questions and Answers About the Annual Meeting and Voting Procedures

Why did I receive a notice in the mail regarding Internet availability of the proxy materials instead of a paper copy of the proxy materials?

Pursuant to SEC rules, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record, while brokers, banks and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice to the beneficial owners. All stockholders will have the ability to access the proxy materials, including this Proxy Statement and our 2017 Annual Report, on the website referred to in the Notice or to request to receive a printed copy of the proxy materials. Instructions on how to request a printed copy by mail or electronically, including an option to request paper copies on an ongoing basis, may be found in the Notice and on the website referred to in the Notice. If a stockholder properly requests paper copies of this Proxy Statement, we intend to mail the Proxy Statement, together with a proxy card, to such stockholder within three business days of his or her request.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will be asked to consider and vote on the following matters, as well as any other business properly brought before the Annual Meeting:

•	Proposal No. 1: Elect as directors the six nominees named in this Proxy Statement.

•	Proposal No. 2: Approve, on an advisory basis, the compensation of our NEOs.

•	Proposal No. 3: Ratify the appointment of Deloitte as our independent auditor for the fiscal year ending December 31, 2018.

What are the Board’s recommendations on each of the proposals?

The Board recommends that stockholders vote:

1.	“FOR” each of the Board’s six nominees for election to the Board: John Kilroy, Edward Brennan, PhD, Jolie Hunt, Scott Ingraham, Gary Stevenson and Peter Stoneberg;

2.	“FOR” approval, on an advisory basis, of the compensation of our NEOs; and

3.	“FOR” ratification of the appointment of Deloitte as our independent auditor for the fiscal year ending December 31, 2018.

Who is entitled to vote?

Only the holders of record of the shares of our common stock at the close of business on March 15, 2018 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter voted upon at the Annual Meeting. As of the Record Date, 98,839,708 shares of common stock were outstanding.

May I attend the Annual Meeting?

You may attend the Annual Meeting if you were a stockholder of record or a beneficial holder of shares of common stock at the close of business on the Record Date, or you hold a valid legal proxy for the Annual Meeting. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your being admitted to the Annual Meeting. You should also be prepared to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. If you are not a stockholder of record but you are a beneficial holder of shares of common stock because you hold your shares in “street name,” you should provide proof of beneficial ownership as of the Record Date, such as an account statement reflecting your stock ownership as of the Record Date, a copy of the Notice or voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership, as well as your photo identification, for admission. We reserve the right to determine the validity of any purported proof of beneficial ownership. If you do not have proof of ownership, you may not be admitted to the Annual Meeting. Cameras, recording devices and other

78	Kilroy Realty Corporation

Questions and Answers About the Annual Meeting and Voting Procedures

electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions. For directions to the Annual Meeting, contact the Company in writing at 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064, Attn: Secretary or by telephone at (310) 481-8400.

How do I vote?

You may vote by submitting a proxy or voting instructions prior to the Annual Meeting or you may vote by attending the Annual Meeting and voting in person.

Submitting a Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares of common stock as a record holder and you are viewing this Proxy Statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a printed copy of this Proxy Statement, you may vote your shares by completing, dating and signing the proxy card that was included with this Proxy Statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

Submitting Voting Instructions for Shares Registered in Street Name. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive instructions from your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, if you received a printed copy of this Proxy Statement, you may submit your voting instructions by completing, dating and signing the voting instruction form that was included with this Proxy Statement and promptly returning it in the preaddressed, postage paid envelope provided to you. If you vote by Internet or telephone, then you need not return a written voting instruction form by mail.

Vote in Person at the Annual Meeting. If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note that if your shares are held of record by a broker, bank or other nominee and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you present a legal proxy, issued in your name from your broker, bank or other nominee.

What is the deadline for voting my shares if I do not attend the Annual Meeting?

If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. Eastern time on May 22, 2018 in order for your shares to be voted at the Annual Meeting. If you are a stockholder of record and you received a printed set of proxy materials, you also have the option of completing, signing, dating and returning the proxy card enclosed with the proxy materials before the Annual Meeting in order for your shares to be voted at the meeting. If you are a beneficial owner of shares of our common stock, please comply with the deadlines included in the voting instructions provided by the bank, broker or other nominee that holds your shares.

Can I revoke or change my vote after I submit my proxy or voting instructions?

A stockholder of record may revoke a previously submitted proxy at any time before it is exercised by (i) delivering a later dated proxy card or by submitting another proxy by telephone or the Internet (your latest telephone or Internet voting instructions will be followed); (ii) delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting; or (iii) by voting in person at the Annual Meeting. Simply attending the Annual Meeting will not revoke your proxy. If your shares are held in “street name,” you must contact your broker, bank or other nominee to find out how to change or revoke your voting instructions. Any change to your proxy that is provided by telephone or the Internet must be submitted by 11:59 p.m. Eastern time on May 22, 2018.

How will my shares be voted on the proposals at the Annual Meeting?

The shares of common stock represented by all properly submitted proxies will be voted at the Annual Meeting as instructed or, if no instruction is given, will be voted “FOR” each of the director nominees named in Proposal No. 1, “FOR” Proposal No. 2 and “FOR” Proposal No. 3.

Kilroy Realty Corporation	79

Questions and Answers About the Annual Meeting and Voting Procedures

If you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the street name holder. Proposal No. 3 (the ratification of the appointment of Deloitte as our independent auditor for the fiscal year ending December 31, 2018) is considered routine under applicable rules of the NYSE, while each of the other proposals to be submitted for a vote of stockholders at the Annual Meeting is considered non-routine. Accordingly, if you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote on Proposal No. 3 at the Annual Meeting, but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for determining the presence of a quorum at the Annual Meeting and will be voted on Proposal No. 3 in the manner directed by your broker, but your shares will constitute “broker non-votes” on each of the other items at the Annual Meeting.

How will voting on any other business be conducted?

As to any other business that may properly come before the Annual Meeting, all properly submitted proxies will be voted by the proxyholders named in the proxy card, in their discretion. We do not presently know of any other business that may come before the Annual Meeting.

What constitutes a quorum?

A majority of the shares of common stock issued and outstanding on the Record Date must be represented at the Annual Meeting in person or by proxy to constitute a quorum for the transaction of business at the Annual Meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

What vote is required to approve each proposal?

Proposal No. 1 — Election of Directors. Each director nominee will be elected at the Annual Meeting if he or she receives a majority of the votes cast with respect to his or her election (that is, the number of votes cast “FOR” the nominee must exceed the number of votes cast “AGAINST” the nominee). This majority voting standard is discussed further under “Proposal 1 —Election of Directors — Vote Required.”

Proposal No. 2 — Advisory Approval of Compensation of our NEOs. The affirmative vote of a majority of votes cast at the Annual Meeting will be required for the Say-on-Pay vote. The Say-on-Pay vote is advisory only, and therefore not binding on the Company, the Compensation Committee or our Board. Although non-binding, our Board values the opinions that our stockholders express with their votes and the votes will provide information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation in the future.

Proposal No. 3 — Ratification of the Appointment of Deloitte as our Independent Auditor. The affirmative vote of a majority of votes cast at the Annual Meeting will be required for the approval of the ratification of the appointment of Deloitte as our independent auditor for the fiscal year ending December 31, 2018.

Note on “Abstentions” and “Broker Non-Votes.” For purposes of determining the number of votes cast, only shares voted “FOR” or “AGAINST” are counted. Abstentions and broker non-votes are not treated as votes cast, although they are counted for purposes of determining whether a quorum is present at the Annual Meeting.

80	Kilroy Realty Corporation

General Information

PROXY SOLICITATION EXPENSES

The cost of soliciting proxies will be borne by the Company. These costs will include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s common stock. Proxies may be solicited by directors, officers and employees of the Company in person or by mail, telephone, email or facsimile transmission, but such persons will not be specifically compensated therefor. The Company may use the services of Innisfree M&A Incorporated, a third-party solicitor, to solicit proxies for the Annual Meeting for a fee that we do not expect to exceed $15,000 plus a reasonable amount to cover expenses.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by the Company may be inspected without charge and copies obtained upon payment of prescribed fees from the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 (1-800-SEC-0330), or by way of the SEC’s Internet address, http://www.sec.gov.

The Company will provide without charge to each person solicited hereby, upon the written or oral request of any such persons, copies of the Company’s and the Operating Partnership’s Annual Report on Form 10-K for the year ended December 31, 2017, including financial statements and financial statement schedules. Requests for such copies should be addressed to: Kilroy Realty Corporation, 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064, Attn: Secretary; telephone (310) 481-8400.

A copy of the Company’s Bylaws referenced in this Proxy Statement may be obtained without charge by request to the Company’s Secretary at the Company’s principal executive offices. Requests should be addressed to: Kilroy Realty Corporation, 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064, Attn: Secretary; telephone (310) 481-8400.

You may also access additional information about the Company at our Internet address, http://www.kilroyrealty.com. References to our website throughout this Proxy Statement are provided for convenience only and the content on our website does not constitute a part of this Proxy Statement.

OTHER MATTERS

We do not know of any other matter that will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting or any adjournment(s) or postponement(s) thereof, which may properly be acted upon, the proxies solicited hereby will be voted at the discretion of the named proxy holders.

As permitted by the Exchange Act, only one copy of our proxy materials is being delivered to stockholders of record residing at the same address and who did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically, unless such stockholders have notified us of their desire to receive multiple copies of our proxy materials. This is known as householding. We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at an address to which only one copy was mailed. Stockholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should contact us. Requests for additional copies or requests for householding for this year or future years should be directed in writing to our principal executive offices at 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064, Attn: Secretary or by telephone at (310) 481-8400.

You may vote on the Internet, or if you are receiving a paper copy of this Proxy Statement, by telephone (if available), or by completing and mailing a proxy card or voting instruction form in the preaddressed, postage paid envelope provided to you. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the meeting.

Kilroy Realty Corporation	81

General Information

WE URGE YOU TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON. If you attend the Annual Meeting and vote in person, your proxy will not be used.

April 12, 2018

By Order of the Board of Directors,

Tyler Rose

Executive Vice President,

Chief Financial Officer and Secretary

82	Kilroy Realty Corporation

Appendix A – Reconciliation of Non-GAAP Financial Measures

FUNDS FROM OPERATIONS (“FFO”), FFO PER SHARE, ADJUSTED FFO AND ADJUSTED FFO PER SHARE

FFO:

We calculate funds from operations available to common stockholders and common unitholders, or “FFO,” in accordance with the White Paper on FFO approved by the Board of Governors of NAREIT. The White Paper defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures. Our calculation of FFO includes the amortization of deferred revenue related to tenant-funded tenant improvements and excludes the depreciation of the related tenant improvement assets. We also add back net income attributable to noncontrolling common units of the Operating Partnership because we report FFO attributable to common stockholders and common unitholders.

We believe that FFO is a useful supplemental measure of our operating performance. The exclusion from FFO of gains and losses from the sale of operating real estate assets allows investors and analysts to readily identify the operating results of the assets that form the core of our activity and assists in comparing those operating results between periods. Also, because FFO is generally recognized as the industry standard for reporting the operations of REITs, it facilitates comparisons of operating performance to other REITs. However, other REITs may use different methodologies to calculate FFO, and accordingly, our FFO may not be comparable to all other REITs.

Implicit in historical cost accounting for real estate assets in accordance with GAAP is the assumption that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies using historical cost accounting alone to be insufficient. Because FFO excludes depreciation and amortization of real estate assets, we believe that FFO along with the required GAAP presentations provides a more complete measurement of our performance relative to our competitors and a more appropriate basis on which to make decisions involving operating, financing and investing activities than the required GAAP presentations alone would provide.

However, FFO should not be viewed as an alternative measure of our operating performance because it does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which are significant economic costs and could materially impact our results from operations.

Adjusted FFO:

Adjusted FFO is calculated as FFO, adjusted for original issuance costs of redeemed preferred stock, loss and additional interest on early extinguishment of debt, and a one-time property damage settlement payment received in 2016.

FFO per share:

FFO per share is calculated as FFO divided by the weighted average common shares/units and restricted stock units (“RSUs”) outstanding. FFO per share is used in this Proxy Statement as defined in this Appendix A, except when such term is capitalized (i.e., “FFO Per Share”) and used in the context of the performance-based RSUs (where the defined term on page 55 will apply).

Adjusted FFO per share:

Adjusted FFO per share is calculated as Adjusted FFO divided by the weighted average common shares/units and RSUs outstanding.

Kilroy Realty Corporation	A-1

Appendix A – Reconciliation of Non-GAAP Financial Measures

The following table presents our FFO, FFO per share, Adjusted FFO and Adjusted FFO per share for the years ended December 31, 2017 and 2016:

(unaudited, $ in thousands, except per share amounts)

	Year Ended December 31,
	2017	2016
FUNDS FROM OPERATIONS:
Net income available to common stockholders	$151,249	$ 280,538
Adjustments:
Net income attributable to noncontrolling common units of the Operating Partnership	3,223	6,635
Net income attributable to noncontrolling interests in consolidated property partnerships	12,780	3,375
Depreciation and amortization of real estate assets	241,862	213,156
Gains on sales of depreciable real estate	(39,507)	(164,302)
Funds from Operations attributable to noncontrolling interests in consolidated property partnerships	(22,820)	(5,660)
Funds From Operations(1)(2)	$ 346,787	$ 333,742
Weighted average common shares/units outstanding — diluted(3)	102,056	96,592
FFO per common share/unit — diluted(2)	$ 3.40	$ 3.46
Funds From Operations(1)(2)	$346,787	$ 333,742
Adjustments:
Original issuance costs of redeemed preferred stock	7,589	—
Loss and additional interest on early extinguishment of debt	5,954	—
One-time property damage settlement payment	—	(5,000)
Adjusted Funds From Operations(1)(2)	$ 360,330	$ 328,742
Weighted average common shares/units outstanding — diluted(3)	102,056	96,592
Adjusted FFO per common share/unit — diluted(2)	$ 3.53	$ 3.40

(1)	Reported amounts are attributable to common stockholders, common unit holders and restricted stock unit holders.
(2)	FFO includes amortization of deferred revenue related to tenant-funded tenant improvements of $16.8 million and $13.2 million for the year ended December 31, 2017 and 2016, respectively.
(3)

Calculated based on weighted average shares outstanding including participating and non-participating share-based awards (i.e. non-vested stock and certain time-based RSUs), dilutive impact of stock options and contingently issuable shares and assuming the exchange of all common limited partnership units outstanding.

NET OPERATING INCOME AND SAME STORE NET OPERATING INCOME (ON A GAAP AND CASH BASIS )

Net Operating Income:

We believe that Net Operating Income (“NOI”) is a useful supplemental measure of our operating performance. We define NOI as consolidated operating revenues (rental income, tenant reimbursements and other property income) less consolidated property and related expenses (property expenses, real estate taxes, provision for bad debts and ground leases). Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs.

Because NOI excludes general and administrative expenses, interest expense, depreciation and amortization, acquisition-related expenses, other non-property income and losses, and gains and losses from property dispositions, it provides a

A-2	Kilroy Realty Corporation

Appendix A – Reconciliation of Non-GAAP Financial Measures

performance measure that, when compared year over year, reflects the consolidated revenues and expenses directly associated with owning and operating commercial real estate and the impact to operations from trends in occupancy rates, rental rates and operating costs, providing a perspective on operations not immediately apparent from net income. We use NOI to evaluate our operating performance on a portfolio basis since NOI allows us to evaluate the impact that factors such as occupancy levels, lease structure, rental rates and tenant base have on our results, margins and returns. In addition, we believe that NOI provides useful information to the investment community about our financial and operating performance when compared to other REITs since NOI is generally recognized as a standard measure of performance in the real estate industry.

However, NOI should not be viewed as an alternative measure of our financial performance since it does not reflect general and administrative expenses, acquisition-related expenses, interest expense, depreciation and amortization costs, other non-property income and losses, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, or trends in development and construction activities which are significant economic costs and activities that could materially impact our results from operations.

Same Store NOI (on a GAAP and Cash Basis):

We believe that Same Store NOI is a useful supplemental measure of our operating performance. Same Store NOI represents the consolidated NOI for all of the properties that were owned and included in our stabilized portfolio for two comparable reporting periods. Because Same Store NOI excludes the change in NOI from developed, redeveloped, acquired and disposed of and held for sale properties, it highlights operating trends such as occupancy levels, rental rates and operating costs on properties. Same Store Cash NOI represents the consolidated GAAP NOI for all of the properties that were owned and included in our stabilized portfolio for two comparable reporting periods, adjusted for non-cash revenue and non-cash expenses in both periods. Other REITs may use different methodologies for calculating Same Store GAAP and Cash NOI, and accordingly, our Same Store GAAP and Cash NOI may not be comparable to other REITs.

However, Same Store NOI should not be viewed as an alternative measure of our financial performance since it does not reflect the operations of our entire portfolio, nor does it reflect the impact of general and administrative expenses, acquisition-related expenses, interest expense, depreciation and amortization costs, other non-property income and losses, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, or trends in development and construction activities which are significant economic costs and activities that could materially impact our results from operations.

Kilroy Realty Corporation	A-3

Appendix A – Reconciliation of Non-GAAP Financial Measures

The following table reconciles our net income available to common stockholders to NOI and Same Store NOI for the years ended December 31, 2017 and 2016:

(unaudited, $ in thousands)

	Year Ended December 31,
	2017	2016

Net Income Available to Common Stockholders	$ 151,249	$ 280,538

Net income attributable to noncontrolling common units of the Operating Partnership	3,223	6,635

Net income attributable to noncontrolling interests in consolidated property partnerships	12,780	3,375

Preferred dividends	13,363	13,250

Net Income	$ 180,615	$ 303,798

Adjustments:

General and administrative expenses	60,581	57,029

Acquisition-related expenses	—	1,902

Depreciation and amortization	245,886	217,234

Interest income and other net investment gains	(5,503)	(1,764)

Interest expense	66,040	55,803

Loss on early extinguishment of debt	5,312	—

Net (gain) loss on sale of land	(449)	295

Gains on sales of depreciable operating properties	(39,507)	(164,302)

Net Operating Income, as defined	$ 512,975	$ 469,995

Non-Same Store GAAP Net Operating Income	(86,812)	(48,583)

Same Store GAAP Net Operating Income	$ 426,163	$ 421,412

GAAP to Cash Adjustments:

GAAP Operating Revenues Adjustment, net	(29,441)	(35,198)

GAAP Operating Expenses Adjustments, net	1,670	(206)

Same Store Cash Net Operating Income	$ 398,392	$ 386,008

FUNDS AVAILABLE FOR DISTRIBUTION (“FAD”), FAD PER SHARE, AND FAD PAYOUT RATIO

Funds Available for Distribution:

We believe that FAD is a useful supplemental measure of the Company’s liquidity. We compute FAD by adding to FFO the non-cash amortization of deferred financing costs, debt discounts and premiums and share-based compensation awards and amortization of above (below) market rents for acquisition properties, then subtracting recurring tenant improvements, leasing commissions and capital expenditures and eliminating the net effect of straight-line rents, amortization of deferred revenue related to tenant improvements, adjusting for other lease related items and after adjustment for amounts attributable to noncontrolling interests in consolidated property partnerships. FAD provides an additional perspective on our ability to fund cash needs and make distributions to stockholders by adjusting FFO for the impact of certain cash and non-cash items, as well as adjusting FFO for recurring capital expenditures and leasing costs. We also believe that FAD provides useful information to the investment community about our financial position as compared to other REITs since FAD is a liquidity measure used by other REITs. However, other REITs may use different methodologies for calculating FAD and, accordingly, the Company’s FAD may not be comparable to other REITs.

A-4	Kilroy Realty Corporation

Appendix A – Reconciliation of Non-GAAP Financial Measures

FAD per share:

FAD per share is calculated as FAD divided by the weighted average common shares/units outstanding. FAD per share is used in this Proxy Statement as defined in this Appendix A.

FAD Payout Ratio:

FAD Payout Ratio is calculated as annual dividends accrued to common stockholders and common unitholders (excluding dividend equivalents accrued to restricted stock unitholders) divided by FAD. FAD Payout Ratio is used in this Proxy Statement as defined in this Appendix A.

The following table presents our FAD and FAD per share for the years ended December 31, 2017 and 2016:

(unaudited, $ in thousands, except per share amounts)

	Year Ended December 31,
	2017	2016
Net Income Available to Common Stockholders	$ 151,249	$ 280,538
Adjustments:
Net income attributable to noncontrolling common units of the Operating Partnership	3,223	6,635
Net income attributable to noncontrolling interests in consolidated property partnerships	12,780	3,375
Depreciation and amortization of real estate assets	241,862	213,156
Gains on sales of depreciable real estate	(39,507)	(164,302)
Funds from Operations attributable to noncontrolling interests in consolidated property partnerships	(22,820)	(5,660)
Funds From Operations	$ 346,787	$ 333,742

Adjustments:
Recurring tenant improvements, leasing commissions and capital expenditures	(91,287)	(66,013)
Amortization of deferred revenue related to tenant-funded tenant improvements(1)	(16,767)	(13,244)
Net effect of straight-line rents	(31,523)	(29,629)
Amortization of net below market rents(2)	(8,528)	(7,166)
Amortization of deferred financing costs and net debt discount/premium	1,895	1,345
Non-cash amortization of share-based compensation awards	19,046	21,064
Original issuance costs of redeemed preferred stock	7,589	—
Other lease related adjustments, net(3)	1,778	4,168
Adjustments attributable to non-controlling interests in consolidated property partnerships	6,495	1,470
Funds Available for Distribution	$ 235,485	$ 245,737
Weighted average common shares/units outstanding — diluted(4)	102,056	96,592

FAD per common share/unit — diluted(5)	$ 2.31	$ 2.54

Kilroy Realty Corporation	A-5

Appendix A – Reconciliation of Non-GAAP Financial Measures

(1)	Represents revenue recognized during the period as a result of the amortization of deferred revenue recorded for tenant-funded tenant improvements.
(2)	Represents the non-cash adjustment related to the acquisition of buildings with above and/or below market rents.
(3)	Includes other non-cash adjustments attributable to lease-related GAAP revenue recognition timing differences.
(4)

Calculated based on weighted average shares outstanding including participating and non-participating share-based awards (i.e. nonvested stock and certain time-based RSUs), dilutive impact of stock options and contingently issuable shares and assuming the exchange of all common limited partnership units outstanding.

(5)	Reported amounts are attributable to common stockholders, common unitholders and restricted stock unitholders.

The following table presents a reconciliation of GAAP net cash provided by operating activities to FAD:

(unaudited, $ in thousands)

	Year Ended December 31,
	2017	2016
GAAP Net Cash Provided by Operating Activities	$347,012	$345,054
Adjustments:
Recurring tenant improvements, leasing commissions and capital expenditures	(91,287)	(66,013)
Loss on early extinguishment of debt	(5,312)	—
Net gain (loss) on sale of land	449	(295)
Preferred dividends	(5,774)	(13,250)
Depreciation of non-real estate furniture, fixtures and equipment	(4,024)	(4,078)
Provision for uncollectible tenant receivables	(1,517)	—
Net changes in operating assets and liabilities(1)	20,566	(6,175)
Noncontrolling interests in property partnerships’ share of FAD	(16,325)	(4,190)
Cash adjustments related to investing and financing activities	(8,303)	(5,316)
Funds Available for Distribution	$235,485	$245,737

(1)

Primarily includes changes in the following assets and liabilities: marketable securities; current receivables; prepaid expenses and other assets; accounts payable, accrued expenses and other liabilities; and rents received in advance and tenant security deposits.

ADJUSTED NET INCOME AVAILABLE TO COMMON STOCKHOLDERS AND EBITDA, AS ADJUSTED

Adjusted Net Income Available to Common Stockholders:

Adjusted net income available to common stockholders is calculated by adjusting net income available to common stockholders to exclude gains on sales of depreciable operating properties, loss on early extinguishment of debt, original issuance costs of redeemed preferred stock and a one-time property damage settlement payment.

EBITDA, as Adjusted:

We believe that consolidated earnings before interest expense, depreciation and amortization, gain/loss on early extinguishment of debt, gains and losses on depreciable real estate, net income attributable to noncontrolling interests, preferred dividends and distributions, original issuance costs of redeemed preferred stock and preferred units, and impairment losses (“EBITDA, as adjusted”) is a useful supplemental measure of our operating performance. When considered with other GAAP measures and FFO, we believe EBITDA, as adjusted, gives the investment community a more complete understanding of our consolidated operating results, including the impact of general and administrative expenses and acquisition-related expenses, before the impact of investing and financing transactions and facilitates comparisons with competitors. We also believe it is appropriate to present EBITDA, as adjusted, as it is used in several of our financial covenants for both our secured and unsecured debt. However, EBITDA, as adjusted, should not be viewed as an alternative measure of

A-6	Kilroy Realty Corporation

Appendix A – Reconciliation of Non-GAAP Financial Measures

our operating performance since it excludes financing costs as well as depreciation and amortization costs which are significant economic costs that could materially impact our results of operations and liquidity. Other REITs may use different methodologies for calculating EBITDA, as adjusted, and, accordingly, our EBITDA, as adjusted, may not be comparable to other REITs.

The following table presents a reconciliation of net income available to common stockholders to adjusted net income available to common stockholders to EBITDA, as adjusted:

(unaudited, $ in thousands)

	Year Ended December 31,
	2017	2016
Net Income Available to Common Stockholders	$ 151,249	$ 280,538
Adjustments:
Gains on sales of depreciable real estate	(39,507)	(164,302)
Original issuance costs of redeemed preferred stock	7,589	—
Loss and additional interest on early extinguishment of debt	5,954	—
One-time property damage settlement payment	—	(5,000)
Adjusted Net Income Available to Common Stockholders	$ 125,285	$ 111,236
Adjustments:

Interest expense	66,040	55,803
Depreciation and amortization	245,886	217,234
Gains on sales of depreciable real estate	39,507	164,302
Net income attributable to noncontrolling common units of the Operating Partnership	3,223	6,635
Net income attributable to noncontrolling interests in consolidated property partnerships	12,780	3,375
Preferred dividends	5,774	13,250
Additional interest expense in connection with early redemption of debt	(642)	—
One-time property damage settlement payment	—	5,000
EBITDA, as Adjusted	$ 497,853	$ 576,835

Kilroy Realty Corporation	A-7

WHERE INNOVATION WORKS

KILROY REALTY CORPORATION 12200 WEST OLYMPIC BOULEVARD SUITE 200 LOS ANGELES, CA 90064 ATTN: JOSEPH MAGRI	VOTE BY INTERNET - www.proxyvote.com

Use the Internet including the proxy materials, to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E40024-P04078	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KILROY REALTY CORPORATION

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	For	Against	Abstain
Nominees:
	1a. John Kilroy	☐	☐	☐

	1b. Edward Brennan, PhD	☐	☐	☐	The Board of Directors recommends you vote FOR proposal 3:		For	Against	Abstain

	1c. Jolie Hunt	☐	☐	☐	3.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditor for the fiscal year ending December 31, 2018.	☐	☐	☐
	1d. Scott Ingraham	☐	☐	☐

	1e. Gary Stevenson	☐	☐	☐

	1f. Peter Stoneberg	☐	☐	☐	NOTE: At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.
The Board of Directors recommends you vote FOR proposal 2:
2.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers.	☐	☐	☐
		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the 2018 Annual Meeting of Stockholders:

The Notice of Annual Meeting, Proxy Statement and 2017 Annual Report

on Form 10-K are available at www.proxyvote.com.

E40025-P04078

KILROY REALTY CORPORATION

Annual Meeting of Stockholders

May 23, 2018, 8:30 AM PDT

This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of Kilroy Realty Corporation (the “Company”) acknowledge(s) receipt of a copy of the proxy statement for the Company’s 2018 Annual Meeting of Stockholders and, revoking any proxy heretofore given, hereby appoint(s) John Kilroy and Tyler Rose, and each of them, with full power of substitution, as proxies for the undersigned and to vote all the shares of common stock of the Company held of record by the undersigned on March 15, 2018, at the Annual Meeting of Stockholders to be held on May 23, 2018, or any adjournments or postponements thereof, and otherwise to represent the undersigned at the meeting with discretionary authority as to any and all other business that may properly come before the meeting and with all powers possessed by the undersigned as if personally present at the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE; AND “FOR” PROPOSALS 2 AND 3.

Continued and to be signed on reverse side